    As filed with the Securities and Exchange Commission on October 26, 2000
                                                        Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                 TRINAGY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                              7372                            95-4822603
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)        Classification Code Number)            Identification No.)

                        19191 S. Vermont Ave., 9th Floor
                           Torrance, California 90502
                                 (310) 630-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                                David P. Woodall
                            Chief Executive Officer
                        19191 S. Vermont Ave., 9th Floor
                           Torrance, California 90502
                                 (310) 630-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
        Robert M. Mattson, Jr.                        Brian K. Beard
          Charles S. Kaufman                        Jeffrey A. Mullins
           Craig S. Mordock                            Rod Teasley
          Brandon C. Parris                GUNDERSON DETTMER STOUGH VILLENEUVE
       MORRISON & FOERSTER LLP                  FRANKLIN & HACHIGIAN, LLP
19900 MacArthur Boulevard, 12th Floor          2700 Via Fortuna, Suite 300
       Irvine, California 92612                    Austin, Texas 78746
            (949) 251-7500                            (512) 732-8400

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================
         Title of Each Class of                Proposed Maximum            Amount of
      Securities to be Registered         Aggregate Offering Price(1) Registration Fee(1)
-----------------------------------------------------------------------------------------
Common Stock, $.0001 par value..........          $75,000,000               $19,800
=========================================================================================

(1) Estimated solely for purpose of calculating the amount of the registration fee. This estimate is made in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission becomes effective. This prospectus is not + +an offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any jurisdiction where the offer or sale is not           +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED OCTOBER 26, 2000

PRELIMINARY PROSPECTUS

                                       Shares

                      [LOGO OF TRINAGY, INC. APPEARS HERE]

                                  Common Stock

                                  -----------

This is an initial public offering of      shares of our common stock. We are
selling all of the shares of common stock offered under this prospectus.

There is currently no public market for our common stock. We currently anticipate that the initial public offering price for our shares will be
between $   and $   per share. We have applied to have our common stock
approved for quotation on the Nasdaq National Market under the symbol "TRGY".

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 to read about risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public offering price............................................... $     $
Underwriting discounts and commissions.............................. $     $
Proceeds, before expenses, to us.................................... $     $

                                  -----------

We have granted the underwriters a 30-day option to purchase up to an
additional      shares of common stock from us at the initial public offering price less the underwriting discount. The underwriters expect to deliver the
shares on or about       , 2001.

                                  -----------

Bear, Stearns & Co. Inc.
           CIBC World Markets
                       Wit SoundView
                              C.E. Unterberg, Towbin

                  The date of this prospectus is       , 2000

                   [DESCRIPTION OF GRAPHICS ON INSIDE COVER]

     [The top half of the page consists of a graphic depiction of a sunrise. In the upper left hand corner of the page appears the Trinagy logo. The lower half of the page consists of a black strip. The sentence "Imagine what you can see today." appears on the black strip in white print. In the lower right hand corner of the page there is a vertical red rectangle. The word "TREND" appears in the red rectangle in black print.]

                [DESCRIPTION OF GRAPHICS ON INSIDE FRONT COVER]

   [This graphic is divided into three columns entitled from left to right, "Collection," "Processing" and "Reporting." Each column is subdivided into three separate horizontal tiers entitled from top to bottom, "Global Tier," "Regional Tier" and "Local Tier." The Global Tier of the Collection column contains images of computer equipment labeled "Data Sources" connecting to images of pipes labeled "Data Pipes" connecting to an image labeled "Servers." A broken arrow drops down from the Servers on the Global Tier and branches off to a graphic of regional servers on the Regional Tier. The broken arrow continues down from the Regional Tier and connects to local servers on the Local Tier. To the left of the local servers appears a graphic labeled "Call Record System" which is connected by a data pipe connecting to the local servers. Directly below the graphic labeled Call Record System appears a graphic in the shape of a cloud labeled "SNMP and Non-SNMP Agents" connected by a data pipe connecting to the local servers. Below the column entitled Collection appears seven bullet points. The first bullet point reads, "TREND's caching pollers interrogate network devices and data stores for network activity, availability and performance data." The second bullet point reads, "DataPipes collect, reformat and then insert data into open platform TREND servers." The third bullet point reads, "simple network management protocol (SNMP) data can be collected via DataPipes." The fourth bullet point reads, "Other available DataPipes collect data from non-SNMP sources." The fifth bullet point reads, "DataPipe development tools ease creation of custom DataPipes to capture information from other data sources such as operational support systems (OSS)/business support systems (BSS), Radius servers and voice over IP (VoIP) gateways." The sixth bullet point reads, "TREND pollers, DataPipes, TREND servers, TRENDweb servers and Database servers are deployed in a variety of configurations to meet each customer's unique requirements." The seventh bullet point reads, "Provisioning, asset and other OSS/BSS related information can be collected centrally and then automatically distributed to localized servers."

   In the Global Tier of the Processing column are three images of computer equipment labeled "TREND Clients" connected to a cloud graphic labeled "Network." From the Network cloud, an arrow with dashes moves to the right and connects with a graphic similar to that of the global servers in the Global Tier section of the Collection column. An arrow with dashes also connects the Servers to the Network cloud. A second arrow drops down from the Network cloud and connects to a graphic similar to that of the graphic on the Regional Tier section of the Collection column. A third arrow with dashes drops down from the Network cloud and connects to a graphic similar to that of the graphic on the local tier of the Collection column. An arrow labeled "Processed Data" moves straight up from the graphic of the local servers on the Local Tier to the graphic of the regional servers on the Regional Tier. Another arrow labeled "Processed Data" moves straight up from the graphic of the regional servers on the Regional Tier and connects to the graphic of the global servers on the Global Tier. Below the column entitled "Processing" appears four bullet points. The first bullet point reads, "TREND servers process, aggregate and prepare collected data for report presentation." The second bullet point reads, "Data aggregation and statistical analysis options, including time-based summarization are supported." The third bullet point reads, "Summarized or unnecessary data is automatically aged and moved from TREND server databases." The fourth bullet point reads, "Processed data is automatically forwarded to centralized or specialized TREND servers for further processing and correlation."

   In the Global Tier of the Reporting column an arrow with dashes labeled "TREND Server Data" moves from a graphic similar to that in the Collection and Processing column straight to the right and branches off into a series of vertically aligned images of computer equipment labeled from top-to-bottom:
"Billing System;" "Provisioning System;" "Asset Management System;" "Customer Relationship Management;" "Help Desk;" "Other Database Applications;" and "Other Reporting Applications." The same arrow with dashes branches off and drops down and connects to a graphic in the shape of a cloud labeled "Network" on the Regional Tier. A second arrow with dashes labeled "TRENDweb Server Data drops down from the global servers and connects to the Network cloud on the Regional Tier. To the left of the Network cloud appears an image identical to the regional servers in the Collection and Processing column. From the regional servers one broken arrow labeled "TRENDweb Server Data" and a second broken arrow labeled "TREND Server Data" move straight to the right and connects to the Network cloud. Arranged concentrically around the Network cloud is a series of four images of computer equipment with lines connecting the images to the Network cloud. A graphic identical to the local servers appears in the Local Tier with one broken arrow labeled "TRENDweb Server Data" and a second broken arrow labeled "TRENDserver Data" connecting the local server to the Network cloud. From the right portion of the Network cloud, two graphics in the shape of documents appear vertically above each other, both connected to the Network cloud and labeled from top-to-bottom:
"Report Packs" and "Custom Reports." To the right of each of the images labeled "ReportPack" and "Custom Reports" a straight line connects to vertical graphics in the shape of a larger documents that contains faint images of small graphs and text appearing on the interior of the graphic. Below the column entitled Reporting appears four bullet points underneath. The first bullet point reads, "TREND ReportPacks provide predefined reporting solutions for key devices, applications and networking technologies." The second bullet point reads, "ReportPacks include executive summary capacity planning, service level management and other views of network and system performance." The third bullet point reads, "Users can customize existing reports or create new reports using TRENDweb." The fourth bullet point reads, "The open platform database and TREND server export data utilities and support integration with other systems including OSS/BSS and reporting applications." At the bottom right corner of the graphic is the Trinagy logo.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   4
Forward-Looking Statements...............................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  30
Management...............................................................  42
Certain Transactions.....................................................  53
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Legal Matters............................................................  65
Experts..................................................................  65
Where You Can Find Additional Information................................  65
Index to Consolidated Financial Statements............................... F-1

                               PROSPECTUS SUMMARY

   This summary highlights information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, particularly the risks of investing in our common stock discussed under the caption "Risk Factors" and the consolidated financial statements and accompanying notes before you decide to buy our common stock.

                                    Trinagy

Our Business

   We provide a highly scalable and flexible service level management software solution that is designed to address the needs of network service providers and large enterprises. Our TREND software products monitor, analyze and report on the performance and quality of service of information technology (IT) infrastructures, which consist of network devices, servers and server-based applications. Our solution offers customers a user-friendly interface to proactively manage their IT resources by analyzing global and specific network resource activity levels and trends, anticipating future demand and preparing customized reports.

   As organizations rely upon more complex communication networks, they are increasingly outsourcing their network infrastructures to service providers. This trend toward outsourcing has led many of these providers to introduce new, differentiated services and to bundle infrastructure management solutions into their overall service packages. Businesses that outsource their network infrastructures are demanding guaranteed levels of network performance through formal service level agreements. The use of these agreements has created a need for service level management software that can provide the insight needed to assess network performance and build personalized services.

   Our TREND software products are built on a distributed architecture that allows data to be collected, processed and analyzed locally, regionally or centrally. This distributed architecture also makes our solution highly scalable, which enables customers to deploy additional products and systems as their networks and IT systems expand or diversify. We believe that our TREND software products offer increased revenue opportunities for service providers, proactive network planning capabilities for network engineers and increased benefits for network end users such as reduced downtime and greater productivity.

   As of September 30, 2000 we had over 400 customers worldwide, including network service providers such as AT&T, BT, IBM and Verizon, and enterprises such as FedEx, General Electric and Staples. We sell our software to network service providers and large enterprises worldwide primarily through our direct sales organization. In addition, we have established relationships with strategic marketing partners, systems integrators, network equipment vendors, service providers and resellers to help us achieve broader market penetration. For example, we recently entered into a global pass-thru reseller agreement with Nortel Networks.

   Our goal is to become the leading supplier of service level management software. To achieve this goal we intend to:

  . maintain a leadership position in the network service provider market;

  . maintain and broaden our technology leadership position;

  . leverage our existing customer base;

  . expand our indirect sales channel; and

  . expand our global presence.

   As of September 30, 2000, we had 147 full time employees, including 66 in sales and marketing, 46 in research and development, 23 in customer service and 12 in administrative.

   We were incorporated in California in November 1988 as DeskTalk Systems, Inc. We began doing business as Trinagy in September 2000. We plan to reincorporate in Delaware as Trinagy, Inc. prior to the completion of this offering. Our principal executive offices are located at 19191 S. Vermont Avenue, 9th Floor, Torrance, California 90502. Our telephone number at that location is (310) 630-1000.

                                  The Offering

 Common stock offered by Trinagy ...................      shares

 Common stock to be outstanding after the offering..      shares

 Use of proceeds.................................... We intend to use the net proceeds from the offering
                                                     for general corporate
                                                     purposes, including
                                                     working capital and
                                                     capital expenditures. See
                                                     "Use of Proceeds" on page
                                                     16 for more detailed
                                                     information.

 Proposed Nasdaq National Market symbol............. TRGY

   The number of shares of common stock to be outstanding after this offering is based on shares of our common stock outstanding as of June 30, 2000. This calculation:

  . includes an aggregate of 6,558,828 shares of common stock to be issued upon conversion of all of our outstanding shares of preferred stock outstanding on that date;

  . excludes 239,851 shares of common stock issuable upon exercise of warrants outstanding on that date at a weighted average exercise price of $1.98 per share;

  . excludes 5,020,247 shares of common stock to be issued upon exercise of options outstanding as of that date at a weighted average exercise price of $1.38 per share;

  . excludes 950,630 shares reserved for future issuance under our existing stock plans;

  . excludes 2,500,000 shares that will be available for issuance under our 2001 Stock Incentive Plan upon completion of this offering and annual increases in the number of shares authorized under that plan beginning January 1, 2002; and

  . excludes 1,000,000 shares that will be available for future issuance under our 2001 Employee Stock Purchase Plan upon completion of this offering and annual increases in the number of shares authorized under that plan beginning January 1, 2002.

   For a more detailed discussion of our capital stock and stock option plans please refer to notes 7 and 8 to the financial statements, "Management-- Employee Benefit Plans" on page 47, and "Description of Capital Stock" on page 57.

   Unless we indicate otherwise, all information contained in this prospectus assumes that:

  . we will have effected a 3 for 2 split of our common stock prior to this offering;

  . all outstanding shares of convertible preferred stock will be converted into common stock on a 3 for 2 basis upon completion of this offering;

  . our certificate of incorporation will have been amended to, among other things, authorize 5,000,000 shares of undesignated preferred stock and 100,000,000 shares of common stock; and

  .  the underwriters have not exercised their over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following table sets forth our summary consolidated financial data for the periods indicated. You should read this information together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                            Six Months
                                                     Year Ended December 31,              Ended June 30,
                                            --------------------------------------------  ----------------
                                               1995      1996   1997     1998     1999     1999     2000
                                            ----------- ------ -------  -------  -------  -------  -------
                                            (unaudited)                                     (unaudited)
Consolidated Statement of Operations Data:
Revenues:
 Software licenses........................    $1,044    $2,277 $ 3,602  $ 4,524  $ 6,912  $ 2,642  $ 5,826
 Services.................................       339       645   1,135    1,953    3,390    1,730    2,138
                                              ------    ------ -------  -------  -------  -------  -------
  Total revenues..........................     1,383     2,922   4,737    6,477   10,302    4,372    7,964
                                              ------    ------ -------  -------  -------  -------  -------
Gross profit..............................     1,299     2,594   4,067    4,788    7,672    3,198    6,061
Operating income (loss) ..................        53       143  (2,247)  (5,970)  (7,770)  (3,404)  (4,965)
Net income (loss) ........................        50       180  (2,243)  (6,140)  (7,622)  (3,282)  (4,857)
                                              ======    ====== =======  =======  =======  =======  =======
Basic and diluted net income (loss) per
 share....................................    $ 0.02    $ 0.05 $ (0.53) $ (1.39) $ (1.16) $ (0.71) $ (0.69)
                                              ======    ====== =======  =======  =======  =======  =======
Shares used in computing basic and diluted
 net loss per share ......................     2,699     3,414   4,214    4,425    6,552    4,595    7,056
                                              ======    ====== =======  =======  =======  =======  =======
Pro forma basic and diluted net income
 (loss) per share (unaudited).............                                       $ (0.71)          $ (0.36)
                                                                                 =======           =======
Shares used in computing pro forma basic
 and diluted net loss per share
 (unaudited)..............................                                        10,707            13,615
                                                                                 =======           =======

   The pro forma loss per common share assumes the conversion of all outstanding shares of convertible preferred stock into common stock on a 3 for 2 basis upon completion of this offering. See note 12 of the notes to consolidated financial statements.

                                                             As of June 30, 2000
                                                             -------------------
                                                                 (unaudited)
                                                             Actual  As Adjusted
                                                             ------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents................................... $11,368     $
Working capital ............................................   7,670
Total assets ...............................................  17,102
Total stockholders' equity .................................   8,855

   The as adjusted data summarized above adjusts the actual amounts to reflect
the application of the net proceeds from the sale of           shares of common
stock offered by us at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

Our operating results may fluctuate as a result of factors outside our control, which could cause our stock price to fluctuate or decline.

   Our operating results have fluctuated in the past, and are likely to fluctuate significantly in the future based upon a number of factors related to our industry and the markets for our products. We have little or no control over many of these factors. We operate in a highly dynamic industry and future results could be subject to significant fluctuations, particularly on a quarterly basis. As a result, our quarterly revenues and operating results may fail to meet or exceed the expectations of securities analysts and investors, which could cause the market price for our common stock to decline substantially. Factors that may contribute to the fluctuation of our operating results and volatility of our stock price include:

  . the demand for our products and services;

  . the timing of sales of our products and services;

  . the timing of customer orders and product implementations;

  . the introduction of new products and enhanced services by us or our competitors;

  . deferrals of customer orders in anticipation of software enhancements;

  . unexpected delays in introducing new products and services;

  . changes in our competitors' pricing policies;

  . changes in the mix of our sales, including the mix between higher margin software products and relatively lower margin services;

  . technological changes in IT infrastructures, which could require us to modify our products or develop new products;

  . market acceptance of our products; and

  . changes in customer purchasing cycles.

   In addition, we have experienced and may continue to experience seasonality in the sales of our products and services. We have historically experienced greater sales growth during the fourth quarter and reduced sales growth in the first quarter. Moreover, sales of our products and services in Europe and other parts of the world are significantly reduced during our third quarter due to the reduction of business activities by many of our customers. Due to these factors and those discussed above, investors should not rely on quarter-to-quarter comparisons of our results of operations as indicators of future performance.

We have incurred losses since 1997 and we expect to incur losses for the foreseeable future.

   We have incurred net losses and losses from operations for each period since 1997 and we expect to incur losses for the foreseeable future. We incurred net losses of $2.2 million, $6.1 million and $7.6 million for the years ended December 31, 1997, 1998 and 1999, and $4.9 million for the six months ended June 30, 2000.

We had an accumulated deficit of $17.5 million as of December 31, 1999 and $22.0 million as of June 30, 2000. We expect to continue to incur substantial operating losses for the foreseeable future. We cannot predict the extent of our future losses or when we may become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability in the future. We expect to incur increasing sales and marketing, research and development and general and administrative expenses. As a result, we will need to significantly increase our revenues to achieve profitability. Although our revenues have increased, our growth may not continue at the current rate or at all.

We are growing rapidly, and our failure to manage this growth could harm our business.

   We have experienced and are currently experiencing a period of significant growth. Our full-time employees increased from 61 at December 31, 1998 to 97 at December 31, 1999 to 147 at September 30, 2000. This growth has placed a significant strain on our resources. We expect that any future growth would cause similar or increased strains on our resources. As part of this growth, we will have to implement new operational and financial systems and procedures and controls; expand, train and manage our employee base; and maintain close coordination among our technical, accounting, finance, marketing and sales staffs. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be adversely affected.

   Several members of our senior management joined us in 2000. Although we believe that these individuals are currently integrated with the other members of our management team, we cannot assure you that our management team will be able to continue to work together effectively or to manage our growth successfully. We believe that the successful integration of our management team is critical to our ability to manage our operations effectively and support our anticipated future growth.

Our sales cycles are long and unpredictable, which makes period-to-period revenues difficult to predict.

   Because the market for our network performance management software products and related services is new, we experience long and unpredictable sales cycles. The sales cycle for our network performance management software typically ranges from two to six months. In the early stages of this market, our customers have frequently viewed the purchase of our products as part of a long-term strategic decision regarding the management of their IT infrastructure. This decision process has sometimes resulted in customers taking a long period of time to assess alternative solutions by our competitors or deferring a purchase decision until the market evolves. Sales cycles continue to be long and the timing of purchase decisions by individual customers remains at times uncertain. We must continue to educate potential customers on the use and benefits of our products and services, as well as the integration of our products and services with additional software applications utilized by the individual customers. Because our sales cycle is long and the timing of individual orders is uncertain, our period-to-period revenues may be difficult to predict.

Our revenues depend in large part on service providers, including telecommunications companies, and any adverse trend in these customers' markets could adversely affect our results of operations.

   We have historically generated significant portions of our revenues by licensing our products to customers in the service provider industry, which include telecommunications companies, Internet service providers (ISPs), application service providers (ASPs) and other outsourcers. For the year ended December 31, 1999 and the six months ended June 30, 2000, revenues from customers in the service provider industry represented 75% and 68% of our total revenues. We expect that a significant portion of our revenues will continue to be attributable to the licensing of our products to customers in the service provider industry. Our future performance depends significantly upon the service provider market generally and any adverse trend in that market would have a harmful effect on our business and results of operations. In particular, if service provider customers incorporate fewer of our solutions as part of their product and service offerings to service users, our business could be adversely affected.

We may be unable to attract or retain highly skilled employees that are necessary for the success and growth of our business.

   Our ability to grow and be successful depends on our continuing ability to attract, motivate and retain highly skilled employees. We depend on the continued services of senior management and other personnel, particularly David Woodall, our Chief Executive Officer. We do not currently maintain a key person life insurance policy on our Chief Executive Officer. As we continue to grow, we will need to hire additional personnel in all operational areas. Competition for personnel in our industry is intense. We have experienced in the past and expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting or retaining such personnel, our business could be adversely affected.

Our future growth depends on our ability to expand internationally, and factors specific to international expansion may prevent us from achieving this growth.

   We have a limited history of marketing, selling and supporting our products and services internationally. We first established a presence in the United Kingdom in April 1998. Revenues from customers outside North America represented 23% and 32% of our total revenues for the year ended December 31, 1999 and the six months ended June 30, 2000. We intend to expand our international operations to achieve additional growth, but we may face significant challenges to our international expansion. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. To expand internationally we must hire and train qualified personnel to staff and manage our international operations. However, we may experience difficulties in recruiting and training an international staff. We must also be able to enter into strategic relationships with companies in international markets. If we are not able to maintain successful strategic relationships internationally or recruit additional companies to enter into strategic relationships, our future growth could be limited.

   To achieve broad acceptance in some international markets, particularly Asia, we may need to localize our products to handle native languages in these markets. Localizing our products is a complex process and we intend to work with third parties to develop these localized products. To date, we have not localized our products for any international market and we cannot assure you that our localization efforts will be successful.

   We also face other risks inherent in conducting business internationally, such as:

  . difficulties in collecting accounts receivable and longer collection periods;

  . seasonal business activity in certain parts of the world;

  . potentially adverse tax consequences;

  . fluctuations in currency exchange rates;

  . political and economic instability; and

  . trade barriers.

   Any of these factors could seriously harm our international operations and, consequently, our business.

Our business will suffer if we do not significantly expand and manage our direct sales force and our indirect sales channels.

   We sell our network performance management software products primarily through our direct sales force. We must significantly expand our direct sales operations to increase our revenues. We cannot be certain that we will be successful in these efforts. Our products and services require sophisticated sales efforts and our ability to increase our direct sales operation will depend on our ability to attract, train, motivate and retain top sales people with effective sales skills and advanced technical knowledge. Competition for qualified sales personnel is intense in our industry. Moreover, new sales personnel require training and take time to achieve full productivity. If we are unable to hire or retain qualified sales personnel, if newly hired personnel fail to develop the necessary skills, or if they reach productivity more slowly than anticipated, we may be unable to grow our revenues as rapidly as planned, if at all, and our business could be harmed.

   In addition, to increase our sales, we must, among other things, further expand and manage our indirect sales channels through agreements with distributors, systems integrators and resellers. Software license revenues through our indirect channels comprised approximately 10% and 20% of our total software license revenues for the year ended December 31, 1999 and the six months ended June 30, 2000. If we are unable to expand and manage these indirect sales channels, if the parties within our indirect sales channels are unable or unwilling to effectively market and sell our products, or if we lose existing relationships with these parties, we might not be able to increase our revenues and our business and results of operations could be significantly harmed.

Customer satisfaction and demand for our products will depend on our ability to expand our services organization.

   We believe that growth in our product license revenues depends on our ability to provide our customers with services to assist with support, training, consulting and initial implementation and deployment of our products. As a result, we plan to increase the number of service personnel to meet these needs. New service personnel will require training and take time to reach full productivity. We may not be able to attract, motivate or retain a sufficient number of highly qualified service personnel. Competition for qualified service personnel is intense due to the limited number of people who have the requisite knowledge and skills. To meet our customers' needs for services, we may also need to use more costly third-party consultants to supplement our own services group. In addition, we could experience delays in recognizing revenue if our services group fails to complete implementations in a timely manner.

Our inability to maintain and establish new relationships with strategic partners could cause our revenues to decline.

   We have developed strategic joint product development and marketing relationships that include developing compatible products, cross training personnel and implementing joint marketing. We intend to continue to develop new relationships with strategic partners. Our success will depend largely upon our ability to develop and maintain these and similar relationships and on the performance and success of these third parties. We may not be able to further develop and fully benefit from our existing relationships. In addition, we have established these relationships only recently, and we cannot predict the degree to which we will be able to develop compatible products or successful joint marketing programs. If we are unable to establish and maintain these relationships, our future sales volume may decline. In addition, our current agreements with our strategic partners are not exclusive, and these partners may develop relationships with our competitors.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth.

   We currently anticipate that our available cash and cash equivalents, together with the proceeds of this offering, available borrowings under our line of credit and proposed increases to that line, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We may need to raise additional funds, however, to respond to business contingencies which may include the need to:

  . fund more rapid expansion;

  . fund additional marketing expenditures;

  . develop new or enhance existing products and services;

  . enhance our operating infrastructure;

  . hire additional personnel;

  . respond to competitive pressures; or

  . acquire complementary businesses or necessary technologies.

   If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services or otherwise respond to competitive pressures would be significantly limited.

Because we rely on our TREND software products and related services for substantially all of our revenues, our failure to commercialize them successfully or to offer additional products could weaken our competitive position and adversely affect our business.

   We currently derive substantially all of our revenues from licensing fees and services related to our TREND software products. We anticipate that revenues from these products and services will continue to account for substantially all of our revenues for the foreseeable future. Broad market acceptance of our TREND software products is, therefore, critical to our future success, and any factor adversely affecting sales or pricing levels of these products could have an adverse affect on our business, results of operations and financial condition. In addition, we cannot assure you that market acceptance of our products will increase or even remain at current levels. Factors that may affect the market acceptance of our TREND software products include the availability and price of competing products and technologies and the success of our sales efforts and those of our marketing partners.

   Our future performance will also depend in part on the successful development, introduction, and marketing of new and enhanced products. We cannot assure you that we will be able to develop, introduce and market any new or enhanced products, and our failure to do so would have an adverse effect on our business, results of operations and financial condition. Furthermore, in order to be successful in this emerging market, we must be able to differentiate ourselves from our competitors through our products and service offerings and brand name recognition. We may not be successful in differentiating ourselves or achieving widespread market acceptance of our products and services. In addition, organizations that have already invested substantial resources in other methods of managing their computer hardware and software systems may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing management products.

The inability of our products to operate with the products used by our present and potential customers would harm our revenues.

   Our products are designed to operate on a variety of hardware and software platforms employed by our customers in their networks. We must continually modify and enhance our products to keep pace with changes in hardware and software platforms and database technology. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by hardware and software vendors could materially adversely impact our business, operating results or financial condition. The failure of our products to operate effectively across the various existing and evolving versions of hardware and software platforms and database environments could have a material adverse effect on our business, operating results or financial condition.

We face intense competition, which could affect our ability to acquire and retain customers, increase our revenues and our market share.

   Our market is intensely competitive, and we expect competition to intensify in the future. Our failure to maintain and enhance our competitive position could seriously harm our business. Our customers' requirements and the technology available to satisfy those requirements are continually changing. Therefore, we must be able to respond to these changes in order to remain competitive. Our competitors vary in size and in the scope and breadth of products and services offered.

   Our primary source of competition comes from suppliers of comparable products, including Concord Communications, CrossKeys Systems, InfoVista, NetScout Systems and Quallaby. Other sources of actual or potential competition include:

  . suppliers of system management products, such as BMC Software, Computer
    Associates, Compuware, Hewlett-Packard and Tivoli Systems (an IBM company);

  . providers of other network management products, such as Micromuse, Objective Systems Integrators, Visual Networks and Lucent Technologies (through its VitalSuite product);

  . parties who act as outsourcers of network infrastructure management services; and

  . organizations' internal design and development teams that produce customized applications for their specific needs.

   Many of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have broader name recognition and more extensive customer bases that they could leverage, thereby gaining market share to our detriment. They may be able to undertake more extensive promotional activities, adopt more aggressive pricing strategies, and offer purchasers more attractive terms than we can. Our competitors may develop products that are superior to ours or that achieve greater market acceptance. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their products to address customer needs.

   Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business would be seriously harmed.

We rely on third-party software incorporated in our products and any impaired relations with these third parties, errors in the third-party software or inability to enhance the software over time could harm our business.

   We rely on third-party software that we license from a number of suppliers. We currently rely on a license with Sybase for the database our TREND software products use to store data gathered through our software solution. We also rely on Merant to provide an interface between the database and our TREND software products and Allaire to enable Java servlet technology to be embedded in the TREND software products. These licenses may not continue to be available to us on commercially reasonable terms or at all. It may be difficult for us to replace any third-party software if a vendor seeks to terminate our license to the software. If these licenses become unavailable to us on reasonable terms or at all, our business would be materially and adversely affected. In addition, it may be more difficult for us to correct any errors in third-party software that we license because the software is not within our control. We expect to incorporate additional third-party software into our products as we expand our product line and broaden our service offerings and may have to rely on strategic relationships or other third parties to expand the functionality of our product line.

Software defects could lead to loss of revenues or delay the market acceptance of our products.

   Our network performance management software products are complex and, accordingly, may contain undetected errors or failures when first introduced or as new versions are released. This may result in loss of, or delay in, market acceptance of our products. We have in the past discovered software errors in our new releases and new products after their introduction. In the event that we experience significant software errors in future releases, we could experience delays in release, customer dissatisfaction and potentially lost revenues during the period required to correct these errors. We may in the future discover errors or scalability limitations in new releases or new products after the commencement of commercial shipments.

We could be subject to potential product liability and warranty claims by customers if our products were to interfere with the operations of our customers' other software applications.

   Our products are integrated with our customers' networks and software applications. The sale and support of our products may entail the risk of product liability or warranty claims based on disruption to these networks or applications. In addition, the failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Although we carry general liability insurance, our current insurance coverage would likely be insufficient to protect us from all liability that may be imposed under these types of claims. A material product liability claim could seriously harm our results of operations.

Our success depends in part upon our ability to protect our intellectual property, but we may not be able to do so adequately.

   Our success depends in large part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret protection, confidentiality and nondisclosure agreements and licensing arrangements to establish and protect our intellectual property rights. We license rather than sell our products and require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

   We have no patents or current patent applications pending. Our future patents, if any, may be successfully challenged or may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products, or design around our proprietary intellectual property.

We may face costly damages or litigation costs if a third party claims that we infringe its intellectual property.

   Software products such as ours are increasingly subject to third-party infringement claims as the number of competitors in our industry grows and the functionality of products in different industry segments overlap. In addition, former employers of our current and future employees may assert that our employees have disclosed confidential or proprietary information to us. Any of these claims even if they are without merit, could:

  . be expensive and time consuming to defend;

  . cause us to cease making, licensing or using software that incorporates the challenged intellectual property;

  . cause software shipment and installation delays;

  . require us to redesign our software, if feasible; or

  . divert management's attention and resources.

   In addition, as a result of intellectual property claims against us, with or without merit, we may be required to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business. A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the affected product without redeveloping it or incurring significant additional expenses.

Any future acquisitions of companies or technologies may result in the distraction of our management and disruptions to our business.

   We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time, we may engage in discussions and negotiations with companies regarding our acquiring or investing in their businesses, products, services or technologies. We may not be able to identify suitable acquisition or investment candidates in the future, or if we do identify suitable candidates, we may not be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty assimilating that company's personnel, operations, technology or products and service offerings with our own. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders. In addition, the accounting treatment for any acquisition transaction may result in significant goodwill, which, when amortized, will negatively affect our net income. As of the date of this prospectus, we have no agreement to enter into any investment or acquisition transaction.

                         Risks Related to Our Industry

The market for network and systems management software is evolving, and if this market does not develop as anticipated, our revenues could decline.

   We derive all of our revenues from software licenses and related services that are designed to allow service providers and enterprises to monitor, analyze and report on the performance and quality of service of their IT infrastructures, including networks, servers and applications. Accordingly, if the market for network and systems management software does not continue to grow, or grows at a rate that is slower than anticipated, we could face declining revenues, which would adversely affect our business. Because the market for network and systems management software is in an early stage of development, we cannot accurately assess the size of the market and may be unable to identify an effective distribution strategy, the competitive environment that will develop, and the appropriate features and prices for products to address the market. Furthermore, in order to be successful in this emerging market, we must be able to differentiate ourselves from our competitors through our products and service offerings and brand name recognition. We may not be successful in differentiating ourselves or achieving widespread market acceptance of our software and services. If we are to be successful, our current and potential customers must recognize the value of network and systems management software, decide to invest in the management of their networks, and, in particular, adopt and continue to use our software solutions. In addition, organizations that have already invested substantial resources in other methods of managing their computer hardware and software systems may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing network and systems management systems.

Evolving technological developments and emerging industry standards will require us to enhance the functionality of our network performance management software products, and any inability to enhance functionality could cause our sales to decline.

   Because the market for our products is emerging and subject to rapid technological change and evolving industry standards, the life cycles of our products are difficult to predict. Competitors may introduce new products or enhancements to existing products employing new technologies, which could render our existing products and services obsolete and unmarketable. Our results of operations would be seriously harmed if we are unable to develop, release and market new software product enhancements on a timely and cost-effective basis, or if new products or enhancements do not achieve market acceptance or fail to respond to evolving industry or technology standards. In addition, evolving technological developments and emerging industry standards could create difficulties and cause delays or prevent the successful development, introduction and marketing of these new products and services.

If we do not provide network performance management software products and related services that meet the changing demands of our customers, the market for our products will not grow or may decline, and our product sales will suffer.

   To successfully implement our business strategy, we have to provide network performance management software products and related services that meet the ever-changing and increasingly sophisticated demands of our customers and achieve market acceptance. We expect that competitive factors will create a continuing need for us to improve and add to our suite of software products. Not only will we have to expend significant funds and other resources to continue to improve our existing suite of products, but we must also properly anticipate, address and respond to consumer preferences and demands. As the needs of service providers and enterprises change with respect to their networks, our existing suite of software products may become obsolete or inefficient relative to our competitors' offerings and may require modifications or improvements. For example, to the extent that customers require that network performance management products incorporate features from operational and business support systems (OSS/BSS), we may need to enhance our product offerings to meet these demands.

   The addition of new products and services may also require that we continue to improve the technology underlying our products. These requirements could be significant, and we may fail to fulfill them quickly and efficiently, or at all. We cannot assure you that we will be successful in enhancing, upgrading or continuing to effectively market our network performance management software products, or that any new products or services that we may develop or acquire will achieve market acceptance. If we fail to expand the breadth of our products quickly in response to customer needs, or if these offerings fail to achieve market acceptance, the market for our products may decline or stop growing.

Without the continued demand for the Internet and related infrastructure to transport data, demand for our products would decline.

   Our revenues will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the necessary speed, data capacity, security and hardware necessary for reliable Internet access and services. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt and continue to use the Internet and other online services and data transmission options as a medium for business transactions. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven and profitable services and products. In addition, the Internet may not be accepted in the long term as a medium for conducting business transactions for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Finally, privacy and security concerns raised by governmental bodies and consumer groups regarding consumer and business use of the Internet, and governmental regulation that seeks to address these concerns, could impede the expected growth of e-commerce and other business uses of the Internet.

                         Risks Related to this Offering

Our stock price may be volatile, which could lead to losses by investors and to securities litigation.

   Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained after completion of this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. The initial public offering price may not be indicative of the prices that will prevail in the public market after this offering, and the market price of the common stock could fall below the initial public offering price.

   The value of your investment in Trinagy could decline due to the impact of any of the following factors upon the market price of our common stock:

  . variations in our actual and anticipated operating results;

  . changes in our earnings estimates by analysts;

  . our failure to meet analysts' and investors' performance expectations;
    and

  . lack of liquidity.

   In addition, stock markets, particularly the Nasdaq National Market, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies have been highly volatile. These fluctuations have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of our common stock. Substantial sales of our common stock after this offering could also cause our stock price to decline. As a result, investors may not be able to resell their shares at or above the initial public offering price. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources.

Our officers, directors and their affiliates hold a majority of our stock and, as a result, control us, which could limit your ability to influence the outcome of significant corporate transactions.

   Our directors, officers and their affiliates will, as a group, beneficially own approximately % of our outstanding common stock after the completion of this offering. If they were to act together, these stockholders would be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could have an adverse effect on our stock price. These actions may be taken even if they are opposed by the other investors, including those who purchase shares in this offering.

The provisions of our charter documents and Delaware law could delay or prevent the sale of our company and diminish the voting rights of the holders of our common stock.

   Upon the completion of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that could make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control would result in the purchase of your shares at a premium to the market price. For example, our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock and will be able to fix the price, rights, preferences, privileges, and restrictions of this preferred stock without any further vote or action by our stockholders. The issuance of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders.

   Our amended and restated charter documents may contain other provisions that could have an anti-takeover effect, including:

  . only one of the three classes of directors is elected each year;

  . stockholders have limited ability to remove directors;

  . stockholders cannot take actions by written consent;

  . stockholders cannot call a special meeting of stockholders; and

  . stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

   In addition, following the completion of this offering, we will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock or preventing changes in our management.

Investors will be relying on our management's judgment regarding the use of proceeds from this offering.

   Our management will have broad discretion with respect to the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. The failure of management to spend these proceeds effectively could harm our financial condition and result in lost business opportunities. Pending any specific use of the proceeds from this offering, we plan to invest in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return.

The liquidity of our common stock is uncertain since it has not been publicly traded.

   There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for our shares of common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

New investors will suffer immediate and substantial dilution in the tangible net book value of their shares.

   We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. The net tangible book value of a share of our common stock purchased at an assumed initial
public offering price of $     per share will be only $    . Additional
dilution may be incurred if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrant holders exercise their warrants to purchase common stock.

Future sales of our common stock may depress our stock price.

   The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Please see "Shares Eligible for Future Sale" for a description of sales that may occur in the future.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties. Actual events or results may differ materially from any forward-looking statement as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Before investing in our common stock, investors should be aware that the occurrence of the events described under "Risk Factors" and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the shares of common
stock we are offering will be approximately $  , or approximately $   if the
underwriters exercise their over-allotment option, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

   The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, to enhance our ability to acquire other businesses, products or technologies and to facilitate future access to public equity markets. We intend to use the net proceeds for general corporate purposes, including working capital, capital expenditures and investments in product development, expansion of sales and marketing activities, and other corporate expenses. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, products or technologies that complement our business. We currently have no commitments or agreements to make any acquisitions or investments. We have not determined the amounts we plan to spend on any of the uses described above or the timing of these expenditures. Pending the use of the net proceeds of this offering, we intend to invest these funds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. In addition, our loan agreements restrict our payments of cash dividends to our stockholders.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000:

  .  on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock on a 3 for 2 basis upon the closing of this offering; and

  . on a pro forma basis as adjusted to reflect the receipt of the estimated net proceeds from the sale of shares of common stock offered hereby at
     an assumed initial public offering price of $     per share, after
     deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                                        June 30, 2000
                                                 ------------------------------
                                                         (unaudited)
                                                             Pro     Pro Forma
                                                  Actual    Forma   As Adjusted
                                                 --------  -------  -----------
                                                        (in thousands)
Stockholders' Equity (Deficit):
Convertible preferred stock, Series B, $0.0001
 par value, 1,525,424 shares authorized,
 1,525,424 shares issued and outstanding actual;
 none issued and outstanding pro forma and
 pro forma as adjusted.......................... $  3,545  $   --       $
Convertible preferred stock, Series C, $0.0001
 par value, 1,244,486 shares authorized,
 1,244,486 shares issued and outstanding actual;
 none issued and outstanding pro forma and
 pro forma as adjusted..........................   10,093      --
Convertible preferred stock, Series D, $0.0001
 par value, 1,602,642 shares authorized,
 1,602,642 shares issued and outstanding actual;
 none issued and outstanding pro forma and pro
 forma as adjusted..............................   14,887      --
Common Stock, $0.0001 par value, 100,000,000
 shares authorized; 5,413,812 shares issued and
 outstanding actual; 11,972,640 shares issued
 and outstanding pro forma and
 shares issued and outstanding pro forma as
 adjusted.......................................        1        1
Additional paid in capital......................    5,596   34,121
Deferred compensation...........................   (2,900)  (2,900)
Accumulated deficit.............................  (22,367) (22,367)
                                                 --------  -------
  Total stockholders' equity (deficit).......... $  8,855  $ 8,855
                                                 ========  =======


   The preceding table does not include:

  . 5,020,247 shares of common stock subject to outstanding options as of June 30, 2000 at a weighted average exercise price of $1.38 per share;

  . 950,630 additional shares available for future grant under our existing stock plans;

  . 239,851 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.38 per share;

  . 2,500,000 shares that will be available for issuance under our 2001 Stock Incentive Plan upon completion of this offering and annual increases in the number of shares authorized under that plan beginning January 1, 2002; and

  . 1,000,000 shares that will be available for issuance under our 2001 Employee Stock Purchase Plan upon completion of this offering and annual increases in the number of shares authorized under that plan beginning January 1, 2002.

   This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 2000 was approximately $8.9 million, or $0.74 per share, assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock. Pro forma net tangible book value per share is determined by dividing the pro forma number of outstanding shares of our common stock into our net tangible book value, which is our total tangible assets less total liabilities. Giving effect to our receipt of the estimated net proceeds from this offering, after deducting underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as of June 30, 2000 would have been
approximately $      , or $     per share. This represents an immediate
increase in pro forma net tangible book value of $     per share to existing
stockholders, and an immediate dilution in pro forma net tangible book value of
$     per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share.....................       $
  Pro forma net tangible book value per share as of June 30, 2000... $
  Increase per share attributable to new investors..................
                                                                     -----
Pro forma net tangible book value per share after this offering.....
                                                                           -----
Dilution per share to new investors ................................       $
                                                                           =====

   The following table shows as of June 30, 2000, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering.

                         Shares Purchased    Total Consideration
                         ------------------  --------------------  Average Price
                         Number   Percent     Amount    Percent      Per Share
                         -------  ---------  --------- ----------  -------------
Existing stockholders..                   %   $                 %      $
New investors..........
  Total................              100.0%   $            100.0%      $

   If the underwriters' over-allotment option is exercised in full, the number
of shares held by new investors will increase to     , or    % of the total
shares of common stock outstanding after this offering.

   The above discussion and tables assume no exercise of stock options or warrants outstanding as of June 30, 2000 and give effect to the conversion of all outstanding shares of convertible preferred stock into common stock. In the event that we issue additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution. As of June 30, 2000, there were options outstanding to purchase 5,020,247 shares of common stock at a weighted average exercise price of $1.38 per share and warrants to purchase approximately 239,851 shares of common stock at a weighted average exercise price of $1.98 per share. We also had 950,630 shares of common stock available for issuance under our existing stock option plans as of June 30, 2000. To the extent these outstanding options or warrants are exercised, or new options or rights are issued under our stock plans, new investors will experience further dilution.

   Assuming the exercise in full of all outstanding options and warrants, our pro forma as adjusted net tangible book value at June 30, 2000 would be $
      per share, representing an immediate increase in net tangible book value
of $        per share to our existing stockholders, and an immediate decrease
in the net tangible book value per share of $       to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                     (in thousands, except per share data)

   The following consolidated selected financial data should be read in conjunction with the consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1997 have been derived from audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 are derived from unaudited consolidated financial statements not included in this prospectus. Interim results for the periods ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited financial statements appearing elsewhere in this prospectus which, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of the results of operations as of and for the relevant period. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                        Six Months
                                                 Year Ended December 31,              Ended June 30,
                                        --------------------------------------------  ----------------
                                           1995      1996   1997     1998     1999     1999     2000
                                        ----------- ------ -------  -------  -------  -------  -------
                                        (unaudited)                                     (unaudited)
Consolidated Statement of Operations
 Data:
Revenues:
 Software licenses....................    $1,044    $2,277 $ 3,602  $ 4,524  $ 6,912  $ 2,642  $ 5,826
 Services.............................       339       645   1,135    1,953    3,390    1,730    2,138
                                          ------    ------ -------  -------  -------  -------  -------
    Total revenues....................     1,383     2,922   4,737    6,477   10,302    4,372    7,964
                                          ------    ------ -------  -------  -------  -------  -------
Gross profit..........................     1,299     2,594   4,067    4,788    7,672    3,198    6,061
Operating income (loss) ..............        53       143  (2,247)  (5,970)  (7,770)  (3,404)  (4,965)
Net income (loss) ....................        50       180  (2,243)  (6,140)  (7,622)  (3,282)  (4,857)
Basic and diluted net income (loss)
 per share............................    $ 0.02    $ 0.05 $ (0.53) $ (1.39) $ (1.16) $ (0.71) $ (0.69)
                                          ======    ====== =======  =======  =======  =======  =======
Shares used in computing basic and
 diluted net loss per share...........     2,699     3,414   4,214    4,425    6,552    4,595    7,056
                                          ======    ====== =======  =======  =======  =======  =======
Pro forma basic and diluted net (loss)
 per share (unaudited)................                                       $ (0.71)          $ (0.36)
                                                                             =======           =======
Shares used in computing pro forma
 basic and diluted net loss per share
 (unaudited)..........................                                        10,707            13,615
                                                                             =======           =======
                                                    As of December 31,
                                        --------------------------------------------  As of June 30,
                                           1995      1996   1997     1998     1999         2000
                                        ----------- ------ -------  -------  -------  ----------------
                                        (unaudited)                                     (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents.............    $   40    $  249 $   519  $ 7,672  $    20     $11,368
Working capital (deficit).............       497       260     607    4,973   (2,337)      7,670
Total assets..........................       478     1,724   3,223   10,212    4,981      17,102
Long-term debt........................        --       312      --       --       --          --
Total stockholders' equity (deficit)..       430       218   1,303    5,741   (1,521)      8,855

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following Management's Discussion and Analysis of Financial Condition and Results of Operations together with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described under "Risk Factors" and elsewhere in this prospectus.

Overview

   We provide a highly scalable and flexible service level management (SLM) software solution that is designed to address the needs of service providers and large enterprises. Our software is built on a distributed architecture and monitors, analyzes and reports on the performance and quality of service of IT infrastructures, which consist of network devices, servers and server-based applications. Our solution offers customers a user-friendly interface to proactively manage their IT resources by analyzing both global and specific network resource activity levels and trends, anticipating future demand and preparing customized reports.

   We were founded in November 1988 as DeskTalk Systems, Inc. and began doing business as Trinagy in September 2000. We intend to reincorporate in Delaware as Trinagy, Inc. prior to the closing of this offering. We began shipping network management products in 1993 and shipped the first version of our TREND software products in 1995.

   We generate revenues from licensing our software products directly to end users and indirectly through sublicense fees from resellers. We also generate revenues from maintenance, consulting and training services performed for customers who license our products.

   We account for revenue in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition" and SOP 98-9, "Modification of SOP 97-2 with Respect to Certain Transactions," issued by the American Institute of Certified Public Accountants. Accordingly, revenues from perpetual software license agreements are recognized once all of the following conditions are met: a signed purchase order has been received, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and no other significant vendor obligations exist. We defer maintenance revenues and recognize them ratably over the term of the support period, which is generally one year. Revenues from consulting services are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of our software products. We defer revenues from consulting and training services and recognize them as the respective services are performed.

   Revenues from software licenses represented 76%, 70% and 67% of our total revenues in the fiscal years ended December 31, 1997, 1998 and 1999. For the six months ended June 30, 1999 and 2000, software license revenues accounted for 60% and 73% of our total revenues. We currently anticipate that our revenues from software licenses will continue to represent the majority of our future revenues.

   A significant portion of our sales is derived from licenses to network service providers, including telecommunications carriers and next-generation service providers such as ISPs and ASPs. Revenues from service providers represented 63%, 61% and 75% of total revenues in 1997, 1998 and 1999. For the six months ended June 30, 1999 and 2000, service provider license revenues accounted for 70% and 68% of our total revenues.

   We distribute our products primarily through our direct sales force in North America and Europe and through channel partners in the rest of the world. Software license revenues through our indirect channels comprised approximately 15%, 15%, 10% and 20% of our total software license revenues for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000. Revenues from sales outside of North America represented 9%, 17% and 23% of total revenues in 1997, 1998 and 1999. For the six months ended June 1999 and 2000, revenues from sales outside of North America accounted for 23% and 32% of our total revenues.

   AT&T and IBM represented 1% and 10% of our total revenues for 1999 and 13% and 14% of our total revenues for the six months ended June 30, 2000.

   Our cost of revenues is comprised of cost of license revenues and cost of service revenues. The cost of license revenues consists primarily of royalties or license fees paid to third party software vendors for their software that is embedded in our software products. Additionally, cost of license revenues include costs for media, manuals and packaging. Cost of service revenues consists primarily of personnel-related costs in providing maintenance and technical support, installation assistance, training and consulting. Gross profit on software license revenues is generally substantially higher than that on service revenues. Therefore, our overall gross profit is favorably impacted by increases in the percentage of license revenues.

   Our operating expenses consist of four categories: research and development, selling and marketing, general and administrative expenses and stock-based compensation expense. Research and development expenses consist primarily of salaries and related personnel expenses including recruitment expenses, independent contractor expense and lease or depreciation expense of the computer equipment used in product development and quality assurance. All research and development costs are expensed as incurred. Selling and marketing expenses are mainly comprised of salaries, commissions and related expenses for personnel engaged in direct sales including recruitment expenses, channel and partner development, travel, tradeshow participation, advertising, public relations and other marketing and promotional activities. General and administrative expenses consist principally of salaries and related expenses for executive, financial, legal and administrative personnel, professional service fees and general corporate expenses.

   We allocate the total costs for overhead and facilities of each of the functional areas that use the overhead and facilities services based on their estimated usage as measured primarily by employee headcount. These allocated charges include facility rent, communication charges and depreciation expense for equipment and furniture.

   During 1998, in connection with an amendment to certain terms of our 1990 and 1995 Incentive Stock Option Plans to extend the expiration period from four to six years, we recognized a one-time stock-based compensation charge of $410,000.

   In connection with the grant of stock options to employees through June 30, 2000, we recorded deferred stock-based compensation within stockholders' equity (deficit) of approximately $3.1 million, representing the difference between the deemed fair value of the common stock for accounting purposes and the exercise price of these options at the date of grant. For the six months ended June 30, 2000, we amortized $178,000 of this deferred stock-based compensation. In addition, in connection with the grant of stock options during the three months ended September 30, 2000, we will record additional deferred stock-based compensation within stockholders' equity (deficit) of approximately $1.4 million, and total amortization of deferred stock-based compensation related to the three months ended September 30, 2000 will be approximately $418,000. Amortization of deferred stock-based compensation will be made over the vesting period of the related options, generally four years. The amount of deferred stock-based compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited. See note 8 of the notes to consolidated financial statements.

   Interest income (expense), net, consists primarily of interest earned on cash and cash equivalents offset by interest expense incurred on capital leases of equipment, furniture and fixtures and on usage of our working capital line of credit.

   In recent years we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and technical support departments, and to build our administrative organization. Our full-time employees increased from 85 at June 30, 1999 to 129 at June 30, 2000. As a result of these investments, we have incurred net losses since 1997. As of June 30, 2000, we had an accumulated deficit of $22.0 million. We anticipate that our operating expenses will continue to increase for the foreseeable future as we continue to expand our product development and sales and marketing efforts. In addition, we expect to incur additional expenses associated with being a public company. Accordingly, we expect to incur net losses for the forseeable future.

Results of Operations

   The following table sets forth selected data from our consolidated statements of operations for the periods presented, expressed as a percentage of revenues.

                                                                 Six Months
                                              Year Ended            Ended
                                             December 31,         June 30,
                                          ------------------   --------------
                                          1997   1998   1999   1999     2000
                                          ----   ----   ----   -----    -----
                                                               (unaudited)
Revenues:
  Software licenses......................  76%    70%    67%      60%      73%
  Services...............................  24     30     33       40       27
                                          ---    ---    ---    -----    -----
    Total revenues....................... 100    100    100      100      100
Cost of Revenues:
  Software licenses .....................   6      7      6        5        5
  Services...............................   8     19     20       22       19
                                          ---    ---    ---    -----    -----
    Total cost of revenues...............  14     26     26       27       24
                                          ---    ---    ---    -----    -----

Gross profit.............................  86     74     74       73       76
Operating Expenses:
  Sales and marketing....................  69     72     78       77       77
  Research and development...............  29     61     48       50       42
  General and administrative.............  35     27     24       24       17
  Stock-based compensation...............  --      6     --       --        2
                                          ---    ---    ---    -----    -----
    Total operating expenses............. 133    166    150      151      138
Operating loss........................... (47)   (92)   (76)     (78)     (62)
Interest income/(expense), net...........  --     (2)     2        3        1
                                          ---    ---    ---    -----    -----
Loss before provision for income taxes... (47)%  (94)%  (74)%    (75)%    (61)%

   The following table sets forth, for the periods presented, supplemental gross margin data broken out for licenses and services:

                                                                    Six Months
                                                    Year Ended         Ended
                                                   December 31,      June 30,
                                                 ----------------  -------------
                                                 1997  1998  1999  1999    2000
                                                 ----  ----  ----  -----   -----
                                                                   (unaudited)
Supplemental Gross Margin Data:
  Software licenses gross margin (license gross
   profit as % of license revenues).............  92%   90%   91%     92%    94%
  Services gross margin (services gross profit
   as % of services revenue)....................  65%   37%   41%     44%    29%

Six Months Ended June 30, 1999 and 2000

 Revenues

   Total revenues increased from $4.4 million for the six months ended June 30, 1999 to $8.0 million for the six months ended June 30, 2000, representing an increase of 82%. This increase is principally due to the growth in software license revenues.

   Software Licenses. Revenues from software licenses were $2.6 million for the six months ended June 30, 1999 and $5.8 million for the six months ended June 30, 2000, representing an increase of 121%. This increase is primarily attributable to greater market acceptance of our TREND software products by global service providers and increased channel sales through the Nortel Networks reseller program.

   Services. Service revenues increased 24% from $1.7 million for the six months ended June 30, 1999 to $2.1 million for the six months ended June 30, 2000. This increase was primarily attributable to the continued growth of our installed base of customers, which has led to an increased number of maintenance contracts, partly offset by the timing of revenue recognition on other service revenues.

 Gross Profits

   Gross profits were $3.2 million for the six months ended June 30, 1999 compared to $6.1 million for the six months ended June 30, 2000. Total gross margins increased from 73% for the six months ended June 30, 1999 to 76% in the six months ended June 30, 2000. Margins have improved since 1999 due to higher software license margins and a higher proportion of software license revenues.

   Gross profits on software licenses increased from $2.4 million for the six months ended June 30, 1999 to $5.5 million for the six months ended June 30, 2000. Gross margins on software license revenues increased from 92% in the six months ended June 30, 1999 to 94% in the six months ended June 30, 2000 primarily due to a lower cost of embedded database software.

   Gross profits on service revenues decreased from $770,000 for the six months ended June 30, 1999 to $609,000 for the six months ended June 30, 2000. Gross margins on service revenues declined from 44% for the six months ended June 30, 1999 to 29% for the six months ended June 30, 2000 mainly due to the increased focus on selling software licenses rather than consulting services.

 Operating Expenses

   Research and Development Expenses. Research and development expenses increased from $2.2 million for the six months ended June 30, 1999 to $3.4 million for the six months ended June 30, 2000. This increase primarily reflects the costs of additional personnel and related expenses for software development and enhancement. We believe that continued investment in research and development is critical to our strategic objectives, and we expect that the dollar amounts of research and development expenses will increase in future periods, but may fluctuate as a percentage of revenues from period to period.

   Sales and Marketing Expenses. Sales and marketing expenses increased from $3.3 million for the six months ended June 30, 1999 to $6.1 million for the six months ended June 30, 2000. This increase mainly reflects the costs of additional sales and marketing personnel and related expenses, increased travel expenses, and increased marketing and sales promotion expenses. We anticipate that our sales and marketing expenses will continue to increase in absolute dollars in future periods as we continue to expand our sales and marketing efforts, but may fluctuate as a percentage of total revenues from period to period.

   General and Administrative Expenses. General and administrative expenses increased from $1.1 million for the six months ended June 30, 1999 to $1.4 million for the six months ended June 30, 2000. The increase in general and administrative expenses was primarily due to the costs of additional finance, human resources and other administrative personnel and the related expenses and increases in general corporate expenses. We expect general and administrative expenses to increase as we incur the additional costs of growing our business and being a reporting company. These expenses may fluctuate as a percentage of revenues from period to period.

 Stock-Based Compensation

   We amortized $178,000 of deferred stock-based compensation during the six months ended June 30, 2000.

 Interest Income (Expense), Net

   Interest income (expense), net was a net interest income of $125,000 for the six months ended June 30, 1999 and $114,000 for the six months ended June 30, 2000. Net interest income reflected interest earned on excess cash from our December 1998 Series C preferred stock financing during the first six months of 1999, and from the April 2000 Series D preferred stock financing during the first six months of 2000, which offset interest expense on capital leases and the cost of borrowings.

 Provision for Income Taxes

   We have incurred cumulative net losses since inception. We have not recognized any federal tax provision or benefit. For state taxes, we have reflected minimum income tax payments.

Comparison of Years Ended December 31, 1997, 1998 and 1999

 Revenues

   Total revenues were $4.7 million in 1997, $6.5 million in 1998 and $10.3 million in 1999. Total revenues increased 37% from 1997 to 1998 and 59% from 1998 to 1999.

   Software Licenses. Revenues from software licenses were $3.6 million, $4.5 million and $6.9 million for the years ended December 31, 1997, 1998 and 1999, representing increases of 26% from 1997 to 1998 and 53% from 1998 to 1999. These increases were primarily due to increased demand from service providers and growth in revenues outside of North America.

   Services. Revenues from services were $1.1 million, $2.0 million and $3.4 million for the years ended December 31, 1997, 1998 and 1999, representing increases of 72% from 1997 to 1998 and 74% from 1998 to 1999. These increases were primarily attributable to the growth of our installed base of customers.

 Gross Profits

   Gross profits were $4.1 million in 1997, $4.8 million in 1998 and $7.7 million in 1999. Total gross margins were 86%, 74% and 74% in 1997, 1998 and 1999. Total gross margins declined from 1997 to 1998 due to lower margins on software licenses and on service revenues. Total gross margins improved from 1998 to 1999 due to higher software license margins and higher services margins.

   Gross profits on software licenses were $3.3 million, $4.1 million and $6.3 million in 1997, 1998 and 1999. Gross margins on software licenses were 92%, 90% and 91% for the years ended December 31, 1997, 1998 and 1999. Margins on software licenses declined from 1997 to 1998 primarily due to the mix of TREND software products sold to our customers.

   Gross profits on service revenues were $739,000, $716,000 and $1.4 million in 1997, 1998 and 1999. Gross margins on service revenues were 65%, 37% and 41% for the years ended December 31, 1997, 1998 and 1999. Margins on service revenues declined from 1997 to 1998 primarily due to a higher proportion of consulting activities which generally have a lower margin than maintenance contracts. Margins on service revenues improved from 1998 to 1999 mainly due to an increased proportion of revenues generated from maintenance contracts in 1999 compared to 1998.

 Operating Expenses

   Research and Development Expenses. Research and development expenses were $1.4 million, $4.0 million and $5.0 million in 1997, 1998 and 1999. These increases primarily reflect the costs of additional personnel and related expenses for software development and enhancement.

   Sales and Marketing Expenses. Sales and marketing expenses were $3.3 million, $4.7 million and $8.0 million in 1997, 1998 and 1999 respectively. These increases mainly reflect the costs of additional sales and marketing personnel and related expenses, increased travel expenses, and increased marketing and sales promotion expenses.

   General and Administrative Expenses. General and administrative expenses were $1.7 million, $1.7 million and $2.4 million in 1997, 1998 and 1999. The increase from 1998 to 1999 was primarily due to the costs of additional finance, human resources and other administrative personnel and related expenses, and increases in general corporate expenses such as rent and telecommunications expenses.

 Stock-Based Compensation

   During 1998, in connection with the amendment to certain terms of our 1990 and 1995 Incentive Stock Option Plans to extend the option expiration period from four to six years, we recognized a one-time stock-based compensation charge of $410,000.

 Interest Income (Expense), Net

   Interest income (expense), net was a net expense of $7,000 in 1997, a net expense of $167,000 in 1998 and a net income of $151,000 in 1999. Net interest income in 1999 primarily reflects interest earned on short-term investments of excess cash provided by our Series C preferred stock financing in December 1998, which more than offset the interest expense incurred on capital leases and our working capital credit line. Since our Series C preferred stock financing occurred in December 1998, interest expenses incurred on capital leases and the working capital credit line were not offset by interest income on those funds during that same year.

 Provision for Income Taxes

   We have incurred cumulative net losses since inception. We have not recognized any federal tax provision or benefit. For state taxes, we have reflected the minimum income tax payments. As of December 31, 1999, we had approximately $14.9 million of federal and $3.3 million of state net operating loss carryforwards to offset against future taxable income. The federal net operating loss and tax credit carryforwards expire in years 2006 through 2019 if they are not used. The state net operating loss carryforwards expire in years 2000 through 2004 if they are not used.

Quarterly Results of Operations

   The following table contains, for the periods presented, selected data from our consolidated statements of operations. The data has been derived from our unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods. This unaudited information should be read in conjunction with the consolidated financial statements and notes, included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period. We have incurred losses in each quarter presented below, and expect to continue to incur losses for the foreseeable future.

                                            For the Three Months Ended:
                          --------------------------------------------------------------------
                          March 31,  June 30,   September 30, December 31, March 31,  June 30,
                            1999       1999         1999          1999       2000       2000
                          ---------  --------   ------------- ------------ ---------  --------
                                             (unaudited, in thousands)
Consolidated Operating
 Data:
Revenues:
  Software licenses.....   $ 1,096   $ 1,545       $ 1,617      $ 2,654     $ 2,905   $ 2,921
  Services..............       763       967           815          845         912     1,226
                           -------   -------       -------      -------     -------   -------
    Total revenues......     1,859     2,512         2,432        3,499       3,817     4,147
Cost of Revenues:
  Software licenses.....        94       119           123          280         218       157
  Services..............       454       506           522          532         726       802
                           -------   -------       -------      -------     -------   -------
    Total cost of
     revenues...........       548       625           645          812         944       959
                           -------   -------       -------      -------     -------   -------
Gross profit............     1,311     1,887         1,787        2,687       2,873     3,188
Operating Expenses:
  Sales and marketing...     1,396     1,945         2,013        2,665       2,648     3,449
  Research and
   development..........     1,097     1,096         1,264        1,538       1,685     1,711
  General and
   administrative.......       530       538           563          796         708       647
  Stock-based
   compensation.........        --        --            --           --          --       177
                           -------   -------       -------      -------     -------   -------
    Total operating
     expenses...........     3,023     3,579         3,840        4,999       5,041     5,984
                           -------   -------       -------      -------     -------   -------
Loss from operations....    (1,712)   (1,692)       (2,053)      (2,312)     (2,168)   (2,796)
Interest
 income/(expense), net..        72        54            27           (2)        (41)      155
                           -------   -------       -------      -------     -------   -------
Loss before income
 taxes..................   $(1,640)  $(1,638)      $(2,026)     $(2,314)    $(2,209)  $(2,641)
                           -------   -------       -------      -------     -------   -------
                                            For the Three Months Ended:
                          --------------------------------------------------------------------
                          March 31,  June 30,   September 30, December 31, March 31,  June 30,
                            1999       1999         1999          1999       2000       2000
                          ---------  --------   ------------- ------------ ---------  --------
                                                    (unaudited)
Percentage of Revenues:
Revenues:
  Software licenses.....        59%       62%           66%          76%         76%       70%
  Services..............        41        38            34           24          24        30
                           -------   -------       -------      -------     -------   -------
    Total revenues......       100       100           100          100         100       100
Cost of Revenues:
  Software licenses.....         5         5             5            8           6         4
  Services..............        24        20            22           15          19        19
                           -------   -------       -------      -------     -------   -------
    Total cost of
     revenues...........        29        25            27           23          25        23
                           -------   -------       -------      -------     -------   -------
Gross profit............        71        75            73           77          75        77
Operating Expenses:
  Sales and marketing...        75        77            83           76          69        83
  Research and
   development..........        59        44            52           44          44        41
  General and
   administrative.......        29        21            23           23          19        16
  Stock-based
   compensation.........        --        --            --           --          --         4
                           -------   -------       -------      -------     -------   -------
    Total operating
     expenses...........       163       142           158          143         132       144
                           -------   -------       -------      -------     -------   -------
Loss from operations....       (92)      (67)          (85)         (66)        (57)      (67)
Interest
 income/(expense), net..         4         2             1            0          (1)        4
                           -------   -------       -------      -------     -------   -------
Loss before income
 taxes..................       (88)%     (65)%         (84)%        (66)%       (58)%     (63)%

   The following table sets forth, for the periods indicated, supplemental gross margin data broken out for licenses and services.

                                           For the Three Months Ended:
                         ----------------------------------------------------------------
                         March 31, June 30, September 30, December 31, March 31, June 30,
                           1999      1999       1999          1999       2000      2000
                         --------- -------- ------------- ------------ --------- --------
                                                   (unaudited)
Supplemental Gross
 Margin Data:
  Software licenses
   gross margin (license
   gross profit as % of
   license revenues) ...     91%      92%         92%          89%         92%      95%
  Services gross margin
   (services gross
   profit as % of
   services revenue) ...     40%      48%         36%          37%         20%      35%

 Revenues

   Revenues increased 123% from the quarter ended March 31, 1999 through the quarter ended June 30, 2000. This increase was primarily due to quarter-to-quarter growth in software license revenues, which increased 167% during this period. Software license revenues as a percentage of total revenue increased through the quarter ended March 31, 2000. The decrease in software license revenues as a percentage of total revenues for the three months ended June 30, 2000 was due to a deferral of certain software license revenues to the third quarter of 2000 and a significant increase in revenue from maintenance contracts recorded in the quarter ended June 30, 2000.

   Service revenues have increased each quarter except for a decrease in the quarters ended September 30, 1999 and December 31, 1999 due to an increased focus on selling software licenses rather than consulting services. The increase in service revenues from the quarter ended March 31, 2000 to the quarter ended June 30, 2000 was primarily due to the growth in our installed base which has lead to increased maintenance contracts.

 Gross Profits

   Gross profits increased 143% from the quarter ended March 31, 1999 through the quarter ended June 30, 2000. Gross profit growth exceeded the corresponding growth in total revenues due to the proportionately higher growth in software license revenues which have higher margins than those on service revenues. Margins on software license revenues increased slightly from the quarter ended March 31, 1999 through the quarter ended September 30, 1999. Margins on software license revenues decreased in the fourth quarter of 1999, reflecting the combined effect of increased third-party software license expense related to an unusual server configuration with one of our larger customers and the timing of purchases of media and packaging. Margins on software license revenues increased in the quarter ended June 30, 2000 from the quarter ended March 31, 2000 due to a lower cost of embedded database software. Margins on service revenues decreased in the quarters ended September 30, 1999 and March 31, 2000 primarily due to the increased focus on growing software license revenues and a decreased focus on growing service revenues, while maintaining a consistent cost structure for our services organization. We expect service gross margins to fluctuate on a quarterly basis depending on the mix of services versus license revenues.

 Operating Expenses

   Our operating expenses have increased in each of the six quarters ended June 30, 2000 to $6.0 million in the quarter ended June 30, 2000 from $3.0 million in the quarter ended March 31, 1999. These increases related primarily to product development, increased marketing and incremental investments in our internal infrastructure to support our growth. Generally, all department expenses have declined relative to revenues as the growth in revenues outpaced the growth in expenses. Sales and marketing expense as a percentage of revenues increased in the second quarter of 2000 due to increased personnel expenses.

 Interest Income (Expense), Net

   Quarter-to-quarter fluctuations primarily reflect interest on short term investments of excess cash provided by equity financings which offset interest expense on capital leases and borrowing under the working capital line of credit, except for the fourth quarter of 1999 and the first quarter of 2000.

Liquidity and Capital Resources

   We have funded our cash requirements primarily through founder investments, exercises of options by former and existing employees, and private placements of equity securities. Founder investments and exercise of stock options by employees amounted to approximately $1.3 million through June 30, 2000. In 1995 and 1996, we raised a total of approximately $0.8 million through sales of common stock to a group of individual investors. Through June 30, 2000, we have raised approximately $28.5 million through the sale of preferred stock to institutional and strategic investors in April 1997, December 1998 and April 2000. At June 30, 2000, we had cash, cash equivalents and short-term marketable securities totaling approximately $11.4 million.

   Net cash used in operating activities was $2.2 million, $2.4 million and $7.7 million in 1997, 1998 and 1999, and $2.6 million for the six months ended June 30, 2000. The 1997 and 1999 use of cash primarily reflects the loss on operations, and increases in accounts receivable, partially offset by increases in deferred revenues, accounts payable and accrued expenses. In 1998, the use of cash primarily reflects the loss from operations offset by an increase in deferred revenues, accounts payable and accrued expenses. For the six months ended June 30, 2000, the use of cash from operations is a result of a net loss, increases in accounts receivable and prepaid expenses, partially offset by increases in deferred revenues, accounts payable and accrued expenses.

   Net cash used in investing activities was approximately $416,000, $400,000 and $463,000 in 1997, 1998 and 1999, and $642,000 for the six months ended June 30, 2000. These funds were used to purchase computer and other equipment, furniture and fixtures.

   Net cash provided by financing activities was $2.9 million, $10.0 million and $511,000 in 1997, 1998 and 1999. The primary source of financing activities in 1997 and 1998 was from the issuance of Series B and C preferred stock. The primary source of financing in 1999 was from the exercise of options for shares of our common stock and borrowings on our line of credit. In the first six months ended June 30, 2000, cash provided by financing activities amounted to $14.6 million. This primarily reflects the issuance of Series D preferred stock for $14.9 million, and the exercise of options for shares of our common stock for $168,000, partially offset by a $350,000 pay down of our line of credit and principal payments on capital lease obligations of $100,000.

   We have a $2.5 million working capital line of credit with a financial institution, which expires December 31, 2000. Borrowings under this line bear interest at the bank's prime rate plus two percent on the first $1.5 million, and prime rate plus four percent on the second tranche of $1.0 million. As of June 30, 2000, there were no borrowings outstanding under the line. We are in discussions with the lender to increase the line of credit to provide for maximum borrowings of $3.5 million and to extend the expiration date. We cannot assure you that we will be able to secure these modifications to the line of credit on terms that are favorable to us, or at all.

   We believe that our current cash and cash equivalents, together with the proceeds of this offering, and available borrowings under our line of credit and proposed increases to that line, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for at least the next 12 months. If we require further capital to grow our business, execute our operating plan, acquire complementary technologies or businesses at any time in the future or for any other reason, we may seek to sell additional equity or debt securities, which may result in additional dilution to our stockholders. If additional funding is required, we cannot be certain that it will be available on acceptable terms, if at all.

Quantitative and Qualitative Disclosures About Market Risk

   We develop products in the United States and market our products globally. All of our sales are currently made in U.S. dollars. As a result, we have not had any material exposure to factors such as changes in foreign currency exchange rates. Because our sales are denominated in U.S. dollars, a strengthening of the U.S. dollar could make our products less competitive in foreign markets.

   At June 30, 2000, our cash and cash equivalents consisted primarily of demand deposits, U.S. government Federal Agency Notes and money market funds. We did not hold any derivative financial instruments or long-term investments. Our interest income and expense are sensitive to changes in the general level of interest rates. In this regard, changes in interest rates can affect the interest earned on our cash equivalents.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 was to be effective for fiscal years beginning after June 15, 1999. However, in July 1999, the Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133. SFAS 137 defers for one year the effective date of SFAS 133 that will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. We believe that the adoption of SFAS 133 will not have a material impact on our consolidated financial position, results of operations or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe that our revenue recognition policy is in compliance with the provisions of SAB
101. We believe that the adoption of SAB 101 will have no material effect on our financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44 (Interpretation 44), "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25." Interpretation 44 clarifies the application of APB Opinion No. 25 in certain situations, as defined. Interpretation 44 is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events are covered by the period after December 15, 1998 but before the effective date, the effects of applying Interpretation 44 would be recognized on a prospective basis from the effective date. We believe that the adoption of Interpretation 44 will have no impact on our financial position or results of operations.

                                    BUSINESS

Overview

   We provide a highly scalable and flexible service level management software solution that is designed to address the needs of service providers and large enterprises. Our software is built on a distributed architecture and monitors, analyzes and reports on the performance and quality of service of IT infrastructures, which consist of network devices, servers and server-based applications. Our solution offers customers a user-friendly interface to proactively manage their IT resources by analyzing both global and specific network resource activity levels and trends, anticipating future demand and preparing customized reports.

   As of September 30, 2000, we had over 400 customers worldwide, including network service providers such as AT&T, BT, IBM and Verizon, and enterprises such as FedEx, General Electric and Staples.

Industry Background

 Increasing Importance and Complexity of Networks

   Organizations are becoming increasingly reliant upon their communications networks and networked applications to successfully execute their business strategies. Driving this reliance on the communications infrastructure is the extension of the corporate network to reach partners, suppliers and customers. To compete in the global economy, corporations are increasingly moving their business on-line and extending the network landscape beyond the boundaries of local area networks. In addition, the proliferation and widespread adoption of the Internet has expanded the role of networks beyond organizational boundaries. While moving business on-line presents new market opportunities, cost savings and more intimate customer and partner relationships, it has also placed an enormous burden on the network resources. Not only is the communications infrastructure inundated with new applications and increased traffic flow, but the performance of the network has become more important than ever. Network downtime now leads to lost productivity, lost sales and deteriorated customer relations.

   To support the rapidly expanding size and scope of communications requirements, networks have evolved from separate infrastructures, carrying voice or data traffic only, to an integrated infrastructure that must accommodate the convergence of analog and digital voice, data and video traffic. In order to meet these increased needs, service providers and enterprises have expanded network infrastructures over time using a broad range of equipment, technologies, protocols and network services. As network infrastructures grow, service providers and enterprises face the challenge of integrating and managing existing technologies, such as asynchronous transfer mode (ATM), Internet protocol (IP), voice over IP, frame relay, code division multiple access and digital subscriber line (DSL), with emerging technologies such as optical dense wave division multiplexing and third generation wireless access. The growth of networks, network complexity, and network data traffic has forced organizations to confront significant challenges in efficiently and cost-effectively managing their networks and applications.

 Trend Toward Outsourced Networks

   As a result of larger and more complex networks, the effective operation and management of today's network infrastructure requires organizations to continually invest in advancing technologies and maintain a group of personnel with the skills necessary to manage the network, all of which may divert resources away from the organization's core competencies. Accordingly, enterprises are engaging network service providers and outsourcing all or part of their network infrastructure. IDC estimates that worldwide managed network services will grow from $17 billion in 1999 to over $36 billion in 2004. By outsourcing the management of mission critical networks and network functions, enterprises are freed to focus on their core competencies.

 Increased Need for Differentiated Service Offerings

   As the trend towards outsourcing draws new entrants to these markets, many of the leading-edge service providers, including long distance carriers, cable service providers, ISPs and competitive local exchange carriers (CLECs), are spending heavily to introduce new services and to differentiate the services they currently offer. These services include Internet access, virtual private networks and high-speed web-based multimedia communications. As a result, these service providers are bundling infrastructure management solutions into their overall service packages as a way to differentiate their offerings and attract new customers. The Gartner Group has estimated that the overall market for network and systems management software will grow from approximately $14.6 billion in 1999 to approximately $28.8 billion in 2003, representing a compounded annual growth rate of 18%. In particular, the markets for network management software and network service management software will grow from an aggregate of $1.4 billion in 1999 to $3.1 billion in 2003, representing a compounded annual growth rate of 22%.

   Businesses that are outsourcing their network infrastructures are demanding guaranteed levels of performance through formal service level agreements (SLAs) between service providers (either external or internal to the organization) and service users. SLAs set performance objectives using measurements such as service availability, application response times, through-put, error rates, bandwidth utilization and mean time to repair or restore service. The use of SLAs as a standard method for establishing performance criteria has created a need for SLM software to enable service providers to differentiate and charge a premium for their services. Furthermore, SLM software allows service providers and enterprises to effectively manage and prioritize their IT resources by providing the insight needed to build personalized services enabling service providers to differentiate themselves from their competitors.

 Increased Need to Integrate Support Systems

   Service providers are working to integrate and automate their operational support systems (OSS) such as order entry, provisioning and service activation, as well as their business support systems (BSS) such as billing and customer interaction, to create increased efficiencies and better address the needs of their customers. For example, service providers seek to shorten the time from customer order to service activation and to create new service bundles to fit a customer's specific usage patterns. We believe that the data collection and processing capabilities of SLM software are increasingly important for service providers to meet their overall OSS, BSS and network management requirements.

 Requirements for an Industry-Leading SLM Software Solution

   With the growth in traffic and complexity of IT infrastructures, service providers and large enterprises are demanding a SLM software solution that not only effectively monitors, collects and reports information, but also can scale as their IT infrastructures grow and is flexible enough to adapt to its ever increasing complexities. Traditional network management software products are limited in the number of data sources and the types of data within each source that they can collect and analyze. In addition, traditional network management products have primarily played a reporting role, focusing on historical and present information, rather than predicting and planning for future network needs. We believe that there is a significant market opportunity for a SLM software solution that is:

  . supported by a robust, scalable architecture to accommodate rapidly growing and increasingly complex network infrastructures;

  . designed with a distributed architecture to enable the collection and analysis of data on a centralized or remote basis for global network optimization;

  . flexible enough to collect a broad range of configuration and performance data from a wide range of data sources and to adapt to emerging technologies;

  . supported by an open data model which allows diverse and voluminous data to be correlated and summarized, providing insight and predictive information;

  . highly customizable, allowing tailored presentation of information that addresses the needs of the user; and

  . able to integrate with OSS and BSS systems.

The Trinagy Solution

   We provide a highly scalable and flexible SLM software solution that is designed to address the needs of service providers and large enterprises. Our solution offers customers a user-friendly interface to proactively manage their IT resources by analyzing global and specific network resource activity levels and trends, anticipating future demand and preparing customized reports. We believe that our solution provides the following key advantages to our customers:

   Scalable, distributed architecture. Our TREND software products are built on a distributed architecture that allows data to be collected, processed and analyzed locally, regionally or centrally. Because data typically is processed at the local level, users can avoid the capacity limitations associated with a single, centralized server. Our distributed architecture also makes our solution highly scalable, which enables customers to deploy additional products as their networks and IT systems expand or diversify. Further, it provides customers with the ability to locate servers where they are needed rather than where they are dictated to be placed by the software.

   Flexibility of data acquisition. Our TREND software solution provides flexibility of data acquisition by enabling enterprises and service providers to poll a broad range of network performance data from heterogeneous data sources within an organization's entire IT infrastructure. In addition, we provide the tool sets necessary to let our customers design their own data collection methods, ensuring a truly comprehensive view of all network and application elements while substantially improving implementation schedules. TREND products can collect performance data from non-standard or legacy equipment via our DataPipe feature. In addition, network managers can readily incorporate new types of equipment and technology as additional data sources are added. This allows for additional flexibility in data acquisition to accommodate the rapidly evolving nature of our customers' IT infrastructures and the integration into OSS and BSS systems.

   Robust analysis and reporting. Our software was designed since inception to provide our customers with the ability to customize our products to meet their needs. Raw data can be summarized and analyzed as appropriate. Customers can also design reports based on a combination of specific metrics, such as availability, utilization, reliability and latency, and other detailed requirements that are unique to their own individual end users. Additionally, customers can choose from a range of pre-defined reports. All of these reports can be delivered via the web and can be built and customized using web-based tools. TREND's distributed architecture allows service providers to easily develop and maintain customized reporting. The robust reporting functionality of our products enables our customers to differentiate their service value from that offered by their competitors.

   Increased revenue opportunities for service providers. The increasing complexity and scale of networks create significant challenges for network service providers to efficiently monitor and comply with service level agreement requirements. We believe our TREND software products can increase revenue opportunities for service providers by delivering to them the information necessary to adjust network resources and charge users for these services. Our software products enable service providers to proactively manage service levels and reduce service level agreement violations that may result in costly penalties. Our software helps service providers support performance claims by providing them with ongoing monitoring capabilities and further distinguish themselves by providing a depth of customizable reporting capability that can be tailored to the service they are providing.

   Proactive network planning capabilities. The information and reports we supply on network performance and data traffic patterns enable network engineers to more accurately predict future capacity and traffic shaping requirements. For example, TREND Capacity Planning Reports identify components of the IT infrastructure that will become overloaded and project the date on which a particular network device will reach a capacity threshold, based on historical usage and statistical methods. In addition, these reports can help reduce costs by identifying underutilized resources, allowing IT managers to re-allocate load to those resources and potentially eliminating or delaying the need to purchase additional resources.

   Increased benefits for end users. Our products enable network managers to identify and resolve IT infrastructure problems before they impact the performance of an end user's job. Network managers have greater control over the performance of the IT infrastructure that is critical to an end user's productivity and an organization's competitiveness. In addition, because our reports provide pertinent management information that can be used to reduce the incidence of common network problems, network managers can devote more of their time and resources to matters of strategic performance.

Our Strategy

   Our goal is to become the leading supplier of SLM software. To achieve this goal, we have adopted a strategy with the following key elements:

   Maintain a leadership position in the network service provider market. We have designed our software since inception to address the specific needs of network service providers. We believe that the SLM software market for network service providers has only been lightly penetrated to date. We intend to expand our market share by leveraging the expertise we have developed with clients such as AT&T, BellSouth, IBM, NorthPoint Communications, Qwest, Rhythms and SBC. We believe there is a significant market opportunity for a SLM software solution that is an essential component of a service provider's OSS/BSS infrastructure. We intend to expand our penetration into the service provider market by continuing to offer solutions that not only address the service provider's need to ensure SLAs, but that take an active role in providing network intelligence directly to customers and all parts of the organization that support customers.

   Maintain and broaden our technology leadership. We believe that both our technology, represented by our scalable, flexible and customizable products, and our broad portfolio of service capabilities, are leaders in our industry. Our flexible and open architecture and standardized, documented support application programming interface allows for integration of additional network and application performance management technologies into our products. For example, TREND integrates with NetIQ's Pegasus product for application performance. In addition, our open architecture allows TREND to integrate with service providers' OSS/BSS applications. For example, TREND has been integrated with Bridgewater's WideSpan product for narrowband and broadband access provisioning and usage accounting. We intend to broaden our performance management software solutions through our internal research and development efforts, strategic relationships and technology acquisitions.

   Leverage our existing customer base. As of September 30, 2000, we had over 400 customers worldwide, including network service providers such as AT&T, BT, IBM and Verizon, and enterprises such as FedEx, General Electric and Staples. Because our pricing model is linked to network size and growth, we have the opportunity for incremental revenue as our customers' IT infrastructures expand. We believe our customer base affords us a significant opportunity for additional sales of current and future products, ongoing maintenance revenues, and additional professional services. As our customers' IT infrastructures change and grow, they may purchase additional database capacity, ReportPacks, DataPipes, enhanced maintenance contracts and other services. We believe there is a trend among service providers to provide more than network access and explore new revenue-generating opportunities such as usage-based billing and bundling of voice and data services. We will continue to leverage the capabilities of our TREND solution to integrate with service providers' OSS/BSS systems in order to meet this emerging demand.

   Expand our indirect sales channel. We market and sell our products primarily through our direct sales force. We intend to supplement our direct sales by expanding our indirect sales channels through agreements with strategic marketing partners, systems integrators, network equipment vendors, service providers and OSS/BSS application providers. For example, earlier this year we entered into a global pass-thru reseller agreement with Nortel Networks which provides us with the opportunity to reach a much broader customer base through Nortel Networks' global sales channel. Nortel Networks is selling TREND as a complementary product to its Optivity network management offering. Managed network service providers represent an additional opportunity to broaden our channel reach. For example, we have an agreement with IBM to use TREND as part of its managed network service offerings.

   Expand our global presence. We have established a strong sales and support presence in North America and Europe. We also have a presence in other major markets of the world through our partners and intend to expand our direct presence globally. Revenues from sales outside North America represented 23% and 32% of our total revenues for the year ended December 31, 1999 and the six months ended June 30, 2000. We believe international markets are still only lightly penetrated to date and present a substantial growth opportunity.

Products

   Our suite of TREND software products enables service providers and enterprises to monitor, analyze and report on the performance and quality of service of their IT infrastructure and to use this information to plan for future network capacity and optimize their networks. Our solution is based on a fully distributed, highly scalable architecture that allows organizations to poll a broad range of network performance data from multiple heterogeneous data sources within an organization's entire IT infrastructure. It is used in voice and data networks for monitoring and managing resource efficiency and capacity, error rates, bottlenecks and potential problems. By addressing the entire IT infrastructure rather than isolated portions of a network, our TREND software products provide organizations with the ability to measure and document service level agreement requirements and manage the efficiency and performance of their IT infrastructure.

   Customers typically license TREND software in packages that include all the components needed to have a fully running system, consisting of one or more servers, clients, DataPipes and ReportPacks. These product packages are licensed by database size. We believe that utilizing a pricing model based on database size makes product selection and implementation easier for customers because it does not require the customer to comprehensively survey the elements to be monitored across the customer's IT infrastructure prior to implementation. As a customer's IT infrastructure expands or diversifies, the customer can increase database capacity, install additional DataPipes, add supplementary Report Packs and install additional satellite servers.

   The following graphic illustrates the components of our TREND solution:



                    [Description of TREND Solution Graphics]

   The left half of this graphic is divided into three horizontal tiers entitled from top-to-bottom, "Global," "Regional" and "Local." At the bottom of the Local tier, two elliptical circles are stacked vertically, and entitled from top to bottom "OSS/BSS System Data" and "SNMP/Non-SNMP Device Data." Graphics in the shape of horizontal pipes labeled "DataPipe," two and three respectively, are connected next to each elliptical circle with horizontal lines. At the top portion of each DataPipe an arrow moves horizontally toward four rectangular graphics labeled "TREND Server" located at the bottom portion of the Local tier. At the top portion of each TREND Server in the Local Tier, an arrow moves vertically toward two rectangular graphics also labeled "TREND Server" located in the Regional Tier. A second arrow moves straight and to the right from each of the four TREND Servers on the Local Tier and connect to an image in the shape of a vertical rectangle with rounded corners labeled "Network." At the top portion of each of the two TREND Servers located on the Regional tier, an arrow moves vertically toward an image in the shape of a square labeled "TREND Server" on the Global tier. A second arrow moves straight and to the right from each of the two TREND Servers on the Regional Tier and connect to the Network rectangle. Two arrows branch off from the TREND Server on the Global tier. One arrow moves straight and to the right and connects to the Network rectangle and the second arrow is a broken arrow dropping down to the left and connects the TREND Server on the Global tier to the elliptical circle on the top in the Local tier labeled "OSS/BSS" System Data. From the top and bottom of the Network rectangle three images in the shape of squares are connected to the Network rectangle with vertical lines labeled "TREND Clients." From the right of the Network rectangle, two images in the shape of documents appear vertically above each other, each connected to the Network rectangle with arrows and labeled from top-to-bottom "TREND ReportPacks" and "Custom Reports."

   TREND Servers. TREND servers provide the engine for storing, processing and accessing data collected from servers, databases, applications and network devices throughout the network. Data is automatically aggregated and summarized, and stale data is deleted by the TREND server. The TREND server is available in a range of database sizes to meet individual customers' requirements. TRENDweb servers extract information from the database, provide access to reports and generate reports on a scheduled basis. Multiple TREND and TRENDweb servers can be distributed for a scalable approach that accommodates virtually any network and extends to provide reporting on any defined data source.

   TREND Clients. TREND and TRENDweb clients provide interfaces to allow users to manipulate data collection, design and display management reports, print reports and distribute them via the web. Clients can be distributed to any networked machine, further enhancing TREND's scalability.

   TREND DataPipes. TREND DataPipes are distributed data collection applications that allow users to efficiently poll any group of simple network management protocol (SNMP)-manageable devices or collect data from non-SNMP or legacy data sources, and to store collected data in a relational database. Once processed, management information is readily accessible. This flexibility extends the reporting capabilities of TREND software. TREND DataPipes allows users to configure them to collect data from new devices.

   TREND ReportPacks. TREND ReportPacks are standard, "out of the box" performance management reports that form the basis for all TREND reports. These reports can be accessed through TREND's graphical user interface (GUI), a web interface or both. The report scheduling facility of TREND allows reports to be scheduled as required and allows for flexible delivery of results to the appropriate user via the web, a printer or user directory. ReportPacks are available for specific technologies, such as ATM, frame relay and DSL, and specific vendors, such as Cisco Systems and Nortel Networks.

   ReportPacks automatically set up and deliver summary and exception reports to the network administrator. Users install ReportPacks appropriate to the specific types of devices or technologies on which they want to report. Once installed, ReportPacks automatically discover the devices, determine what data should be collected, define the frequency of data collection, control data aggregation and statistical analysis to support reports, set thresholds for exception conditions and provide comprehensive reports to the user. These reports furnish the required information to assist network managers to oversee daily network operations. As network behavior changes, exception reports highlight the potential problems to the network manager. For each exception condition, a drill-down report provides the details necessary for evaluating and troubleshooting the problem.

   TREND's reporting capabilities can also be customized to meet the needs of individual users. Customers can design specific reports by modifying the pre-defined ReportPacks or starting from scratch. For example, users can enhance standard reporting capabilities to report on specific devices, fine tune polling frequencies and define different data summarization processing.

Services

   We offer our customers comprehensive services in the form of consulting, support, maintenance and training. We charge for our services separately from our licensing fees. Our customers typically purchase maintenance contracts at the same time they license our software which entitles them to software upgrades and support services. As of September 30, 2000, we employed 23 people in our services organization.

   Our service consultants help our customers deploy our software more efficiently and effectively across large and complex networks. Our consultants possess expertise in managing large, distributed networks as well as implementing our software solutions. This expertise enables us to offer our customers the ability to rapidly implement and utilize our software across their networks.

   We offer technical support to customers via phone, e-mail and our website. Our technical support team is dedicated to assisting our customers with product-related questions in a prompt manner that will best meet their needs. We currently offer four different levels of technical support contracts in which customers can subscribe for services ranging from the most basic level of maintenance to highly personalized ongoing support and quarterly on-site maintenance visits.

   We provide a number of training programs designed to ensure that our customers are effectively educated to take full advantage of our software and its features. We primarily teach our training classes at our headquarters in Torrance, but make classes available at customer or local training sites when necessary.

Technology

   Our product architecture is built on a Sybase database platform and includes a multi-database server design, highly efficient data collectors for SNMP and non-SNMP data sources, sophisticated data aggregation, and web-enabled reporting. The database can be accessed using any SQL-based method and with any off-the-shelf reporting application that supports the SQL standard, such as Excel or Crystal Reports.

   TREND operates on any combination of IBM-AIX, HP-UX, Sun Solaris and Windows platforms. With the Java-based TRENDweb application, TREND reports can be accessed from any web browser that supports the Java environment or HTML-based reports can be accessed from virtually any graphics-enabled web browser.

Customers

   Our customers include service providers and large enterprises. In addition, many of our enterprise customers act as service providers to their own organizations. Through September 30, 2000 we have licensed our TREND software solution to over 400 customers. The following customers have purchased software licenses and services totaling at least $150,000 since January 1, 1999:

Service Providers
-----------------
AT&T                         Essent Kabelcom            Bell Atlantic/Verizon
Bell Nexxia                  Global Crossing            SBC Datacom
BellSouth                    IBM                        Swisscom
BT                           Nortel Networks            Unisys
Cignal Global Communications NorthPoint Communications  Verio/NTT DoCoMo
Deutsche Telekom             NTL                        Qwest Communications
Digital Broadband Communications
                             Nuvo

Enterprises
-----------
Adelphia Business Systems    Fidelity                   Micron PC
Comdisco                     Hewlett-Packard            Siemens
General Electric             ICG                        Staples
FedEx

   AT&T and IBM represented 1% and 10% of our total revenues for 1999 and 13% and 14% of our total revenues for the six months ended June 30, 2000.

Case Studies

 AT&T Global Network Services

   AT&T Global Network Services (AGNS) provides solutions that relieve companies from the task of building and operating networks. AGNS, which guarantees service levels to its customers, desired to expand the capabilities of its existing network reporting system. AGNS requires massive system scalability to address the varied reporting needs of its large customer base. AGNS chose TREND for its ability to scale to large networks, and for the flexible nature of the TREND reporting solution. When viewed over the Internet using TRENDweb, our reports provide AGNS and its customers with a comprehensive view of the performance of the overall network and each of its customers operating within the network.

 Digital Broadband Communications

   Digital Broadband Communications (DBC) is an Internet service provider that offers advanced internetworking technologies and a comprehensive suite of Internet, data, voice and video services. DBC required scalability via a distributed architecture for capacity planning for upwards of one million ports. DBC chose Trinagy's TREND software solution specifically for its open architecture, and in particular TREND's ability to collect data from virtually any data source. TREND is integrated with DBC's existing OSS/BSS systems, which was crucial in the deployment of DBC's SLA reports. Using Trinagy's TRENDweb, DBC's customers have the ability to access information about their network performance directly via the web. DBC was able to customize the reports to provide its customers with specific frame relay utilization, throughput and response time graphs. The interface between TREND and DBC's OSS-based provisioning system had the additional benefit of allowing DBC customer profiles to be downloaded from DBC's provisioning system and correlated with TREND performance data.

 NorthPoint Communications

   NorthPoint Communications is a national provider of high-speed DSL services. As with many CLECs, performance reporting and capacity planning are of paramount concern to NorthPoint. NorthPoint needed to understand the nature of traffic across their network to better plan future growth requirements. NorthPoint purchased TREND to gather comprehensive performance data from the numerous and heterogeneous devices and circuits in this network.

 Terabeam Networks

   Terabeam Networks is a provider of fiberless broadband IP services over the first and last mile link of global communications networks. Using its own Fiberless Optical technology, Terabeam creates a point-to-multipoint network of invisible light over a metropolitan area to connect local area networks (LANs) and wide-area networks (WANs). As with many carriers, performance reporting and service level monitoring are of paramount concern to Terabeam. Terabeam needed visibility to the patterns of traffic that traverse its networks to plan for growth and uphold service level agreements. In addition, Terabeam needed to gather, aggregate and present performance and availability data in an understandable format to support SLAs with its customers. Terabeam purchased the TREND software solution in combination with our application response time ReportPacks to gather comprehensive performance data from the numerous and heterogeneous devices and circuits in its networks.

Sales and Marketing

   We sell our software to network service providers and large enterprises worldwide primarily through our direct sales organization. In addition, we have established relationships with strategic marketing partners, systems integrators, network equipment vendors, service providers and resellers to help us achieve broader market penetration and enhance our sales and marketing capabilities. As of September 30, 2000, we employed 66 people in our sales and marketing organization and intend to increase the number of people in this organization.

   Direct sales. We currently organize our direct sales force into geographical territories in North America and Europe. Our direct sales organization is made up of inside sales representatives, field sales representatives and systems engineers. Our inside sales representatives complete lead qualification and coordinate sales appointments. Our field sales representatives interface with our customers directly and develop their accounts. Our systems engineers interface technically with our customers. We intend to expand our direct sales force and establish additional sales offices both domestically and internationally.

   Indirect sales. We currently have relationships with resellers and distributors in both the international and North American markets. Our resellers include WaveTech Wandel & Golterman, Dimension Data, Network Support Systems, Southern View, Seki Technotron, NET Systems, SIMAC and Nuvo Networks. We also have co-marketing arrangements with a number of technology leaders including Bridgewater Systems, Copper Mountain Networks and NetIQ.

   Marketing programs. Our marketing programs are designed to inform potential customers about the capabilities and benefits of our products. Our marketing efforts include participation in industry and trade shows, preparation of competitive analyses, publication of technical and educational articles in industry journals, sales training, advertising and other outbound programs.

Strategic Relationships

   We have built strategic relationships with companies that help us provide a sophisticated and technologically advanced network performance management solution. In addition, we have developed relationships with companies that are able to help us with the distribution and marketing of our software.

 Nortel Networks

   We have a global pass-thru reseller agreement with Nortel Networks. Under the terms of the agreement, Nortel Networks has a worldwide, non-exclusive right to license TREND and market TREND as one of its enterprise reporting offerings to Optivity customers. Nortel Networks may sell TREND through its own sales force as well as through resellers and distributors around the world. The Company believes that this arrangement will provide Optivity/TREND users with a more complete view of the performance and health of their customers' networks.

 Bridgewater Systems

   We have formed a strategic alliance with Bridgewater Systems to offer a solution that packages real-time enforcement, management and interactive reporting for wholesale, business and consumer Internet services. TREND imports data from Bridgewater's WideSpan system, summarizes the data and generates usage tracking, trending and performance management reports. The joint solution allows service providers to correlate relevant network access and application data from a single source and in turn, tailor services to the specific needs of each customer, proactively manage service level agreements, and deliver on established quality commitments. In addition, the combined solution includes comprehensive accounting and usage data for correlation and consolidation of network-wide accounting records and detailed usage and active session reporting.

 NetIQ

   We have formed a strategic relationship with NetIQ to offer an end-to-end performance reporting solution. NetIQ's Pegasus product tracks and gathers data associated with the end user's performance experience, including application performance. TREND captures this data and combines it with network traffic and utilization data to produce an integrated TREND performance report. This information helps network managers isolate performance problems and give an end-to-end view of the client, server and network.

 Network Harmoni

   We have formed a strategic development and OEM relationship with Network Harmoni. Network Harmoni is a software developer that delivers desktop and server performance monitoring software agents for managing service level agreements and quality of service. Under the agreement, we will resell Network Harmoni's SNMP agents under the TREND brand name to provide information for application response and server monitoring reports.

Research and Development

   We focus our research and development efforts on developing new products to meet the evolving needs of our existing and potential customers by incorporating new features, functionalities and technologies. We believe that the timely development of new products and enhancements is essential to maintaining our competitive position in the marketplace.

   Our research and development team consists of staff members in our Torrance, California, Reston, Virginia, and Nashua, New Hampshire facilities. As of September 30, 2000, we had a total of 46 employees in our research and development organization.

   Our research and development costs for the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000 were $4.0 million, $5.0 million and $3.4 million. We anticipate that we will continue to increase our research and development expenses as we hire additional personnel to develop new products and to enhance our existing software. We expect that our focus for future releases of our software will include expanded database compatibility and continued improvements relating to ease of use, ease of integration, out of the box solutions, migration to standards-based technologies and continued improvements in performance and scalability. We are not supported by any research grants or support programs.

Competition

   Competition within the SLM software market has been and is expected to remain intense and marked by rapid changes in technology and industry standards, frequent new product introductions and increasing demands and expectations by customers. To maintain and improve our competitive position, we must continue to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with the technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. The principal competitive factors affecting the market for our products are reputation, quality, performance, price and customer support in addition to product features including flexibility, scalability, rapid deployment time, interoperability, functionality and ease of use.

   Our primary source of competition comes from suppliers of comparable products, including Concord Communications, CrossKeys Systems, InfoVista, NetScout Systems and Quallaby. Other sources of actual or potential competition include:

  . suppliers of system management products, including BMC Software, Computer
    Associates, Compuware, Hewlett-Packard and Tivoli Systems (an IBM company);

  . providers of network management products, such as Micromuse, Objective
    Systems Integrators, Visual Networks and Lucent Technologies (through its VitalSuite product);

  . parties who act as outsourcers of network infrastructure management services; and

  . organizations' internal design and development teams that produce customized applications for their specific needs.

   Many of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have broader name recognition and more extensive customer bases that they could leverage, thereby gaining market share to our detriment. They may be able to undertake more extensive promotional activities, adopt more aggressive pricing strategies, and offer purchasers more attractive terms than we can. Our competitors may develop products that are superior to ours or that achieve greater market acceptance. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their products to address customer needs. Such competition could materially and adversely affect our ability to obtain revenues from license and services fees from new or existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the price of our software. In any such case, our business, operating results and financial condition would be adversely affected. We cannot assure you that we will be able to compete successfully with existing or new competitors or that competition will not adversely affect our business.

Intellectual Property and Other Proprietary Rights

   Our success and ability to compete are dependent on our ability to develop and maintain our proprietary technology. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our products under signed license agreements, which impose restrictions on the licensee's ability to utilize our products. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of many countries do not protect our proprietary rights to the same extent as the laws of the United States.

   We currently rely on software that we have licensed from a number of suppliers, including Merant, Allaire and Sybase. These licenses may not continue to be available to us on commercially reasonable terms or at all. It may be difficult for us to replace any third-party software if a vendor seeks to terminate our license to the software. If these licenses become unavailable to us on reasonable terms or at all, our business would be materially and adversely affected. In addition, the operation of our products would be impaired if errors occur in the third-party software that we license. It may be more difficult for us to correct any errors in third-party software because the software is not within our control. Accordingly, our business would be adversely affected in the event of any errors in this software. In the future, we expect to license other third-party technologies to enhance our products, meet evolving customer needs or adapt to changing technology standards. Failure to license, or the loss of any license of necessary technologies could result in delays or reductions of shipments of our products until equivalent software is identified, licensed and integrated or developed by us.

   There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe upon their intellectual property. We expect that software product developers, providers of Internet-based software applications and providers of network performance solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

Employees

   As of September 30, 2000, we had 147 full time employees, including 66 in sales and marketing, 46 in research and development, 23 in services and 12 in administrative. Our future success will depend in part upon our ability to attract, train and retain, integrate and motivate highly qualified sales, technical and management personnel, for whom competition is intense. From time to time, we also employ independent contractors to support our services, product development and sales and marketing organizations. None of our employees are represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our employee relations are good.

Facilities

   Our primary administrative, sales, marketing and research and development facility is located in Torrance, California and consists of approximately 23,000 square feet of office space held under a lease that expires in October 2005. As of September 30, 2000, we also leased offices in Nashua, New Hampshire, Reston, Virginia and Berkshire, United Kingdom. We believe our existing facilities meet our current needs and that we will be able to obtain additional commercial space as needed.

Legal Proceedings

   Michael McCoy, our Chief Executive Officer from August 1998 to June 1999, has asserted claims against us relating to his termination. Specifically, Mr. McCoy alleges that he is entitled to options for 675,000 shares of common stock, and an unspecified amount of compensation for salary and benefits. We believe Mr. McCoy's claims are without merit. On or about September 1, 2000, we initiated an arbitration proceeding under the terms of his employment agreement for a determination of our dispute. Mr. McCoy has subsequently asserted a counter-claim in the arbitration proceeding alleging causes of action for breach of contract, fraud and negligent misrepresentation seeking unspecified monetary damages. While we believe that Mr. McCoy's claims are without merit and will oppose them vigorously, the ultimate outcome is uncertain.

   Although we are not currently a party to any other material litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

Directors and Executive Officers

   The names, ages and positions of our directors and officers as of September 30, 2000 are as follows:

       Name            Age                       Position
       ----            ---                       --------
David P. Woodall......  50 President, Chief Executive Officer and Director
David J. Kaufman......  47 Chairman, Chief Technology Officer and Director
Joseph M. Feig........  58 Treasurer and Chief Financial Officer
Paul H. Madick........  36 Secretary and General Counsel
Victor W. Mak.........  40 Vice President of Engineering
Dale E. Quayle........  40 Vice President of Sales
Peter Hoernes.........  39 Vice President of Services and Customer Support
Stephen P. Mank.......  44 Vice President of Marketing and Business Development
Dennis A. Kirshy......  57 Director
Douglas R. Korn.......  38 Director
Kenneth J. Biba.......  50 Director
Abraham Hepner........  69 Director
Stephen J. Clearman...  49 Director

Executive Officers

   David P. Woodall has served as our President and Chief Executive Officer since June 1999 and has served as a director since May 2000. From November 1998 to June 1999, Mr. Woodall served as our Executive Vice President. From November 1994 to June 1998, Mr. Woodall was the founder and served as Chief Executive Officer of Datacraft Americas, a network integration company. Mr. Woodall holds a B.A. in Psychology from Rutgers College and an M.B.A. from Nova University.

   David J. Kaufman has served as our Chief Technology Officer since September 1998 and has served as our Chairman of the Board since founding our company in November 1988. From November 1988 to August 1998, Mr. Kaufman served as our President and Chief Executive Officer. Mr. Kaufman holds a B.A. in economics and an M.S. in computer science from the University of California, Los Angeles.

   Joseph M. Feig has served as our Treasurer and Chief Financial Officer since April 1998. From April 1986 to April 1998, Mr. Feig served as President of JMF Associates, a financial consulting firm. Mr. Feig holds a B.S. in chemical engineering from Columbia University and an M.B.A. from Boston University.

   Paul H. Madick has served as our General Counsel and Secretary since April 1996. From September 1990 to April 1996, Mr. Madick served as an associate and later a partner of the Law Offices of E. Leonard Fruchter. Mr. Madick holds a B.A. in economics from the University of California, Los Angeles and a J.D. from Pepperdine University School of Law.

   Victor W. Mak has served as our Vice President of Engineering since February 2000. From April 1994 to February 2000, Mr. Mak served as Chief Technology Officer and Vice President of Engineering for DSET Corporation, a provider of telecommunications network management solutions. Mr. Mak holds a B.S. in electrical engineering from the University of Toronto, and an M.S. and Ph.D. in electrical engineering from Stanford University.

   Dale E. Quayle has served as our Vice President of Sales since April 2000. From November 1999 to April 2000, Mr. Quayle served as our Vice President of Sales and Marketing, and from April 1999 to November 1999, Mr. Quayle served as our Vice President of North American Sales. From November 1990 to March 1999, Mr. Quayle served as Vice President of Sales and Marketing of Artios Corporation, a provider of hosted business-to-business data integration services for enterprises and exchanges. Mr. Quayle holds a B.S. in business and economics from Illinois State University.

   Peter Hoernes has served as our Vice President of Services and Customer Support since January 2000. From April 1999 to January 2000, Mr. Hoernes served as a District Manager for AT&T. From June 1986 to April 1999, Mr. Hoernes served in various positions at IBM. Mr. Hoernes holds a B.S. in computer science from Marist College and an M.S. in artificial intelligence and computer science from Rensselaer Polytechnic Institute.

   Stephen P. Mank has served as our Vice President of Marketing and Business Development since April 2000. From July 1999 to January 2000, Mr. Mank served as Vice President of IP Services of Newbridge Networks, a company that designs, manufactures, markets and services end-to-end networking solutions. From June 1998 to April 1999, Mr. Mank served as Chief Executive Officer and Chief Operating Officer of Hayes Corporation, a company that manufactures computer communication products. Hayes filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in October 1998, and in April 1999 a motion was filed to convert the Chapter 11 proceeding to a Chapter 7 liquidation. From April 1993 to February 1998, Mr. Mank served as Vice President of Marketing and Business Development of Xyplex, an enterprise network component provider. Mr. Mank holds a B.A. from the College of Social Studies of Wesleyan University and an M.B.A. in marketing management and finance from the University of Southern California.

Directors

   Dennis A. Kirshy has served as a member of our board of directors since November 1996. Mr. Kirshy is a private investor and has advised and invested in small technology companies in the networking, Internet networking and computer industries since February 1993. Mr. Kirshy is a member of the board of directors of Network Engines, Inc., a developer and marketer of server appliances. Mr. Kirshy is also a director of several privately held companies in the networking and computer peripherals industries. Mr. Kirshy holds a B.S. in electrical engineering from the New York Institute of Technology and an M.B.A. from New York University.

   Douglas R. Korn has served as a member of our board of directors since April 2000. Since January 1999, Mr. Korn has served as a Managing Director of Bear, Stearns & Co. Inc. From January 1994 to December 1998, Mr. Korn served as managing director of Eos Partners, L.P. Mr. Korn is also a director of several privately held companies in the Internet infrastructure and consumer products industries. Mr. Korn holds a B.S.E. in business from the University of Pennsylvania and an M.B.A. from Harvard Business School.

   Kenneth J. Biba has served as a member of our board of directors since July 1996. Mr. Biba has served as Managing Director of The Value Group, a financial services firm, since January 1996 and has served as President of HighGain Technologies, a technology consulting firm, since June 1994. Mr. Biba serves on the board of directors of Xircom, Inc., a provider of mobile networking and information access solutions for mobile PC users, and is Chairman of Industrial Solid Propulsion, a vendor of consumer aerospace products. Mr. Biba holds a B.S. in physics and an M.S. in computer science from Case Western Reserve University.

   Abraham Hepner has served as a member of our board of directors since April 1994 and as an independent consultant to us from April 1994 to May 1999. Since 1983, Mr. Hepner has been an independent management consultant, advising companies in the technology, telecommunications and other industries.
Mr. Hepner holds an M.S. in chemical engineering from Universidad Autonoma de Mexico.

   Stephen J. Clearman has served as a member of our board of directors since April 1997. Since August 1989, Mr. Clearman has served as a member of the board of directors of MemberWorks, a company that designs and manages innovative membership programs. Since May 1988, Mr. Clearman has served as a member of the board of directors of World Access. Since May 1984, Mr. Clearman has served as a General Partner of Geocapital Partners, a venture capital management firm. Mr. Clearman holds a B.A. in mathematics from Haverford College, an M.S. in electrical engineering from Columbia University, and a J.D. from Harvard Law School.

   Except for David J. Kaufman and Paul H. Madick, who are brothers-in-law, there are no family relationships among any of our directors or executive officers.

Board of Directors

   Our board of directors is currently comprised of seven directors. Prior to the closing of the offering, the holders of our Series B and Series D preferred stock, each voting as a separate series, were each entitled to elect one director. Messrs. Clearman and Korn were elected to the board of directors pursuant to these rights. Upon the closing of this offering, these board representation rights will terminate and no stockholders will have any special rights with respect to board representation.

   Upon completion of this offering, our board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002, Class II, whose term will expire at the annual meeting of stockholders to be held in 2003, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. The Class I directors will be Messrs. Hepner and Woodall, the Class II directors will be Messrs. Clearman and Biba, and the Class III directors will be Messrs. Kirshy, Kaufman and Korn. At each annual meeting of stockholders, beginning with the 2002 annual meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Trinagy.

Committees of the Board of Directors

   Compensation Committee. Our compensation committee is composed of three outside directors who review and make recommendations to our board of directors concerning salaries and incentive compensation for our directors, officers and employees. The compensation committee also administers our employee benefit plans. The current members of our compensation committee are Messrs. Clearman, Kirshy and Korn.

   Audit Committee. The current members of our audit committee are Messrs. Biba, Hepner and Korn. The audit committee reviews our internal accounting and auditing procedures, reviews our audit and examination results and procedures, consults with our management and our independent public accountants prior to the presentation of our financial statements to stockholders, and makes recommendations to the board of directors about selecting independent public accountants.

Director Compensation

   Directors currently do not receive any cash compensation from us for their services as members of the board of directors, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our stock plans. On May 3, 1999, each of Messrs. Biba, Clearman, Hepner and Kirshy was granted an option to purchase 18,750 shares of our common stock at an exercise price of $1.33 per share. On May 31, 2000, each of Messrs. Kirshy and Hepner was granted an option to purchase 13,500 shares of our common stock at an exercise price of $6.67 per share. On June 1, 2000, Mr. Biba was granted an option to purchase 13,500 shares of our common stock at an exercise price of $6.67 per share. The foregoing options vest in equal monthly installments over a 12 month period from the date of grant. Option grants to directors are at the discretion of management, and we have no specific plans regarding amounts to be granted to its directors in the future. See "--Employee Benefit Plans."

   During fiscal 1999, each of Messrs. Biba, Hepner and Kirshy received an aggregate of $15,000 for management consulting services that they provided to us.

Compensation Committee Interlocks and Insider Participation

   Our compensation committee currently consists of Messrs. Clearman, Kirshy and Korn. On June 6, 2000, Mr. Kirshy replaced Mr. Biba as a member of our compensation committee. None of our executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board of directors or our compensation committee.

   For information regarding transactions with some of the members of our compensation committee or by entities affiliated with them, see "--Certain Transactions."

Executive Compensation

   The following table summarizes the compensation we paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer and each of our four other most highly compensated executive officers as well as our former Chief Executive Officer and our former Vice President of Engineering. These individuals are referred to as the "named executive officers" in this prospectus.

                           Summary Compensation Table

                                                             Long-Term
                              Annual Compensation       Compensation Awards
                         ----------------------------- ---------------------
   Name and Principal                     Other Annual Securities Underlying  All Other
        Position          Salary   Bonus  Compensation      Options (#)      Compensation
   ------------------    -------- ------- ------------ --------------------- ------------
David P. Woodall........ $192,500 $53,405    $  --            292,500           $5,034
 President and Chief
  Executive Officer

David J. Kaufman........  170,000  70,835       --                 --            5,478
 Chairman and Chief
  Technology Officer

Joseph M. Feig..........  166,400  38,893       --                 --            5,285
 Chief Financial Officer
  and Treasurer

Michael Procopio........  132,000  20,667       --                 --            5,055
 Vice President of
  Technology Planning

Paul H. Madick..........  129,500  20,341       --                 --            5,320
 Secretary and General
  Counsel

Michael McCoy...........  116,667  32,500       --                 --            3,965
 Former President and
 Chief Executive Officer

James Medlock...........  112,211 130,131       --             30,000            1,505
 Former Vice President
  of Engineering

   The amounts in the column entitled "All Other Compensation" consist of medical insurance premiums of $1,485, $3,948, $5,000, $5,021, $5,251, $5,286 and $5,444 paid by us on behalf of Messrs. Medlock, McCoy, Woodall, Procopio, Feig, Madick and Kaufman and term life insurance premiums in the amount of $17 paid by us on behalf of Mr. McCoy, $20 paid by us on behalf of Mr. Medlock and $34 paid by us on behalf of each of Messrs. Woodall, Kaufman, Feig, Procopio and Madick.

   Mr. Woodall became our President and Chief Executive Officer in June 1999. Mr. McCoy served as our President and Chief Executive Officer until June 1999. Mr. Medlock served as our Vice President of Engineering until July 1999. Mr. Procopio, our Vice President of Technology Planning, began reporting to our Vice President of Marketing and Business Development in April 2000.

Option Grants in Last Fiscal Year

   The following table provides summary information regarding stock options granted to each of the named executive officers in fiscal 1999. The information regarding stock options granted to the named executive officers as a percentage of total options granted to employees in 1999 is based on options to purchase a total of 1,904,972 shares that were granted to employees, consultants and directors in fiscal 1999. No stock appreciation or stock purchase rights were granted in fiscal 1999.

   Options were granted at an exercise price equal to the fair market value of our common stock as determined by the board of directors on the date of grant.

   The potential realizable values set forth in the table below assume that the fair market value of our common stock on the date of grant will appreciate at the indicated rate compounded annually for the entire six-year term of the option and that the option is exercised and sold on the last day of its term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect our projections or estimates of future stock price growth.

   All options indicated in the table below have a six year term. The options vest as to 25% of the shares one year from the vesting commencement date and the remaining shares vest at the rate of 1/48 of the shares at the end of each month thereafter, provided that the optionee remains our employee or a consultant to us. In addition, Messrs. Woodall and Feig have agreements that provide for acceleration of vesting under certain conditions as described in "--Employment Agreements and Change of Control Arrangements."

                                         Individual Grants                   Potential Realizable
                         --------------------------------------------------    Value at Assumed
                         Number of   Percent of                              Annual Rates of Stock
                         Securities Total Options                           Price Appreciation for
                         Underlying  Granted to                                   Option Term
                          Options   Employees in  Exercise Price Expiration -----------------------
      Name                Granted    Fiscal Year    Per Share       Date        5%          10%
      ----               ---------- ------------- -------------- ---------- ----------- -----------
David P. Woodall........  292,500       15.4%         $1.33       6/14/05   $   132,637 $   300,909
David J. Kaufman........       --         --             --            --            --          --
Joseph M. Feig..........       --         --             --            --            --          --
Michael Procopio........       --         --             --            --            --          --
Paul H. Madick..........       --         --             --            --            --          --
Michael McCoy...........       --         --             --            --            --          --
James Medlock...........   30,000        1.6           1.33       2/10/05        13,604      30,862


   Mr. Medlock resigned as our Vice President of Engineering on July 1999. None of these options vested prior to Mr. Medlock's resignation and therefore were terminated pursuant to his option award agreement.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth certain information for each of the named executive officers concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. It also sets forth values for "in-the-money" options that represent the positive spread between the exercise prices of outstanding options and $1.33 which was the fair market value of our common stock as of December 31, 1999 as determined in good faith by our board of directors.

                                                 Number of Securities          Value of Unexercised
                                                Underlying Unexercised        In-The-Money Options at
                           Shares              Options at Fiscal Year End           Fiscal Year End
                          Acquired    Value   ----------------------------   -------------------------
      Name               on Exercise Realized  Exercisable   Unexercisable   Exercisable Unexercisable
      ----               ----------- --------  -----------   --------------  ----------- -------------
David P. Woodall........       --    $    --       95,813          579,938     $ 15,330      $45,990
David J. Kaufman........       --         --      206,250          123,750      153,000       19,800
Joseph M. Feig..........       --         --       60,000           52,500        9,600        8,400
Michael Procopio........       --         --       46,875           65,625        7,500       10,500
Paul H. Madick..........       --         --       70,625           19,375       41,300        3,100
Michael McCoy...........       --         --           --               --           --           --
James Medlock...........   52,500      8,400           --               --           --           --

Employee Benefit Plans

 2000 Stock Incentive Plan

   Our 2000 Stock Incentive Plan was approved by our board of directors and stockholders in May 2000. A total of 1,200,000 shares of common stock have been reserved for issuance under the plan. As of September 30, 2000, awards to purchase an aggregate of 1,055,625 shares of common stock were outstanding under the plan, no shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 144,375 shares were available for future grant.

   Our 2000 Stock Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, to employees and nonstatutory stock options and stock purchase rights to employees, including officers and directors, and to non-employee directors and consultants. Unless terminated sooner, this plan will terminate automatically in October 2010.

   Our 2000 Stock Incentive Plan is administered by our compensation committee and, thus, the compensation committee determines the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon such exercise. In addition, the board has the authority to amend, suspend or terminate the plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted and then outstanding under the plan.

   Options and stock purchase rights granted under our 2000 Stock Incentive Plan are not generally transferable by the recipient. During the lifetime of the recipient, each option and stock purchase right is exercisable only by the recipient. The plan provides that options granted thereunder must generally be exercised within 30 days of the end of recipient's status as our employee or consultant, or within six months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term.

   When we issue common stock upon exercise of options under the 2000 Stock Incentive Plan, the agreement evidencing the grant may provide that we have an option to repurchase an employee's stock on the voluntary or involuntary termination of the employee's employment for any reason, including death or disability. If we exercise the repurchase option, the purchase price paid per share will equal the original price paid by the recipient and may be paid by cancellation of the recipient's outstanding indebtedness to us, if any. This repurchase option must be exercised within 90 days following termination. Our option to repurchase the common stock will terminate once we successfully sell our common stock to the public or any successor to our corporation successfully sells its stock to the public.

   The exercise price of any incentive stock options granted under this plan and any nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the terms of such incentive stock option must not exceed five years. The term of all other options granted under the plan may not exceed ten years.

   Our 2000 Stock Incentive Plan also provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option or right shall terminate unless assumed by the successor corporation.

 1998 Incentive Stock Option Plan

   Our 1998 Incentive Stock Option Plan was approved by our board of directors in April 1998 and by our stockholders in May 1998. A total of 1,200,000 shares were reserved for issuance under the plan. As of September 30, 2000, there were 987,563 options outstanding under this plan. Options granted under the 1998

Incentive Stock Option Plan are exercisable for a period of six years from the date of grant. Options granted under this plan vest as to 25% one year from the date of grant and the remaining shares vest as to 1/48 each month thereafter.

   When we issue common stock upon the exercise of options, the optionee is required to execute an agreement granting us the right to repurchase the issued shares at fair market value upon the occurrence of certain events, including termination of employment, death or disability. The agreement evidencing the grant may provide that we have a repurchase option exercisable upon the voluntary or involuntary termination of an employee's employment for any reason, including death or disability. If we exercise the repurchase option, the board of directors will determine the fair market value of the stock. The repurchase option must be exercised within 90 days after we become aware of the triggering event. Our option to repurchase the common stock will terminate once we successfully sell our common stock to the public or any successor to our corporation successfully sells its stock to the public. Upon a merger or consolidation of our company, option holders under the 1998 Incentive Stock Option Plan have the right to receive an equivalent amount of the surviving company's stock upon exercise of their options.

 1997 Incentive Stock Option Plan

   Our 1997 Incentive Stock Option Plan was approved by our board of directors and stockholders in May 1997. A total of 750,000 shares were reserved for issuance under the plan. As of September 30, 2000, there were 635,000 options outstanding under this plan. The terms of the options issued under the 1997 Incentive Stock Option Plan are essentially the same as those issued under the 1998 Plan.

 1996 Incentive Stock Option Plan

   Our 1996 Incentive Stock Option Plan was approved by our board of directors and stockholders in May 1996. A total of 750,000 shares were reserved for issuance under the plan. Options granted under the 1996 Incentive Stock Option Plan are exercisable for a period of four years from the date of grant. In addition, options granted pursuant to this plan vest as to 50% one year from the date of grant and the remaining shares vest two years after the date of grant. As of September 30, 2000, there were 465,097 options outstanding under this plan. Other than the exercise period and vesting schedules, the terms of the options issued under the 1996 Incentive Stock Option Plan are essentially the same as those issued under the 1998 Plan.

 1995 Incentive Stock Option Plan

   Our 1995 Incentive Stock Option Plan was approved by our board of directors in October 1995 and by our stockholders in December 1995. A total of 750,000 shares were reserved for issuance under the plan. Options granted under the 1995 Incentive Stock Option Plan vest as to 50% one year after the date of grant and the remaining shares vest two years after the date of grant. As of September 30, 2000, there were 517,500 options outstanding under this plan. Other than the vesting schedules, the terms of the options issued under the 1995 Incentive Stock Option Plan are essentially the same as those issued under the 1998 Plan.

 2001 Stock Incentive Plan

   Prior to the effectiveness of this offering, we plan to adopt a 2001 Stock Incentive Plan. Subject to stockholder approval, the plan will become effective immediately upon completion of this offering. A total of 2,500,000 shares of common stock will be reserved for the grant of stock options and other equity incentive awards under the 2001 Stock Incentive Plan. Annual increases will be added to the 2001 Stock Incentive Plan equal to 5% of all outstanding shares of our common stock or a lesser amount determined by our board of directors. As of the date of this prospectus, no options or other equity incentive awards have been granted under the 2001 Stock Incentive Plan.

   The administrator has the authority to select individuals who are to receive options or other equity incentive awards under the 2001 Stock Incentive Plan and to specify the terms and conditions of options or other equity incentive awards granted (including whether or not such options are incentive or nonstatutory stock options), the vesting provisions, the term and the exercise price. The 2001 Stock Incentive Plan provides that we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, including our officers and employee directors, and we may grant nonstatutory stock options to employees and consultants, including non-employee directors.

   The exercise price of incentive stock options granted under the 2001 Stock Incentive Plan shall equal the fair market value of our common stock on the date of grant (except in the case of grants to any person holding more than 10% of the total combined voting power of all classes of our or any of our parent's or subsidiaries' stock in which case the exercise price shall equal 110% of the fair market value on the date of grant). The exercise price of nonqualified stock options shall not be less than 85% of the fair market value on the date of grant (except in the case of grants to any person holding more than 10% of the total combined voting power of all classes of our or any of our parent's or subsidiaries' stock in which case the exercise price shall equal 110% of the fair market value on the date of grant). Option holders may pay for an exercise in cash or other consideration, including a promissory note, as approved by the administrator.

   Generally, options granted under the 2001 Stock Incentive Plan (other than those granted to non-employee directors) will vest at a rate of 25% of the shares underlying the option after one year and the remaining shares vest in equal monthly portions thereafter, such that all shares are vested after four years. Unless otherwise provided by the administrator, an option granted under the 2001 Stock Incentive Plan generally expires 10 years from the date of grant. Upon the optionee's termination of employment or service with us or any of our affiliates without cause, the option will terminate in three months. Upon the optionee's termination of employment or service with us or any of our affiliates for cause, the option may be terminated immediately. Upon the optionee's death or disability, the option will terminate 12 months after the optionee's death or disability. In addition, options granted under our 2001 Stock Incentive Plan are not generally transferable by the optionee except by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by such optionee.

   In the event we merge with or into another corporation or dispose of all or substantially all of our assets, or in the event of other transactions in which our stockholders before the transaction own less than 50% of the total combined voting power of all our outstanding securities after the transaction, all outstanding awards under the 2001 Stock Incentive Plan will terminate unless they are assumed or equivalent awards are substituted by the successor corporation or any of its parents or subsidiaries.

 2001 Employee Stock Purchase Plan

   We expect to adopt our 2001 Employee Stock Purchase Plan prior to this offering. Subject to stockholder approval, the plan will become effective immediately upon completion of this offering. This purchase plan will provide employees with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 1,000,000 shares of common stock will be reserved for issuance under the purchase plan.

   Under the plan, the board of directors from time to time may resolve to appoint the full board to administer the plan, or delegate the administration of the plan to a committee. In either case, the administrator has full and exclusive authority to interpret and apply the terms of the purchase plan and determine who may be eligible to participate in it.

   Employees are generally eligible to participate in the purchase plan if they have been employed by us or any participating subsidiary for at least 24 months, and work at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if, by participating in the plan, the employee would:

  . own stock constituting five percent or more of the total combined voting power or value of all classes of our capital stock; or

  . obtain rights to purchase stock under all of our employee stock purchase plans accruing at a rate in excess of $25,000 worth of stock per year.

   The purchase plan, which is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, contemplates consecutive, overlapping six-month offering periods. The offering periods generally will start on the first trading day on or after January 1 and July 1 of each year, except for the first such offering period, which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before December 31, 2001.

   The purchase plan permits participants to purchase up to 2,000 shares of common stock per offering period through payroll deductions of between 1% and 10% of the participant's compensation, which for purposes of the purchase plan is comprised of the participant's base salary, overtime, commissions and cash bonuses from the company. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period, at a price of 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, whereupon they will receive all amounts deducted pursuant to the plan. Participation ends automatically upon termination of employment with us.

   A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

   The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, a successor corporation may either assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress may be shortened, and an accelerated exercise date will be set by the administrator in its sole discretion.

   The administrator may set and change all applicable offering periods, exchange rates, and procedural rules of the purchase plan in its sole discretion. The administrator may also amend any part of the purchase plan provided that no option holders would be adversely affected by such amendment. Finally, the administrator may terminate the purchase plan, provided that its participants are allowed a final opportunity to exercise their remaining accrued purchase rights. The purchase plan will terminate automatically in 2020 if not sooner terminated by the administrator.

 401(k) Plan

   We sponsor a defined contribution plan intended to qualify under Section 401(k) of the Internal Revenue Code. All employees are generally eligible to participate and may enter the 401(k) plan as of January 1 or July 1 of each year. Participants may make pre-tax contributions to the plan of up to 16% of their eligible pay, subject to a statutorily prescribed annual limit. Participants are fully vested in their contributions and the investment earnings. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment Agreements and Change of Control Arrangements

   On June 14, 1999, we entered into an employment agreement with David P. Woodall, our President and Chief Executive Officer. Under the agreement, Mr. Woodall receives an annual base salary of $200,000, with a target bonus of up to $65,000 per year, payable on a quarterly basis. The agreement has an initial term of two years, with automatic one year renewals unless either party gives the other party notice that it does not intend to renew the agreement within 90 days of the termination date. Under the agreement, Mr. Woodall received options to purchase 292,500 shares of our common stock at an exercise price of $1.33 per share. The option vests 25% one year from the date of grant, and then vests as to 1/48th each month thereafter. If Mr. Woodall is terminated without cause after a change of control of our company, all unvested options will vest immediately. If his pay is reduced by more than 20% after a change in control, then 50% of his remaining unvested options will vest immediately. Mr. Woodall may terminate the employment agreement at any time with thirty days' advance notice. If we terminate Mr. Woodall's employment without cause, he will receive six months' salary. The agreement also provides that if Mr. Woodall does not renew the employment agreement, for a period of two years after ending his employment with us, he will not perform similar work in areas where we do business, or hire our employees to do work that is similar to their work for us. If we do not renew the employment agreement, then similar restrictions will apply for six months.

   On April 16, 1999, we entered into an employment agreement with David J. Kaufman, our Chairman and Chief Technology Officer. Under the agreement, Mr. Kaufman receives an annual base salary of $180,000, with a target bonus of up to $72,000 per year, payable on a quarterly basis. The agreement had an initial term of one year, with automatic one year renewals unless either party gives the other party notice that it does not intend to renew the agreement within 90 days of the termination date. Mr. Kaufman may terminate the employment agreement at any time with thirty days' advance notice. If we terminate Mr. Kaufman's employment for cause, he will receive one month's base pay, a continuation of any car allowance, and 30 days' continuance of any company-provided insurance. If he is terminated without cause, he will be entitled to receive six months' salary and employee benefits for an additional 90 days. Mr. Kaufman also agreed that if he does not renew the employment agreement, for a period of two years after terminating his employment with our company he will not perform similar work in areas where we do business, or hire our employees to do work that is similar to their work for us. If we do not renew the employment agreement, then similar restrictions will apply for six months.

   On April 16, 1998, we entered into an employment agreement with Joseph M. Feig, our Treasurer and Chief Financial Officer. Under the initial agreement, Mr. Feig received an annual base salary of $156,000, with a target bonus of up to $39,000 per year, payable on a quarterly basis. The agreement had an initial term of one year, with automatic one year renewals unless either party gives the other party notice that it does not intend to renew the agreement within 60 days of the termination date. Mr. Feig may terminate the employment agreement at any time with thirty days' advance notice. If we terminate Mr. Feig's employment for cause, he will receive one month's base pay, a continuation of any car allowance, and 30 days' continuance of any company-provided insurance. If he is terminated without cause, or if we breach the employment agreement, he will receive six months' salary either in a lump sum or as it would normally become due, and employee benefits for an additional 90 days. Mr. Feig's employment agreement provides that if there is a change of control of our company and Mr. Feig's responsibilities are downgraded, Mr. Feig is entitled to receive the greater of six months' salary or the amount of salary remaining under the employment agreement. In addition, pursuant to Mr. Feig's option agreement for 90,000 shares of our common stock, Mr. Feig has the right to the immediate vesting of all unvested options upon a change of control of our company and a downgrade of his responsibilities.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

  . a breach of the duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law; and

  . transactions from which the director or officer derived an improper personal benefit.

   The limitation of liability provided in our certificate of incorporation does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our bylaws provide that we will indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware law. We believe that the indemnification provided in our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any current or former officer, director, employee or other agent of our company, or of another enterprise if serving at our request, for any liability arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify him or her against liability under the provisions of Delaware law.

   Prior to the effectiveness of this offering, we intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will require us to indemnify our directors and officers for any and all expenses including attorneys fees, and including any federal, state, local or foreign taxes imposed on them as a result of the actual or deemed receipt of any payments under the indemnification agreement, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval will not be unreasonably withheld) of any action, suit or proceeding, including any action by or in the right of Trinagy arising out of the individual's status as a director, officer, employee, or agent of Trinagy, any of our subsidiaries or any other company or enterprise to which the person provides services at our request and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us. We believe that our certificate of incorporation, bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

   We currently maintain insurance on behalf of our directors and officers insuring them against liabilities that they may incur in such capacities or arising out of such status.

   At present, we are not aware of any pending litigation or proceeding involving a director or officer in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

   The following is a description of transactions in the last three years to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under "Management."

   In April 1997, we sold an aggregate of 1,441,592 shares of our Series B preferred stock at a price per share of $2.36 to Geocapital IV, L.P., an entity affiliated with Geocapital IV Management, L.P. Upon consummation of this offering, the Series B preferred stock will automatically convert into common stock on a 3 for 2 basis. Geocapital IV, L.P., owns, either beneficially or of record, more than five percent of our voting securities. In addition, Mr. Clearman, one of our directors, is a general partner of Geocapital Management IV, L.P. Geocapital IV, L.P., is also entitled to registration rights with respect to the common stock issued or issuable upon conversion of its Series B preferred stock.

   In May 1998, we issued a convertible promissory note to Geocapital IV, L.P., an entity affiliated with Geocapital IV Management, L.P. In August 1998, we issued an additional convertible promissory note to Geocapital IV, L.P. with substantially the same terms and conditions as the May 1998 promissory note. Geocapital IV, L.P., owns, either beneficially or of record, more than five percent of our voting securities. Mr. Clearman, one of our directors, is a general partner of Geocapital IV Management, L.P. In exchange for both convertible promissory notes, Geocapital IV, L.P. loaned us an aggregate of $2,000,000, which we were required to repay by May 1, 1999, plus interest at a rate equal to 10% per annum. In addition, we also agreed to issue Geocapital IV, L.P., two warrants, each to purchase 95,340 shares of our common stock, at a price of $1.57 per share. In December 1998, the convertible promissory notes were subsequently converted into shares of our Series C preferred stock, as discussed below.

   In December 1998, we sold an aggregate of 986,437 shares of our Series C preferred stock at price per share of $8.11 to Bay Networks, Inc. (now Nortel Networks NA, Inc.). Nortel Networks owns, either beneficially or of record, more than five percent of our voting securities. In connection with their purchase of shares of Series C preferred stock, we granted the Series C holders the right to designate an observer to attend all of our board of directors meetings. The Series C holders designated Mark De La Vega, an officer of Nortel Networks, as their observer. Upon consummation of this offering, the Series C preferred stock will automatically convert into common stock on a 3 for 2 basis. Nortel Networks is also entitled to registration rights with respect to the common stock issued or issuable upon conversion of its Series C preferred stock.

   In addition, in December 1998, we sold an aggregate of 258,049 shares of our Series C preferred Stock to Geocapital IV, L.P., an entity affiliated with Geocapital IV Management, L.P. In exchange for the purchase of these shares, and pursuant to the terms of our Series C preferred stock purchase agreement, Geocapital IV, L.P. converted two promissory notes executed by us, in favor of Geocapital IV, L.P., in the aggregate principal amount of $2,000,000. Upon consummation of this offering, the Series C preferred stock will automatically convert into common stock on a 3 for 2 basis. Geocapital IV, L.P., owns, either beneficially or of record, more than five percent of our voting securities. In addition, Mr. Clearman, one of our directors, is a general partner of Geocapital IV Management, L.P. Geocapital IV, L.P., is also entitled to registration rights with respect to the common stock issued or issuable upon conversion of its Series C preferred stock.

   In December 1998 we entered into an OEM agreement with Nortel Networks. In February 2000, the OEM agreement was mutually terminated and replaced with a global pass-thru reseller agreement. Pursuant to the terms of the global pass-thru reseller agreement, Nortel Networks has a worldwide, non-exclusive right to license our TREND software products. Payments under these agreements totaled approximately $1 million. Nortel Networks owns, either beneficially or of record, more than five percent of our voting securities.

   In July 1999, The Everest Group, Inc., an entity affiliated with Mr. Kaplan, received $154,390 in real estate commissions for real estate brokerage services provided in connection with the relocation of our corporate offices to Torrance, California. These commissions were paid by the landlord. Mr. Kaplan owns, either beneficially or of record, more than five percent of our voting securities. In addition, Mr. Kaplan holds a one-third interest in The Everest Group.

   Since 1997, we have licensed products and provided services in the ordinary course of business totaling approximately $1.3 million to Nortel Networks.

   In April 2000, we sold an aggregate of 1,282,114 shares of our Series D preferred stock at a price per share of $9.36 to DTALK Acquisition Corp., an entity affiliated with Bear, Stearns & Co. Inc. Upon consummation of this offering, the Series D preferred stock will automatically convert into common stock on a 3 for 2 basis. The holders of the Series D preferred stock, voting as a single class, were allotted one seat on our board of directors, currently filled by Mr. Korn, who is a managing director of Bear, Stearns & Co. Inc. These shares were subsequently transferred to Bear Stearns Merchant Banking Partners II, L.P. and affiliated entities. The holders of these shares are entitled to registration rights with respect to the common stock issued or issuable upon conversion of its Series D preferred stock.

   We plan to enter into an indemnification agreement with each of our current and future executive officers and directors.

   See the description of certain change of control agreements entered into with some of our officers described under "Management--Employment Agreements and Change of Control Agreements."

                             PRINCIPAL STOCKHOLDERS

   The following table shows information about the beneficial ownership of our common stock as of September 30, 2000 and as adjusted to reflect the sale of shares offered by this prospectus. It shows shares beneficially owned by each of the following:

  . each person or group of affiliated persons known by us to beneficially own more than 5% of our outstanding common stock;

  .  each of our directors;

  .  each of the named executive officers; and

  .  all directors and executive officers as a group.

   We have determined the beneficial ownership shown on this table in accordance with the rules of the Securities and Exchange Commission. Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of September 30, 2000 those shares are included in that person's reported holdings and in the calculation of the percentage of our common stock owned. The percentage of beneficial ownership as of September 30, 2000 and after this offering is based on 12,170,604 shares of common stock outstanding as of September 30, 2000, assuming conversion of all shares of preferred stock outstanding on that date into common stock on a 3 for 2 basis, and shares of common stock outstanding after this offering. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person's name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each of the persons in this table is: c/o Trinagy, Inc., 19191 S. Vermont Ave., 9th Floor, Torrance, California 90502.

                                                                 Percentage
                                                                Beneficially
                                                  Number of         Owned
                                                    Shares    -----------------
                                                 Beneficially  Before   After
           Name of Beneficial Owner                 Owned     Offering Offering
           ------------------------              ------------ -------- --------
Geocapital IV, L.P. (1)........................   2,740,141     22.2%       %
Bear Stearns Merchant Banking Partners II, L.P.
 and affiliated entities (2)...................   1,923,171     15.8
Nortel Networks NA, Inc. (3)...................   1,479,655     12.2
David J. Kaufman (4)...........................   1,455,105     11.6
Fred Kaplan (5)................................     812,532      6.7
David P. Woodall (6)...........................     196,809      1.6
Joseph M. Feig (7).............................      76,123        *
Michael Procopio (8)...........................     101,155        *
Paul H. Madick (9).............................      99,999        *
Michael McCoy (10).............................          --        *
James Medlock (11).............................          --        *
Dennis A. Kirshy (12)..........................     342,000      2.8
Douglas R. Korn (13)...........................          --        *
Kenneth J. Biba (14)...........................     241,875      2.0
Abraham Hepner (15)............................     231,000      1.9
Stephen J. Clearman (16).......................      18,000        *
All directors and executive officers as a group
 (14 persons) (17).............................   2,851,271      21.2%

--------
  *  Represents less than 1% of the outstanding common stock.

 (1) The address of Geocapital IV, L.P. is One Bridge Plaza, Fifth Floor, Fort Lee, New Jersey 07024. Includes 190,680 shares subject to a warrant exercisable within 60 days of September 30, 2000.

 (2) Includes 881,095 shares held by Bear Stearns Merchant Banking Partners II, L.P., 161,476 shares held by Bear Stearns Merchant Banking Investors II, L.P., 440,299 shares held by BSMB Employee I, L.P. and 440,299 shares held by BSMB Employee II, L.P. The address of these entities is c/o The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167.

 (3) The address of Nortel Networks is 4401 Great America Parkway, Santa Clara, California 95052.

 (4) Includes 247,500 shares subject to options exercisable within 60 days of September 30, 2000. Also includes 72,255 shares owned by Mr. Kaufman's spouse and 75,000 shares subject to options held by Mr. Kaufman's spouse that are exercisable within 60 days of September 30, 2000.

 (5) Includes 95,913 shares owned by the Fred Kaplan & Associates Retirement Trust and 15,000 shares owned by the Zanini/Kaplan/Potach Family Stock Trust, for each of which Mr. Kaplan serves as trustee. The address for Mr. Kaplan is 806 Pearl Street, Redondo Beach, California 90277.

 (6) Includes 196,809 shares subject to options exercisable within 60 days of September 30, 2000.

 (7) Includes 76,123 shares subject to options exercisable within 60 days of September 30, 2000.

 (8) Includes 72,655 shares subject to options exercisable within 60 days of September 30, 2000.

 (9) Includes 99,999 shares subject to options exercisable within 60 days of September 30, 2000.

(10) Mr. McCoy served as our President and Chief Executive Officer until June 1999.

(11) Mr. Medlock served as our Vice President of Engineering until July 1999.

(12) Includes 18,000 shares held by Mr. Kirshy's spouse and 205,500 shares subject to options exercisable within 60 days of September 30, 2000.

(13) Mr. Korn is a managing director of Bear, Stearns & Co. Inc.

(14) Includes 61,875 shares subject to options exercisable within 60 days of September 30, 2000.

(15) Includes 25,500 shares subject to options exercisable within 60 days of September 30, 2000.

(16) Includes 18,000 shares subject to options exercisable within 60 days of September 30, 2000. Mr. Clearman, one of our directors, is a general partner of Geocapital IV Management, which is the general partner of Geocapital IV, L.P. Geocapital IV Management, has sole voting and dispositive authority over the shares held by Geocapital IV, L.P. Mr. Clearman does not have voting or dispositive authority over these shares and disclaims beneficial ownership except to the extent of his pecuniary interest in these shares.

(17) Includes an aggregate of 1,256,730 shares subject to options and warrants exercisable within 60 days of September 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. The following is a summary of the material features of our capital stock. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws to be effective upon completion of this offering, each of which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

   As of September 30, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock, there were 12,170,604 shares of common stock outstanding held of record by 95 stockholders. After giving effect to the sale of common stock offered hereby, there will be shares of common stock outstanding.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

   Pursuant to our amended and restated certificate of incorporation that will be filed upon completion of this offering, our board of directors will have the authority, without further action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors will also be able to designate the powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions of each series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of our common stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding and we have no present plans to issue any of the preferred stock.

Registration Rights

   We have granted registration rights to some of our stockholders. Assuming conversion of all outstanding preferred stock into common stock upon completion of this offering, the holders of 6,470,579 shares of our common stock and the holders of warrants to purchase 190,680 shares of our common stock, or their respective transferees, have the right under certain circumstances to have these shares registered under the Securities Act. These rights are provided under the terms of agreements between us and the holders of these securities. Subject to the limitations of those agreements, these registration rights include the following:

  . The holders of at least 25% of these securities then outstanding, or holders of at least 50% of common stock issued upon conversion of Series D preferred stock, may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale, provided that the anticipated aggregate offering price of such public resale, net of any underwriters' discounts or commissions, would exceed $5 million.

  . If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering, provided that these holders may not be reduced below one third of the total number of shares included in the offering.

  . The holders of these securities may also require us, not more than twice in any 12 month period, to register all or a portion of these securities on Form S-3 when the use of that form becomes available to us, provided among other things, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1 million.

   We will be responsible for paying all registration expenses other than underwriting discounts and commissions, and the holders selling their shares will be responsible for paying all selling expenses.

Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

 Charter Documents

   Provisions of our amended and restated charter and amended and restated bylaws, each of which will be effective upon completion of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. These provisions could limit the price investors might be willing to pay in the future for our common stock and could have the effect of delaying or preventing a change in control. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation may result in an improvement of their terms. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  .  division of the board of directors into three separate classes;

  .  elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

   In addition, subject to limitations prescribed by law, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

 Delaware Law

   We are subject to Section 203 of the Delaware General Corporation Law. This is an anti-takeover law that restricts transactions and business combinations between a corporation and an interested stockholder owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, this law prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation. This calculation does not include shares held by persons who are both directors and officers or by employee stock plans.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock into the public market, including shares issued upon exercise of outstanding options and warrants, could adversely affect prevailing market prices of our stock. Sales of substantial amounts of our common stock into the public market after contractual restrictions lapse could adversely affect the prevailing market price and our ability to raise capital in the future.

   Upon completion of this offering, we will have      shares of common stock
outstanding based upon shares outstanding as of September 30, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the shares of common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined under the Securities Act and the regulations promulgated thereunder. The remaining 12,170,604 shares will become eligible for public sale as follows:

                                               Approximate Number
                                               of Shares Eligible
           Date                                 for Future Sale            Comment
           ----                                ------------------          -------
Date of this prospectus......................        362,792

90 days after the date of this prospectus....        141,750      Shares saleable under
                                                                  Rule 701.

180th day after the date of this prospectus..      8,974,353      Lock-up expires. Shares
                                                                  saleable under Rule 144
                                                                  and Rule 701.

Various dates thereafter.....................      2,691,709      Restricted securities held
                                                                  for one year or less as of
                                                                  the 180th day after the
                                                                  date of this prospectus.

   In addition, we had 5,163,937 shares subject to outstanding options at September 30, 2000. We intend to register, prior to the expiration of the lock-up agreements, all of the shares of common stock reserved for issuance under our stock option and employee stock purchase plans. This registration will permit the resale of shares by non-affiliates in the public market without registration beginning on the expiration of the lock-ups.

Lock-up Agreements with the Underwriters

   Each of our executive officers and directors, and most of our stockholders and option holders, have signed lock-up agreements under which they agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock without the prior consent of Bear, Stearns & Co. Inc. for a period of 180 days after the date of this prospectus. We have entered into a similar agreement with the representatives of the underwriters. Bear Stearns may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to lock-up agreements; however, Bear Stearns does not have any current plans to effect such a release.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for a period of at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of our common stock, which will equal
     approximately       shares immediately after this offering; or

  . the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to provisions relating to manner of sale and notice requirements and the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon completion of this offering, subject to the lock-up agreements described above.

Rule 701

   In general, any of our employees, directors, officers, consultants or advisors who purchases shares from us under Rule 701 in connection with a written compensatory plan or contract before the effective date of the offering is entitled to resell these shares 90 days after the effective date of the offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

   The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates" subject only to the manner of sale restrictions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding requirement. Of the shares of common stock held by existing stockholders as of September 30, 2000, 619,063 shares will be eligible for resale pursuant to Rule 701.

Registration Rights

   After this offering, the holders of 6,470,579 shares of our common stock and the holders of warrants to purchase 190,680 shares of our common stock, or their respective transferees, will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by our affiliates). Please see "Description of Capital Stock-- Registration Rights" for a description of those shares entitled to registration.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement among the underwriters and us, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., CIBC World Markets Corp., Wit SoundView Corporation and C.E. Unterberg, Towbin, has severally agreed to purchase from us the aggregate number of shares of our common stock set forth opposite its name below:

                                                                       Number of
Underwriter                                                             Shares
-----------                                                            ---------
Bear, Stearns & Co. Inc...............................................
CIBC World Markets Corp...............................................
Wit SoundView Corporation.............................................
C.E. Unterberg, Towbin................................................






                                                                       --------
  Total...............................................................
                                                                       ========

   The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel, the delivery of a letter by our independent public accountants and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are committed to purchase and pay for all of the above shares of our common stock if any are purchased.

Public Offering Price

   The underwriters propose to offer the shares of our common stock directly to the public at the offering price located on the cover page of this prospectus
and at that price less a concession not in excess of $    per share of common
stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may
reallow, concessions not in excess of $   per share of common stock to certain
other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

   The following table summarizes the per share and total public offering price of the shares of common stock in this offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                             Total
                                                 -----------------------------
                                            Per     Without          With
                                           Share Over-allotment Over-allotment
                                           ----- -------------- --------------
Initial public offering price............. $         $              $
Underwriting discounts and commissions
 payable by us............................ $         $              $
Proceeds, before expenses, to us.......... $         $              $

   The underwriting discount and commission per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock. We estimate total expenses payable by us in connection with this offering, other than the underwriting
discounts and commissions referred to above, will be approximately $     .

Over-Allotment Option to Purchase Additional Shares

   We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of additional shares of our common stock exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obligated to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.

Indemnification and Contribution

   The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make in respect of such liabilities.

Lock-Up Agreements

   Our executive officers and directors, and most of our stockholders and option holders have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of our common stock in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. This consent may be given at any time with or without public notice. In addition, we have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of our common stock, except in connection with this offering, upon conversion of our outstanding convertible preferred stock, upon the exercise of currently outstanding stock options and for the grant and exercise of options under, or the issuance and sale of shares pursuant to, our equity compensation plans. There are no agreements to release any of these lock-ups prior to the expiration of the lock-up period.

Nasdaq National Market Quotation

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in those negotiations, the primary factors were our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. Our common stock has been approved for listing on the Nasdaq National Market under the trading symbol "TRGY". We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

Stabilization, Syndicate Short Position and Penalty Bids

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock.

   The underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in the offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Sales in excess of the over-allotment option are naked short sales. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

   Accordingly, to cover these short sales positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

Reserved Share Program

   At our request, the underwriters have reserved for sale at the initial
public offering price up to       shares of common stock to be sold in this
offering for sale to our directors, officers, employees, business associates, vendors and related persons. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns & Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, officers, employees, business associates, vendors and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Electronic Prospectus

   A prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView Corporation's strategic partner, E*Trade Securities, Inc., and may be made available on web sites maintained by other underwriters or selected dealers.

                                 LEGAL MATTERS

   Morrison & Foerster LLP, Irvine, California, will pass upon the validity of the common stock offered hereby for us. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Austin, Texas, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the common stock to be sold under this prospectus. Prior to the offering we were not required to file reports with the SEC. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contract, agreement or document and are not necessarily complete. Complete exhibits have been filed with the registration statement.

   The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference facility maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The registration statement and other information filed with the SEC is available at the web site maintained by the SEC on the worldwide web at http://www.sec.gov.

   We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
   Report of Independent Public Accountants................................ F-2

   Consolidated Balance Sheets............................................. F-3

   Consolidated Statements of Operations................................... F-5

   Consolidated Statements of Stockholders' Equity (Deficit)............... F-6

   Consolidated Statements of Cash Flows................................... F-7

   Notes to Consolidated Financial Statements.............................. F-8

   The accompanying consolidated financial statements retroactively reflect a 3 for 2 stock split of the Company's common stock and the reincorporation of the Company. The opinion below is in the form which we expect to issue upon consummation of the stock split and reincorporation, which are described in
Note 12 of the Notes to the Consolidated Financial Statements.

Arthur Andersen LLP

Los Angeles, California
October 24, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Trinagy, Inc.:

   We have audited the accompanying consolidated balance sheets of Trinagy, Inc., formerly DeskTalk Systems, Inc., (a Delaware corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinagy, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Los Angeles, California
April 11, 2000

(except with respect to the matters in Note 12, as to which the date is October 24, 2000)

                          TRINAGY, INC. AND SUBSIDIARY

     CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1998, 1999 AND JUNE 30, 2000

                                                  December 31,
                                             ----------------------  June 30,
                                                1998        1999       2000
                                             ----------- ---------- -----------
                                                                    (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents................. $ 7,672,071 $   20,316 $11,368,052
  Accounts receivable, net of allowance for
   doubtful accounts of $88,000, $295,000
   and $628,000 as of December 31, 1998,
   1999 and June 30, 2000 (unaudited),
   respectively.............................   1,474,618  3,456,001   3,543,731
  Prepaid expenses..........................     207,037    299,162     691,272
                                             ----------- ---------- -----------
    Total current assets....................   9,353,726  3,775,479  15,603,055
Property and Equipment, net.................     814,713    990,280   1,325,277
Other Assets................................      43,616    215,522     173,181
                                             ----------- ---------- -----------
                                             $10,212,055 $4,981,281 $17,101,513
                                             =========== ========== ===========




   The accompanying notes are an integral part of these consolidated balance sheets.

                          TRINAGY, INC. AND SUBSIDIARY

     CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1998, 1999 AND JUNE 30, 2000

                                                                     Pro Forma
                               December 31,                        Stockholders'
                         -------------------------    June 30,    Equity (Deficit)
                            1998          1999          2000       June 30, 2000
                         -----------  ------------  ------------  ----------------
                                                    (unaudited)     (unaudited)
                                                                      (Note 7)
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current Liabilities:
 Line of credit......... $        --  $    350,000  $         --
 Accounts payable.......     788,049     1,171,592     1,363,584
 Accrued expenses.......   1,310,012     1,612,253     2,303,499
 Deferred revenue.......   2,045,399     2,517,290     3,866,431
 Current portion of
  capital lease
  obligations...........     147,150       147,908       104,267
 Other current
  liabilities...........      89,780       313,849       294,808
                         -----------  ------------  ------------
   Total current
    liabilities.........   4,380,390     6,112,892     7,932,589
 Deferred rent..........          --       245,107       226,986
 Capital lease
  obligations, net of
  current portion.......      90,197       143,949        87,344
                         -----------  ------------  ------------
   Total liabilities....   4,470,587     6,501,948     8,246,919
                         -----------  ------------  ------------
Commitments and
 Contingencies (Note 6)
Stockholders' Equity
 (Deficit):
 Preferred stock--
  Undesignated, $0.0001
  par value; 5,000,000
  shares authorized; no
  shares issued or
  outstanding at
  December 31, 1998,
  1999 and June 30,
  2000; no shares
  outstanding pro
  forma.................          --            --            --    $         --
 Preferred stock--
  Series B, $0.0001 par
  value;1,525,424
  shares authorized;
  1,525,424 shares
  issued and
  outstanding at
  December 31, 1998,
  1999 and June 30,
  2000; no shares
  outstanding pro
  forma.................   3,545,213     3,545,213     3,545,213              --
 Preferred stock--
  Series C, $0.0001 par
  value; 1,244,486
  shares authorized;
  1,244,486 shares
  issued and
  outstanding at
  December 31, 1998,
  1999 and June 30,
  2000, respectively;
  no shares outstanding
  pro forma.............  10,092,782    10,092,782    10,092,782              --
 Preferred stock--
  Series D, $0.0001 par
  value; 1,602,642
  shares authorized; no
  shares issued and
  outstanding at
  December 31, 1998 and
  1999, 1,602,642
  shares issued and
  outstanding at
  June 30, 2000; no
  shares outstanding
  pro forma.............          --            --    14,887,121              --
 Common stock, $0.0001
  par value;
  100,000,000 shares
  authorized;
  4,572,720, 5,224,287
  and 5,413,812 shares
  issued and
  outstanding at
  December 31, 1998,
  1999 and June 30,
  2000; 11,972,640
  shares outstanding
  pro forma.............         457           522           541           1,197
 Additional paid in
  capital...............   1,990,727     2,350,561     5,595,882      34,120,342
 Deferred
  compensation..........          --            --    (2,900,175)     (2,900,175)
 Accumulated deficit....  (9,887,711)  (17,509,745)  (22,366,770)    (22,366,770)
                         -----------  ------------  ------------    ------------
   Total stockholders'
    equity (deficit)....   5,741,468    (1,520,667)    8,854,594    $  8,854,594
                         -----------  ------------  ------------    ============
                         $10,212,055  $  4,981,281  $ 17,101,513
                         ===========  ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                          TRINAGY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                               Years Ended December 31,          Six Months Ended June 30,
                          -------------------------------------  --------------------------
                                                                        (unaudited)
                             1997         1998         1999          1999          2000
                          -----------  -----------  -----------  ------------  ------------
Revenues:
  Software licenses.....  $ 3,602,352  $ 4,524,020  $ 6,911,675  $  2,641,608  $  5,826,138
  Services..............    1,134,451    1,953,462    3,389,848     1,729,946     2,137,742
                          -----------  -----------  -----------  ------------  ------------
    Total revenues......    4,736,803    6,477,482   10,301,523     4,371,554     7,963,880
                          -----------  -----------  -----------  ------------  ------------
Cost of Revenues:
  Software licenses.....      274,562      451,151      616,184       213,321       375,031
  Services(1)...........      395,577    1,237,799    2,013,500       960,148     1,528,276
                          -----------  -----------  -----------  ------------  ------------
    Total cost of
     revenues...........      670,139    1,688,950    2,629,684     1,173,469     1,903,307
                          -----------  -----------  -----------  ------------  ------------
    Gross profit........    4,066,664    4,788,532    7,671,839     3,198,085     6,060,573
                          -----------  -----------  -----------  ------------  ------------
Operating Expenses:
  Sales and
   marketing(1).........    3,259,479    4,674,757    8,019,348     3,340,814     6,097,267
  Research and
   development(1).......    1,368,228    3,958,491    4,994,633     2,192,828     3,395,718
  General and
   administrative(1)....    1,685,518    1,715,021    2,427,359     1,068,152     1,354,612
  Stock-based
   compensation(1)......           --      410,000           --            --       177,540
                          -----------  -----------  -----------  ------------  ------------
    Total operating
     expenses...........    6,313,225   10,758,269   15,441,340     6,601,794    11,025,137
                          -----------  -----------  -----------  ------------  ------------
    Operating loss......   (2,246,561)  (5,969,737)  (7,769,501)   (3,403,709)   (4,964,564)
Interest
 income/(expense), net..       (7,062)    (166,817)     150,757       125,475       114,308
Other income/(expense),
 net....................       17,285       (1,859)         463           468            --
                          -----------  -----------  -----------  ------------  ------------
    Loss before
     provision for
     income taxes.......   (2,236,338)  (6,138,413)  (7,618,281)   (3,277,766)   (4,850,256)
Provision for income
 taxes..................        6,595        1,800        3,753         3,753         6,769
                          -----------  -----------  -----------  ------------  ------------
Net loss................  $(2,242,933) $(6,140,213) $(7,622,034) $ (3,281,519)  $(4,857,025)
                          ===========  ===========  ===========  ============  ============
BASIC AND DILUTED NET
 LOSS PER SHARE.........  $     (0.53) $     (1.39) $     (1.16) $      (0.71) $      (0.69)
                          ===========  ===========  ===========  ============  ============
Shares used in computing
 basic and diluted net
 loss per share.........    4,213,806    4,424,820    6,552,019     4,594,992     7,055,938
                          ===========  ===========  ===========  ============  ============
PRO FORMA BASIC AND
 DILUTED NET
 LOSS PER SHARE
 (UNAUDITED)............                            $     (0.71)               $      (0.36)
                                                    ===========                ============
Shares used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)......                             10,706,884                  13,614,766
                                                    ===========                ============

------------------------
(1) The following summarizes the departmental allocation of stock-based compensation:

Cost of revenues........  $        --  $    33,750  $        --  $         --  $     18,900
Operating expenses:
  Sales and marketing...           --      127,500           --            --        75,087
  Research and
   development..........           --      217,500           --            --        76,148
  General and
   administrative.......           --       31,250           --            --         7,405
                          -----------  -----------  -----------  ------------  ------------
    Total stock-based
     compensation.......  $        --  $   410,000  $        --  $         --  $    177,540
                          ===========  ===========  ===========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         TRINAGY, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                    AND THE SIX MONTHS ENDED JUNE 30, 2000

                                                                                                Common Stock
                    Preferred Stock       Preferred Stock       Preferred Stock    --------------------------------------
                        Series B             Series C              Series D                       Additional
                  -------------------- --------------------- ---------------------                 Paid-in     Deferred
                   Shares     Amount    Shares     Amount     Shares     Amount     Shares   Par   Capital   Compensation
                  --------- ---------- --------- ----------- --------- ----------- --------- ---- ---------- ------------
Balance,
December 31,
1997............  1,525,424 $3,545,213        -- $        --        -- $        -- 4,310,968 $431 $1,504,638 $        --
Net loss........         --         --        --          --        --          --        --   --    410,000          --
Issuance of
stock for cash..         --         --        --          --        --          --   261,752   26     76,089          --
Conversion of
long-term debt
to preferred
stock ..........         --         --   258,049   2,092,777        --          --        --   --         --          --
Issuance of
preferred stock
Series C........         --         --   986,437   8,000,005        --          --        --   --         --          --
                  --------- ---------- --------- ----------- --------- ----------- --------- ---- ---------- -----------
Balance,
December 31,
1998............  1,525,424  3,545,213 1,244,486  10,092,782        --          -- 4,572,720  457  1,990,727          --
Net loss........         --         --        --          --        --          --        --   --         --          --
Exercise of
common stock
options.........         --         --        --          --        --          --   651,567   65    359,834          --
                  --------- ---------- --------- ----------- --------- ----------- --------- ---- ---------- -----------
Balance,
December 31,
1999............  1,525,424  3,545,213 1,244,486  10,092,782        --          -- 5,224,287  522  2,350,561          --
Net loss
(unaudited).....         --         --        --          --        --          --        --   --         --          --
Issuance of
preferred stock
Series D for
cash
(unaudited),
net.............         --         --        --          -- 1,602,642  14,887,121        --   --         --          --
Stock-based
compensation
charge
(unaudited).....         --         --        --          --        --          --        --   --  3,077,715  (3,077,715)
Amortization of
stock-based
compensation
charge
(unaudited).....         --         --        --          --        --          --        --   --         --     177,540
Exercise of
common stock
options
(unaudited).....         --         --        --          --        --          --   189,525   19    167,606          --
                  --------- ---------- --------- ----------- --------- ----------- --------- ---- ---------- -----------
Balance, June
30, 2000
(unaudited).....  1,525,424 $3,545,213 1,244,486 $10,092,782 1,602,642 $14,887,121 5,413,812 $541 $5,595,882 $(2,900,175)
                  ========= ========== ========= =========== ========= =========== ========= ==== ========== ===========
                                    Total
                                Stockholders'
                  Accumulated      Equity
                    Deficit       (Deficit)
                  ------------- -------------
Balance,
December 31,
1997............  $ (3,747,498)  $ 1,302,784
Net loss........    (6,140,213)   (5,730,213)
Issuance of
stock for cash..            --        76,115
Conversion of
long-term debt
to preferred
stock ..........            --     2,092,777
Issuance of
preferred stock
Series C........            --     8,000,005
                  ------------- -------------
Balance,
December 31,
1998............    (9,887,711)    5,741,468
Net loss........    (7,622,034)   (7,622,034)
Exercise of
common stock
options.........            --       359,899
                  ------------- -------------
Balance,
December 31,
1999............   (17,509,745)   (1,520,667)
Net loss
(unaudited).....    (4,857,025)   (4,857,025)
Issuance of
preferred stock
Series D for
cash
(unaudited),
net.............            --    14,887,121
Stock-based
compensation
charge
(unaudited).....            --            --
Amortization of
stock-based
compensation
charge
(unaudited).....            --       177,540
Exercise of
common stock
options
(unaudited).....            --       167,625
                  ------------- -------------
Balance, June
30, 2000
(unaudited).....  $(22,366,770)  $ 8,854,594
                  ============= =============

  The accompanying notes are an integral part of these consolidated financial statements.

                          TRINAGY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Six Months Ended
                              Years Ended December 31,                 June 30,
                         -------------------------------------  ------------------------
                                                                      (unaudited)
                            1997         1998         1999         1999         2000
                         -----------  -----------  -----------  -----------  -----------
Cash Flows from
 Operating Activities:
 Net loss............... $(2,242,933) $(6,140,213) $(7,622,034) $(3,281,519) $(4,857,025)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Provision for doubtful
  accounts..............     128,387       41,699      206,718       29,685      333,157
 Depreciation and
  amortization..........     233,624      504,419      532,534      255,511      307,330
 Non-cash compensation
  charges for stock
  options...............          --      410,000           --           --      177,540
  Changes in assets and
   liabilities:
   Accounts receivable..    (773,948)     143,136   (2,188,101)    (435,588)    (420,887)
   Prepaid expenses.....     (26,415)    (103,025)     (92,125)         657     (392,110)
   Other assets.........      (8,718)     (22,914)    (171,906)     (41,960)      42,341
   Accounts payable.....      41,611      552,917      383,543       94,160      191,992
   Accrued expenses.....     348,811      726,735      302,241     (217,540)     691,246
   Deferred revenue.....     136,918    1,383,919      471,891     (172,934)   1,349,141
   Other current
    liabilities.........     (21,169)      72,259      477,510       81,201      (37,162)
                         -----------  -----------  -----------  -----------  -----------
    Net cash used in
     operating
     activities.........  (2,183,832)  (2,431,068)  (7,699,729)  (3,688,327)  (2,614,437)
                         -----------  -----------  -----------  -----------  -----------
Cash Flows from
 Investing Activities:
 Purchases of property
  and equipment.........    (415,620)    (400,204)    (463,300)    (195,000)    (642,327)
                         -----------  -----------  -----------  -----------  -----------
    Net cash used in
     investing
     activities.........    (415,620)    (400,204)    (463,300)    (195,000)    (642,327)
                         -----------  -----------  -----------  -----------  -----------
Cash Flows from
 Financing Activities:
 Principal payments of
  capital lease
  obligations...........    (144,187)    (185,052)    (198,625)     (46,789)    (100,246)
 Principal payments of
  long-term debt........    (145,318)          --           --           --           --
 Advances (payments)
  under line of credit..          --           --      350,000           --     (350,000)
 Proceeds from issuance
  of convertible
  debentures............          --    2,092,777           --           --           --
 Proceeds from issuance
  of common stock.......      55,000       76,115      359,899       71,875      167,625
 Proceeds from issuance
  of preferred stock,
  net of issuance
  costs.................   3,545,213    8,000,005           --           --   14,887,121
 Repurchase of preferred
  stock Series A .......    (440,695)          --           --           --           --
                         -----------  -----------  -----------  -----------  -----------
    Net cash provided by
     financing
     activities.........   2,870,013    9,983,845      511,274       25,086   14,604,500
                         -----------  -----------  -----------  -----------  -----------
Net (Decrease) Increase
 in Cash and Cash
 Equivalents............     270,561    7,152,573   (7,651,755)  (3,858,241)  11,347,736
Cash and Cash
 Equivalents, beginning
 of period..............     248,937      519,498    7,672,071    7,672,071       20,316
                         -----------  -----------  -----------  -----------  -----------
Cash and Cash
 Equivalents, end of
 period................. $   519,498  $ 7,672,071  $    20,316  $ 3,813,830  $11,368,052
                         ===========  ===========  ===========  ===========  ===========
Supplemental Disclosure
 of Cash Flow
 Information:
 Cash paid for:
 Interest............... $    64,456  $    87,371  $    28,380  $    12,216  $    80,868
                         -----------  -----------  -----------  -----------  -----------
 Income taxes........... $     6,595  $     1,800  $     3,753  $     3,753  $     6,769
                         ===========  ===========  ===========  ===========  ===========
Supplemental Disclosure
 of Non-Cash Investing
 and Financing
 Activities:
 Conversion of
  convertible debentures
  to preferred stock
  Series C ............. $        --  $ 2,092,777  $        --  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========
 Conversion of long-term
  debt to common stock.. $   168,072  $        --  $        --  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========
 Conversion of preferred
  stock Series A to
  common stock.......... $   100,001  $        --  $        --  $        --  $        --
                         ===========  ===========  ===========  ===========  ===========
 Acquisitions of new
  equipment under
  capital lease
  obligations........... $   365,036  $        --  $   253,135  $   150,751  $        --
                         ===========  ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TRINAGY, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                (Including Data Applicable to Unaudited Periods)

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

   Trinagy, Inc. (formerly DeskTalk Systems, Inc.) (the Company) and its wholly-owned subsidiary was founded in November 1988. In September 2000, the Company began doing business under the name Trinagy. The Company expects to reincorporate in Delaware as Trinagy, Inc. prior to the closing of its anticipated initial public offering (Note 12).

   The Company develops, markets and supports TREND network management software for data collection, aggregation, storage and reporting, to facilitate network availability and capacity planning. The Company also offers maintenance, consulting and training services in support of its customers' use of its software products. The Company sells its software and services in North America and internationally, primarily through a direct sales force and also through technologically proficient resellers.

   During the years ended December 31, 1997, 1998, 1999 and the six month period ended June 30, 2000, the Company incurred losses of $2,242,933, $6,140,213, $7,622,034 and $4,857,025, respectively, and had an accumulated deficit of $22,366,770 at June 30, 2000 (unaudited). The success of the Company's future operations is dependent, in part, upon the Company's ability to: (i) generate additional sales of its TREND product and related services and/or to develop follow on products and services; (ii) monitor and control operating costs; and (iii) obtain additional capital. In April 2000, the Company completed a round of financing for approximately $15 million, which will be used to fund operations.

 Principles of Consolidation

   The consolidated financial statements include the accounts of Trinagy, Inc. and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Basis of Presentation

   The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods)

 Revenue Recognition

   The Company generates revenues from licensing its software products directly to end-users and indirectly through sublicense fees from resellers. The Company also generates revenues from sales of post-contract support (PCS), consulting and training services performed for customers who license its products.

   The Company accounts for revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition" and SOP 98-9, "Modification of SOP 97-2 With Respect to Certain Transactions," issued by the American Institute of Certified Public Accountants. As such, revenues from perpetual software license agreements are recognized provided that all of the following conditions are met: a signed purchase order has been received, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and no other significant vendor obligations exist. Revenues from PCS are deferred and recognized ratably over the term of the support period, generally one year. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are deferred and recognized as the respective services are performed.

   Cost of license revenues consists primarily of amounts related to database license royalties, product media, manuals, packaging materials and related shipping costs. Cost of service revenues consists primarily of salaries, benefits, materials and allocated overhead costs incurred in providing telephone support, consulting services and training to customers.

 Business Risk and Concentrations of Credit Risk

   A significant portion of the Company's revenues is generated from its TREND software products and related services. Any factor adversely affecting the pricing of, demand for or market acceptance of the TREND product could have a material adverse effect on the Company's business, financial condition and results of operations.

   Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of trade and other receivables. Management believes that the concentration of credit risk with respect to trade receivables is mitigated as the Company's customer base consists primarily of Fortune 1000 companies.

   The Company had sales to one customer representing 13 percent, 14 percent and 10 percent of total revenues, for the years ended December 31, 1997, 1998 and 1999, respectively. For the six months ended June 30, 2000 (unaudited), the Company had sales to two customers representing an aggregate of 27 percent of total revenues.

   The Company has historically generated a significant portion of its revenues from licenses to customers in the service provider industry. For the years ended December 31, 1997, 1998 and 1999, revenues from service providers represented 63 percent, 61 percent and 75 percent of total revenues, respectively. For the six months ended June 30, 1999 and 2000 (unaudited), revenues from service providers represented 70 percent and 68 percent of total revenues, respectively. The Company expects that a significant portion of its revenues will continue to be attributable to the licensing of products to customers in the service provider industry. Any significant change in the service provider industry could have a material impact on the Company's results of operations.

   For the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 (unaudited), the Company had sales outside of North America representing, 9 percent, 17 percent, 23 percent, 23 percent and 32 percent of total revenues, respectively.

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods)

 Cash Equivalents

   The Company considers all highly liquid temporary cash investments with an initial maturity of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives, generally three years for computer equipment, seven years for furniture and fixtures and five years for office equipment. Maintenance and repairs are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income or loss for the applicable period.

 Capitalized Software Development Costs

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software development costs are capitalized from the time the product's technological feasibility has been established until the product is released for sale to the general public. During the years ended December 31, 1997, 1998, 1999 and for the six month periods ended June 30, 1999 and 2000 (unaudited) no software development costs were capitalized due to the fact that the costs incurred between achieving technological feasibility and product release were minimal. Research and development costs, including the design of product enhancements, are expensed as incurred.

 Research and Development Costs

   Research and development costs are segregated based on (i) identification of specific costs and (ii) allocations from general and administrative expenses using estimates of time incurred for research and development activities.

 Income Taxes

   Deferred taxes are provided utilizing the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

 Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, a fair value based method of accounting for stock-based compensation plans. As permitted under SFAS No. 123, the Company has elected to comply with the statement's pro forma disclosure requirements and continue to account for stock-based compensation plans using an intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                         TRINAGY, INC. AND SUBSIDIARY

               (Including Data Applicable to Unaudited Periods)

 Net Loss Per Share

   A reconciliation of shares used in the calculation of basic and diluted and pro forma net loss per share follows:

                                Year Ended December 31,          Six months ended June 30,
                          -------------------------------------  --------------------------
                             1997         1998         1999          1999          2000
                          -----------  -----------  -----------  ------------  ------------
                                                                        (unaudited)
Basic and diluted net
 loss per share:
  Net loss..............  $(2,242,933) $(6,140,213) $(7,622,034) $ (3,281,519) $ (4,857,025)
                          ===========  ===========  ===========  ============  ============
Basic and diluted net
 loss per share.........  $     (0.53) $     (1.39) $     (1.16) $      (0.71) $      (0.69)
                          ===========  ===========  ===========  ============  ============
Shares used in computing
 basic and diluted net
 loss per share.........    4,213,806    4,424,820    6,552,019     4,594,992     7,055,938
                          ===========  ===========  ===========  ============  ============
Pro forma basic and
 diluted net loss per
 share:
  Shares used in
   computing basic and
   diluted net loss per
   share................                              6,552,019                   7,055,938
  Unaudited pro forma
   adjustment to reflect
   the assumed
   conversion of
   convertible preferred
   stock................                              4,154,865                   6,558,828
                                                    -----------                ------------
  Shares used in
   computing unaudited
   pro forma basic and
   diluted net loss per
   share................                             10,706,884                  13,614,766
                                                    ===========                ============
Unaudited pro forma
 basic and diluted net
 loss per share.........                            $     (0.71)               $      (0.36)
                                                    ===========                ============

   Potentially dilutive common stock options and warrants have been excluded from the computation of basic and diluted net loss per share because their inclusion would be antidilutive.

   Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of common stock on a 3 for 2 basis, effective upon the closing of the Company's initial public offering, as if such conversion occurred at the beginning of the year for which the preferred stock offering occurred. Pro forma stockholders' equity at June 30, 2000, as adjusted for the conversion of the convertible preferred stock, is disclosed on the balance sheet.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 2000 as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 133 establishes accounting and reporting standards for derivative instruments. The statement requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in the earnings unless specific hedge accounting criteria are met. The Company did not have any derivative instruments as of December 31, 1997, 1998, 1999 and as of June 30, 2000 (unaudited) and believes that the adoption of SFAS No. 133 will not have a material impact on its financial statements.

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods)

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, disclosure and presentation of revenue in financial statements. SAB 101, as amended by SAB 101A and SAB101B, is required to be implemented no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company believes that its revenue recognition policy is in compliance with the provisions of SAB 101 and that the adoption of SAB 101 will have no material impact on the Company's financial position or the results of operations.

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25." The Interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The Interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by the period after December 1998 but before the effective date, the effects of applying this Interpretation would be recognized on a prospective basis from the effective date. The adoption of this new Interpretation will have no material impact on the Company's financial position or results of operations.

2. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following as of:

                                              December 31,
                                         -----------------------   June 30,
                                            1998        1999         2000
                                         ----------  -----------  -----------
                                                                  (unaudited)
Computer equipment...................... $1,502,840  $ 2,033,021  $ 2,447,860
Furniture and fixtures..................    135,082      220,523      312,400
Office equipment and leasehold
 improvements...........................     37,380      138,192      273,804
                                         ----------  -----------  -----------
                                          1,675,302    2,391,736    3,034,064
Less--Accumulated depreciation..........   (860,589)  (1,401,456)  (1,708,787)
                                         ----------  -----------  -----------
                                         $  814,713  $   990,280  $ 1,325,277
                                         ==========  ===========  ===========

3. ACCRUED EXPENSES

   Accrued expenses consist of the following as of:

                                                   December 31,
                                               ---------------------  June 30,
                                                  1998       1999       2000
                                               ---------- ---------- -----------
                                                                     (unaudited)
Recruiting and relocation..................... $  336,900 $   80,025 $  142,500
Bonuses.......................................    275,631    271,687    409,694
Vacation......................................    197,068    353,089    458,239
Commissions...................................    129,193    480,180    493,631
Travel........................................    115,516     10,000     71,200
Legal.........................................     77,593    107,986    160,077
Salaries and wages............................     47,051     28,818    159,367
Other.........................................    131,060    280,468    408,791
                                               ---------- ---------- ----------
                                               $1,310,012 $1,612,253 $2,303,499
                                               ========== ========== ==========

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods)

4. LINES OF CREDIT AND LONG-TERM DEBT

   In December 1999, the Company obtained a $2,500,000 working capital line of credit that bears interest at the bank's prime rate plus two percent on the first $1,500,000 of borrowings and prime plus four percent on borrowing in excess of $1,500,000. The line of credit expires on December 31, 2000. As of December 31, 1999, there was an outstanding balance of $350,000. No amounts were outstanding as of June 30, 2000 (unaudited).

   During 1998, the Company issued two interest bearing convertible debentures in the aggregate amount of $2,000,000. During 1998, the principal balance and $92,777 in accrued interest were converted into 258,049 shares of Series C preferred stock at the stated conversion rate of $8.11 per share. No convertible debentures remained outstanding as of December 31, 1998 or 1999 or June 30, 2000 (unaudited).

5. INCOME TAXES

   The components of the provision for income taxes for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                             1997   1998   1999
                                                            ------ ------ ------
Current tax expense:
  Federal.................................................. $   -- $   -- $   --
  State....................................................  6,595  1,800  3,753
                                                            ------ ------ ------
                                                            $6,595 $1,800 $3,753
                                                            ====== ====== ======

   The components of net deferred tax asset at December 31, 1998 and 1999 are as follows:

                                                          1998         1999
                                                       -----------  -----------
Net operating loss carryforwards...................... $ 2,538,324  $ 5,340,452
Depreciation..........................................    (107,210)     (33,224)
                                                       -----------  -----------
                                                         2,431,114    5,307,228
Valuation allowance...................................  (2,431,114)  (5,307,228)
                                                       -----------  -----------
                                                       $        --  $        --
                                                       ===========  ===========

   As of December 31, 1999, the Company has net operating loss carryforwards of approximately $14.9 million for federal and approximately $3.3 million for state tax reporting purposes, which expire beginning in 2006 and 2000, respectively. The realization of future tax benefits from utilization of the net operating loss carryforward may be subject to certain limitations as a result of ownership changes that have occurred and may occur in the future.

   As of December 31, 1998 and 1999, a valuation allowance has been recorded to completely offset the carrying value of such deferred tax asset due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns.

                         TRINAGY, INC. AND SUBSIDIARY

               (Including Data Applicable to Unaudited Periods)

6. COMMITMENTS AND CONTINGENCIES

 Leases

   The Company leases its facility and certain equipment under noncancellable operating lease agreements. Rent expense for such leases totaled $144,627, $311,913 and $674,205 in 1997, 1998 and 1999, respectively. Rent expense for the six months ended June 30, 1999 and 2000 (unaudited) was $249,283 and $415,065, respectively.

   Future minimum lease payments for capital and operating leases at December 31, 1999 are as follows:

                                                            Operating  Capital
Year Ending December 31,                                      Leases    Leases
------------------------                                    ---------- --------
   2000.................................................... $  693,069 $165,761
   2001....................................................    464,173  113,851
   2002....................................................    467,845   33,896
   2003....................................................    450,123       --
   2004....................................................    437,179       --
   Beyond..................................................    364,316
                                                            ---------- --------
     Total minimum lease payments.......................... $2,876,705  313,508
                                                            ==========
   Amount representing interest--4.0 to 20.3 percent.......             (21,651)
                                                                       --------
   Present value of minimum lease payments.................             291,857
   Less--Current portion...................................             147,908
                                                                       --------
                                                                       $143,949
                                                                       ========

   The cost of fixed assets under capital leases and the related accumulated depreciation amounted to $606,686 and $401,228, respectively, as of December 31, 1998 and $743,382 and $491,404, respectively, as of December 31, 1999.

   In October, 1999, in exchange for its occupancy commitment for six years for the Company's headquarters, the landlord provided a turnkey facilitation incentive of $300,000. The incentive is being amortized over the term of the lease, with the unamortized balances in other current and long term liabilities.

 Employment Agreements

   The Company entered into employment agreements with key management personnel. These agreements provide for a defined level of compensation and additional compensation in the form of bonuses based on performance. The agreements also provide for severance benefits in the event of termination without cause, change in control, and a downgrading of responsibilities, as defined in the agreements.

 Litigation

   Michael McCoy, the Company's Chief Executive Officer from August 1998 to June 1999, has asserted claims against the Company relating to his termination. Specifically, Mr. McCoy alleges that he is entitled to options for 675,000 shares of common stock, and an unspecified amount of compensation for salary and benefits. The Company believes Mr. McCoy's claims are without merit. On or about September 1, 2000, the Company initiated an arbitration proceeding under the terms of his employment agreement for a determination of this dispute. Mr. McCoy has subsequently asserted a counter-claim in the arbitration proceeding alleging causes of action for breach of contract, fraud and negligent misrepresentation seeking unspecified monetary damages. The Company

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods) believes that Mr. McCoy's claims are without merit and will oppose them vigorously. Because the outcome of this litigation is uncertain, no provision for loss has been recognized in the consolidated financial statements. The Company does not expect the outcome of this matter to have a material adverse effect on the Company's financial position or results of operations; however, the ultimate outcome of this proceeding is uncertain.

   The Company is involved in various other legal proceedings and claims arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company's financial position or results of operations.

7. PREFERRED STOCKHOLDERS' EQUITY

   In 1997, the Company authorized and issued 1,525,424 shares of Series B preferred stock, and sold the shares for approximately $3,600,000. In 1998, the Company designated 1,244,486 shares of Series C preferred stock, sold 986,437 shares for $8,000,005 and issued 258,049 shares in consideration of the cancellation of convertible, interest-bearing debentures with a total principal amount in excess of $2,000,000. In 2000, the Company authorized and issued 1,602,642 shares of Series D preferred stock, and sold the shares for approximately $15,000,000. The Company has no Series A preferred stock outstanding.

   The rights, preferences and privileges of the Series B, Series C and Series D preferred stock, collectively the Preferred Stock, are as follows:

 Conversion

   The holders may convert their Preferred Stock into common stock at any time. The conversion rate is one to one, subject to adjustment if there is any split, reverse split or similar adjustment in the common stock. The conversion rate will also adjust upward if the company issues new equity securities below a determined price. The Preferred Stock will convert into common stock automatically if the Company has a "qualified public offering," as defined in the agreement. See Note 12, "Subsequent Events" for a description of a split in the Company's common stock that affects the conversion rate of the Preferred Stock.

 Dividends

   If the Company declares any dividend, the Series B, C and D preferred stock holders are entitled to receive an annual amount of $0.354, $1.217 and $1.404 per share, respectively, before any dividends are paid to common holders. The right to preferential dividend payment is shared on a pro rata basis among the series of Preferred Stock. The right to payment is on an annual basis and does not cumulate if dividends are not declared. As of June 30, 2000 no dividends have been declared on Preferred Stock.

 Liquidation Preference

   On a liquidation or winding up of the Company, holders of Series B preferred stock will be entitled to receive $2.36 per share, plus 15 percent per annum accruing from the date of issuance, plus any redemption dividends payable; holders of the Series C preferred stock will be entitled to receive $8.11 per share, plus 15 percent per annum accruing from the date of issuance; and holders of the Series D preferred stock will be entitled to receive $9.36 per share, plus 15 percent per annum accruing from the date of issuance, plus any redemption dividends payable. If insufficient funds exist to pay the full amount of the liquidation preference of all Preferred Stock holders, the remaining funds will be distributed ratably among preferred holders in proportion to the liquidation preference amounts.

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods)

 Voting Rights

   Holders of Preferred Stock vote along with holders of common stock on an as-converted basis. In addition, the Series B preferred stock holders and the Series D preferred stock holders have the right, voting as separate classes, to elect one director for each series. The Preferred Stock holders voting as a single class can elect a seventh member of the board of the directors. The Series C preferred stock holders have the right to appoint an observer to attend board meetings.

 Redemption

   The Series B and Series D preferred stock will be redeemable at the option of the holders on the earlier to occur of April 18, 2004 or the Company's "change in control," which is defined as the acquisition by an unaffiliated party of 51 percent of the Company's voting stock or a merger or consolidation in which the Company is not the survivor and the Company's common stock holders receive cash or securities of another entity. The redemption price received by the Series B preferred stockholders will be the greater of the fair market value of the common stock into which it is convertible, or the sum of $2.36 per share plus $0.354 per share per annum. The redemption price received by the Series D preferred stockholders will be the greater of the fair market value of the common stock into which it is convertible, or $9.36 per share plus 15 percent per annum compounded annually and computed from the date of issuance.

   If the Company fails to redeem any of the Series B or Series D preferred stock when required to do so, redemption dividends in the amount of 16 percent per annum, increasing 2 percent per quarter, will accrue on the unredeemed stock from the day of failure to redeem.

   The holders of Preferred Stock have registration rights associated with the common stock issuable on conversion of their Preferred Stock.

 Conversion of Preferred Stock

   The unaudited pro forma stockholders' equity at June 30, 2000 and the unaudited pro forma net loss per share and weighted average number of common shares outstanding for the period ended June 30, 2000 reflects the conversion on a 3 for 2 basis of all outstanding preferred stock into 6,558,828 shares of common stock.

8. STOCK OPTIONS AND WARRANTS

   The Company has five stock option plans permitting the Company to grant options to purchase up to 4,650,000 shares of common stock to employees, directors and consultants. The plans' provisions allow for the grant of incentive stock options at an exercise price equal to the fair market value as of the date of grant as determined by the Board of Directors. During 1998, all outstanding options issued pursuant to the 1990 and 1995 Incentive Stock Option Plans were amended whereby the expiration date of such stock options was extended from four years from the date of the option grant to six years from the date of the option grant, resulting in a stock-based compensation charge of $410,000.

   Options generally become exercisable either (i) over a four year period, with 25 percent vesting one year from the date of grant and the remainder vesting ratably over the remaining three years or (ii) over a two year period with 50 percent vesting at the end of year one and the remaining shares vesting at the end of year two. All options issued subsequent to December 31, 1996 expire six years from the date of grant. Options available for future grant under these plans totaled 950,630 at June 30, 2000 (unaudited). Additional option grants outside of the plans are made at the discretion of the Board of Directors. As of June 30, 2000 (unaudited), the Company has issued 1,615,650 stock options to directors and outside consultants outside of the formal stock option plans.

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods)

   The following is a summary of stock option activity for the years ended December 31, 1997, 1998, 1999 and the six months ended June 30, 2000 (unaudited):

                                                                Weighted Average
                                                      Shares     Exercise Price
                                                    ----------  ----------------
Outstanding, December 31, 1996.....................  2,113,500       $0.58
  Granted..........................................  1,128,750        1.13
  Canceled.........................................   (577,500)       1.01
  Exercised........................................    (90,000)       0.61
  Expired..........................................    (30,000)       0.67
                                                    ----------       -----
Outstanding, December 31, 1997.....................  2,544,750        0.72
  Granted..........................................  2,526,150        1.17
  Canceled.........................................   (757,924)       1.09
  Exercised........................................   (261,752)       0.29
                                                    ----------       -----
Outstanding, December 31, 1998.....................  4,051,224        0.96
  Granted..........................................  1,904,972        1.32
  Canceled......................................... (1,182,501)       1.19
  Exercised........................................   (651,573)       0.55
                                                    ----------       -----
Outstanding, December 31, 1999.....................  4,122,122        1.13
  Granted..........................................  1,370,625        2.05
  Canceled.........................................   (282,975)       1.23
  Exercised........................................   (189,525)       0.89
                                                    ----------       -----
Outstanding, June 30, 2000 (unaudited).............  5,020,247       $1.38
                                                    ==========       =====

   Stock options outstanding at December 31, 1999:

                                                                 Weighted Average
                                                             ------------------------------
                                                             Contractual
 Exercise          Shares                Shares                 Life               Exercise
  Price          Outstanding           Exercisable             (years)              Price
----------       -----------           -----------           -----------           --------
  $0.33             127,500               127,500               1.14                $0.33
   0.37             225,000               225,000               1.00                 0.37
   0.67             202,500               202,500               0.23                 0.67
   1.00             322,500               322,500               0.90                 1.00
   1.17           1,619,250               469,473               4.54                 1.17
   1.33           1,608,722                49,727               5.47                 1.33
   1.57              16,650                16,650               4.66                 1.57
                  ---------             ---------               ----                -----
$0.33-1.57        4,122,122             1,413,350               2.26                $1.13
                  =========             =========               ====                =====

   Based on the provisions of SFAS No. 123, the Company has calculated the fair value of options granted utilizing the Black-Scholes option-pricing model. The weighted average fair value of options granted in 1997, 1998, 1999 and the six months ended June 30, 2000 (unaudited) was $0.31, $0.26, $0.35 and $4.96, respectively. The following assumptions were used in determining the weighted average fair value of options granted in 1997, 1998, 1999 and the six months ended June 30, 2000 (unaudited), respectively: no dividend yield; volatility of effectively zero for the years ended December 31, 1997, 1998 and 1999 and 70 percent for the six months ended June 30, 2000; risk-free interest rate of 6.25 percent, 5.12 percent, 6.10 percent and 6.32 percent, respectively; and an expected term of 5 years.

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods)

   If the Company had elected to adopt SFAS No. 123 by recognizing the fair value of stock-based compensation, the Company's pro forma net loss would have approximated $2,360,831, $6,393,745, $7,945,534 and $6,806,038 for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000 (unaudited), respectively. The impact of applying SFAS No. 123 in this pro forma disclosure is not necessarily indicative of the effect on income in the future.

   The Company accounts for employee and director stock options in accordance with the provisions of APB No. 25 and complies with the disclosure requirements of SFAS No. 123.

   Under APB No. 25, compensation expense is recognized based upon the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain employee stock options was in excess of the exercise price of the options. This amount is recorded as deferred compensation and is classified as a reduction of stockholders' equity and is amortized as a charge to operations over the vesting period of the applicable options. The vesting period is generally four years. The fair value per share used to calculate deferred compensation was derived by reference to the Series D preferred stock value and the Company's proposed initial public offering price. Consequently, the Company recorded deferred stock compensation of $3,077,715 for the six months ended June 30, 2000 (unaudited). Amortization recognized for the six months ended June 30, 2000, (unaudited) totaled $177,540.

   During 1997, the Company granted warrants to purchase 21,427 shares of the Company's common stock for $1.17 per share. During 1998, the Company granted warrants to purchase 190,680 shares of the Company's common stock for $1.57 per share. During 1999, the Company granted additional warrants to purchase
27,744 shares of the Company's common stock for $5.41 per share. These warrants were granted to a bank in return for the extension of a line or credit. The imputed value of these warrants is immaterial. The warrants expire in May 2005 and December 2006, respectively. No warrants were exercised during 1998 or 1999.

9. RELATED PARTY TRANSACTION

   Effective December 1998, the Company entered into an agreement to develop software for a principal stockholder of the Company's Series C preferred stock. Under terms of the agreement, the Company has received $850,000 as prepayment for product sales, royalties and reimbursement of product development expenses. Product sales, royalties and product development expenses are offset against the prepaid amount as incurred or recognized in accordance with terms of the agreement. During 1999, the Company recorded $150,000 in product sales and $100,000 was recorded as a reimbursement of product development expenses. At December 31, 1999, $600,000 remained on the balance sheet as a customer prepayment.

   In July 1999, the Company's corporate office landlord paid approximately $154,390 in real estate commissions to the Everest Group, Inc. an entity affiliated with a common stockholder. The commission was paid for real estate brokerage services provided in connection with the relocation of the corporate office.

   The Company has a worldwide reseller agreement with one of its common stockholders. Total sales to this reseller were $436,682, $21,107, $663,881, $420,815 and $525,659 for the years ended December 31, 1997, 1998, 1999 and for the six months ended June 30, 1999 and 2000 (unaudited), respectively. Accounts receivable due from this reseller were $485,906, $5,950, $270,405, $350,000 and $47,808 for those same periods, respectively.

                          TRINAGY, INC. AND SUBSIDIARY

                (Including Data Applicable to Unaudited Periods)

10. PROFIT SHARING PLAN

   Effective January 1, 1997, the Company implemented a Cash or Deferred Profit Sharing Plan under Section 401(k) of the Internal Revenue Code (IRC) for employees meeting certain service requirements. Eligible employees can contribute up to 16 percent of their compensation, subject to certain restrictions in accordance with the IRC. Employer contributions are made at the Company's discretion. No employer contributions were made during the years ended December 31, 1998 or 1999.

11. SEGMENT REPORTING

   The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision making group, as defined under SFAS 131, is the Executive Management Committee. To date, the Executive Management Committee has viewed the Company's operations as principally one segment; software licenses and related services. As a result, the financial information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment. Revenues from outside of North America were $0.4 million, $1.1 million, $2.3 million, $1.0 million and $2.6 million for the years ended December 31, 1997, 1998, 1999, and the six months ended June 30, 1999 and 2000 (unaudited), respectively. The Company's revenues from outside of North America were primarily generated from customers in Europe. Revenues from European customers accounted for 9 percent, 17 percent, 23 percent, 22 percent and 32 percent of total revenues for the years ended December 31, 1997, 1998, 1999, and the six months ended June 30, 1999 and 2000 (unaudited), respectively. Substantially all of the Company's assets are located in the United States.

12. SUBSEQUENT EVENTS (UNAUDITED)

 Proposed Initial Public Offering

   Subsequent to June 30, 2000, the Company has proposed the filing of a Form S-1 Registration Statement with the Securities and Exchange Commission to sell common stock to the public (the IPO). There can be no assurance that the Company's proposed IPO will be successful.

 Reincorporation and Capital Structure

   The Company expects to reincorporate in Delaware prior to completion of the IPO. Upon completion of the IPO, the Company intends to amend the certificate of incorporation to authorize 100,000,000 shares of Common Stock, $0.0001 par value and 5,000,000 shares of undesignated preferred stock, $0.0001 par value.

 Stock Split

   In connection with a proposed initial public offering of the Company's Common Stock the Company will effect a 3 for 2 stock split of its Common Stock. All shares and per share amounts have been restated and retroactively reflect this stock split. As a result of the IPO, all outstanding shares of Series B, C and D preferred stock will convert automatically into common stock on a 3 for 2 basis.

================================================================================

Prospective investors may rely only on the information contained in this pro-spectus. Neither Trinagy nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

                            ----------------------

                               TABLE OF CONTENTS

                            ----------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   4
Forward-Looking Statements...............................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  30
Management...............................................................  42
Certain Transactions.....................................................  53
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Legal Matters............................................................  65
Experts..................................................................  65
Where You Can Find Additional Information................................  65
Index to Consolidated Financial Statements............................... F-1

Until , 2001 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================


                      [LOGO OF TRINAGY, INC. APPEARS HERE]


                                        Shares

                                  Common Stock


                                 ------------

                                  PROSPECTUS

                                 ------------


                            Bear, Stearns & Co. Inc.

                               CIBC World Markets

                                 Wit SoundView

                             C.E. Unterberg, Towbin



                                          , 2000

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following is an itemized list of the estimated expenses to be incurred in connection with the Offering of the securities being offered hereunder other than underwriting discounts and commissions.

                                                                        Amount
                                                                        -------
Registration fee....................................................... $19,800
NASD filing fee........................................................   8,000
Nasdaq National Market listing fee.....................................  95,000
Printing and Engraving expenses........................................       *
Legal fees and expenses................................................       *
Blue Sky qualification fees and expenses...............................       *
Accounting fees and expenses...........................................       *
Directors' and Officers' liability insurance...........................       *
Transfer agent and registrar fees......................................       *
Miscellaneous..........................................................       *
                                                                        -------
  Total................................................................ $     *
                                                                        =======

--------
* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

   Under Section 145 of the General Corporation Law of the State of Delaware, Trinagy has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Trinagy's Bylaws (Exhibits 3.3 and 3.4 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

   Trinagy's Certificate of Incorporation (Exhibits 3.1 and 3.2 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Trinagy and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Trinagy, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   Prior to the effective date of the Registration Statement, Trinagy will have entered into agreements with its directors and its executive officers that require Trinagy to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of Trinagy or any of its affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Trinagy and, with respect to any criminal proceeding, had no reasonable cause to believe that person's conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements. A form of such indemnification agreement is filed as Exhibit 10.1 hereto.

   Trinagy intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

   The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of Trinagy and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

   We have issued securities during the past three years as described below. Shares of common stock reflect a 3 for 2 split to be effected prior to completion of this offering and all shares of preferred stock will convert on a 3 for 2 basis upon completion of this offering.

   (1) On December 8, 1998, pursuant to Rule 506 under the Securities Act, we sold an aggregate of 1,244,486 shares of our Series C preferred stock to Bay Networks, Inc. and Geocapital IV, L.P., each an accredited investor within the meaning of Rule 501(a) under the Securities Act, for an aggregate purchase price of $10,092,782.

   (2) On April 19, 2000, pursuant to Rule 506 under the Securities Act, we sold 1,602,642 shares of our Series D preferred stock to DTALK Acquisition Corp. and Signal Equity Partners, L.P., each an accredited investor within the meaning of Rule 501(a) under the Securities Act, for an aggregate purchase price of $15,000,729.

   (3) In May and August 1998, we issued two warrants, each to purchase 95,340 shares of our common stock, to Geocapital IV, L.P., an accredited investor within the meaning of the Securities Act, in connection with a loan agreement, for an exercise price of $1.57 per share.

   (4) We have issued shares of our common stock to three accredited investors upon the exercise of their options pursuant to Section 4(2) and Rule 506 under the Securities Act as follows:

                                                               Number  Aggregate
                                                                 of    Exercise
Date                                                           Shares    Price
----                                                           ------- ---------
June 16, 1999................................................. 150,000  $50,000
October 20, 1999..............................................  81,324  $27,108
December 13, 1999............................................. 165,000  $55,000

   (5) Since October 25, 1997, we have issued 1,387,690 shares of our common stock to employees, consultants and directors upon the exercise of options at prices ranging from $0.33 to $1.33 per share.

   (6) We have from time to time granted stock options to employees, consultants and directors. The following table sets forth certain information regarding such grants:

                                                                      Range of
                                                            Number    Exercise
                                                           of Shares   Prices
                                                           --------- -----------
1997......................................................   371,250    $1.17
1998...................................................... 2,241,150    $1.17
1999...................................................... 1,945,471 $1.17-$1.33
2000...................................................... 1,793,250 $1.33-$3.00

   We offered and sold the securities referred to in paragraphs 5 and 6 above in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act as transactions not involving any public offering;
(ii) Regulation D under the Securities Act, or (iii) Rule 701 under the Securities Act. With respect to all transactions listed in this Item 15, all purchasers of the above securities acquired said shares for investment purposes only and all stock certificates reflect the appropriate legends. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  *1.1   Form of Underwriting Agreement

   3.1   Certificate of Incorporation of Registrant as currently in effect

         Form of Restated Certificate of Incorporation of Registrant to be
  *3.2   filed on the closing of the offering

   3.3   Bylaws of Registrant as currently in effect

         Form of First Amended and Restated Bylaws to be adopted on the closing
  *3.4   of the offering

         Specimen Certificate of Registrant's Common Stock, par value $.0001
  *4.1   per share

  *5.1   Opinion of Morrison & Foerster LLP

 *10.1 Form of indemnification agreement to be entered into by Registrant with each of executive officers and directors

  10.2   Loan and Security Agreement among DeskTalk Systems, Inc. and DeskTalk
         Systems International, LLC, jointly and severally, and TransAmerica
         Business Credit Corporation dated December 9, 1999

  10.3   Employment Agreement between DeskTalk Systems, Inc. and David P.
         Woodall dated June 14, 1999

  10.4 Employment Agreement between DeskTalk Systems, Inc. and Joseph M. Feig dated April 16, 1998

  10.5   Employment Agreement between DeskTalk Systems, Inc. and David J.
         Kaufman dated April 16, 1999

 +10.6   Commercial Application Partner Agreement between DeskTalk Systems,
         Inc. and Sybase, Inc. dated June 26, 1996, as amended

 +10.7   Distributor License Agreement between DeskTalk Systems, Inc. and
         Merant Inc. dated July 15, 2000, as amended

 +10.8   Software OEM Agreement between DeskTalk Systems, Inc. and Allaire
         Corporation dated August 7, 2000

 +10.9   Pass-Thru Reseller Agreement between DeskTalk Systems, Inc. and Nortel
         Networks NA Inc. dated February 29, 2000

  10.10  Standard Office Lease between DeskTalk Systems, Inc. and Arden Realty
         Limited Partnership dated July 27, 1999

  10.11  1995 Incentive Stock Option Plan, as amended

 *10.12  1996 Inventive Stock Option Plan

  10.13  1997 Incentive Stock Option Plan

  10.14  Second Amended and Restated Registration Rights Agreement of DeskTalk
         Systems, Inc., dated as of April 11, 2000

  10.15 Supplemental Shareholders Agreement of DeskTalk Systems, Inc., dated as of April 11, 2000

  10.16  Warrant Agreement, dated as of May 1, 1998, between DeskTalk Systems,
         Inc. and GeoCapital IV, L.P.

  10.17  Warrant Agreement, dated as of August 21, 1998, between DeskTalk
         Systems, Inc. and GeoCapital IV, L.P.

  10.18  1998 Incentive Stock Option Plan

  10.19  2000 Stock Incentive Plan

 Exhibit
 Number                               Description
 -------                              -----------
 *10.20  2001 Stock Incentive Plan

 *10.21  2001 Employee Stock Purchase Plan

  11.1 Statement of computation of net income per share and pro forma net income per share (see Note 1 of Notes to Consolidated Financial
         Statements)

  21.1   Subsidiaries of the Registrant

 *23.1   Consent of Morrison & Foerster LLP (included in its opinion filed as
         Exhibit 5.1)

  23.2   Consent of Arthur Andersen LLP

  24.1   Power of Attorney (see signature page)

  27.1   Financial Data Schedule

--------
* To be filed by amendment.
+ Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

   (b) Consolidated Financial Statement Schedules

   All financial statement schedules have been omitted either because they are not required or are not applicable, or the required information is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

   The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, County of Los Angeles, State of California, on October 24, 2000.

                                          TRINAGY, INC.

                                                  /s/ David P. Woodall
                                          By: _________________________________
                                                      David P. Woodall
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David P. Woodall, Joseph M. Feig and Paul H. Madick as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----

      /s/ David P. Woodall           President, Chief Executive     October 24, 2000
____________________________________  Officer and Director
          David P. Woodall            (Principal Executive
                                      Officer)

       /s/ Joseph M. Feig            Treasurer and Chief            October 24, 2000
____________________________________  Financial Officer
           Joseph M. Feig             (Principal Financial and
                                      Accounting Officer)

      /s/ David J. Kaufman           Chairman of the Board,         October 24, 2000
____________________________________  Director
          David J. Kaufman

      /s/ Kenneth J. Biba            Director                       October 24, 2000
____________________________________
          Kenneth J. Biba

    /s/ Stephen J. Clearman          Director                       October 24, 2000
____________________________________
        Stephen J. Clearman


             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ Abraham Hepner            Director                       October 24, 2000
____________________________________
           Abraham Hepner

      /s/ Dennis A. Kirshy           Director                       October 24, 2000
____________________________________
          Dennis A. Kirshy

      /s/ Douglas R. Korn            Director                       October 24, 2000
____________________________________
          Douglas R. Korn

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  *1.1   Form of Underwriting Agreement

   3.1   Certificate of Incorporation of Registrant as currently in effect

         Form of Restated Certificate of Incorporation of Registrant to be
  *3.2   filed on the closing of the offering

   3.3   Bylaws of Registrant as currently in effect

         Form of First Amended and Restated Bylaws to be adopted on the closing
  *3.4   of the offering

         Specimen Certificate of Registrant's Common Stock, par value $.0001
  *4.1   per share

  *5.1   Opinion of Morrison & Foerster LLP

 *10.1 Form of indemnification agreement to be entered into by Registrant with each of executive officers and directors

  10.2   Loan and Security Agreement among DeskTalk Systems, Inc. and DeskTalk
         Systems International, LLC, jointly and severally, and TransAmerica
         Business Credit Corporation dated December 9, 1999

  10.3   Employment Agreement between DeskTalk Systems, Inc. and David P.
         Woodall dated June 14, 1999

  10.4 Employment Agreement between DeskTalk Systems, Inc. and Joseph M. Feig dated April 16, 1998

  10.5   Employment Agreement between DeskTalk Systems, Inc. and David J.
         Kaufman dated April 16, 1999

 +10.6   Commercial Application Partner Agreement between DeskTalk Systems,
         Inc. and Sybase, Inc. dated June 26, 1996, as amended

 +10.7   Distributor License Agreement between DeskTalk Systems, Inc. and
         Merant Inc. dated July 15, 2000, as amended

 +10.8   Software OEM Agreement between DeskTalk Systems, Inc. and Allaire
         Corporation dated August 7, 2000

 +10.9   Pass-Thru Reseller Agreement between DeskTalk Systems, Inc. and Nortel
         Networks NA Inc. dated February 29, 2000

  10.10  Standard Office Lease between DeskTalk Systems, Inc. and Arden Realty
         Limited Partnership dated July 27, 1999

  10.11  1995 Incentive Stock Option Plan, as amended

 *10.12  1996 Inventive Stock Option Plan

  10.13  1997 Incentive Stock Option Plan

  10.14  Second Amended and Restated Registration Rights Agreement of DeskTalk
         Systems, Inc., dated as of April 11, 2000

  10.15 Supplemental Shareholders Agreement of DeskTalk Systems, Inc., dated as of April 11, 2000

  10.16  Warrant Agreement, dated as of May 1, 1998, between DeskTalk Systems,
         Inc. and GeoCapital IV, L.P.

  10.17  Warrant Agreement, dated as of August 21, 1998, between DeskTalk
         Systems, Inc. and GeoCapital IV, L.P.

  10.18  1998 Incentive Stock Option Plan

  10.19  2000 Stock Incentive Plan

 *10.20  2001 Stock Incentive Plan

 *10.21  2001 Employee Stock Purchase Plan

 Exhibit
 Number                               Description
 -------                              -----------
  11.1   Statement of computation of net income per share and pro forma net income per share (see Note 1 of Notes to Consolidated Financial
         Statements)

  21.1   Subsidiaries of the Registrant

 *23.1   Consent of Morrison & Foerster LLP (included in its opinion filed as
         Exhibit 5.1)

  23.2   Consent of Arthur Andersen LLP

  24.1   Power of Attorney (see signature page)

  27.1   Financial Data Schedule

--------
* To be filed by amendment.
+ Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.